       As filed with the Securities and Exchange Commission on  October 29, 1999

                                                     Registration No.  333-86571

                                                  Registration No.  333-86571-01

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 2

                                      to

                                   FORM S-1
            Registration Statement Under the Securities Act of 1933
                         _____________________________


   CB&T Holding Corporation                   Crescent Capital Trust I
-------------------------------------     --------------------------------
(Exact name of Registrant as specified      (Exact name of Registrant as
        in its charter)                               specified
                                              in its trust agreement)

           Louisiana                                   Delaware
--------------------------------          --------------------------------
(State or other jurisdiction of           (State or other jurisdiction of
incorporation or organization)             incorporation or organization)


            72-1284224                               72-6198667
        -------------------                        --------------------
         (I.R.S. Employer                            (I.R.S. Employer
        Identification No.)                         Identification No.)


                        1100 Poydras Street, Suite 100
                         New Orleans, Louisiana 70112
                                (504) 525-4381
   ----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Gary N. Solomon
                     Chairman and Chief Executive Officer
                           CB&T Holding Corporation
                        1100 Poydras Street, Suite 100
                         New Orleans, Louisiana 70112
                                (504) 525-4381
  ----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:


      Gerald F. Heupel, Jr., Esq.                   James S. Fleischer, Esq.
      Kenneth B. Tabach. Esq.                      David Muchnikoff, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.           Silver, Freedman & Taff, L.L.P.
        734 15th Street, N.W.                      1100 New York Avenue, N.W.
       Washington, D.C.  20005                       Washington, D.C.  20005

                         ____________________________

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.  [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                  Amount          Proposed           Proposed          Amount of
Title of Each Class of Securities                 to be           Maximum            Maximum         Registration
To be Registered                                Registered     Offering Price        Aggregate          Fee(1)
                                                                 Per Unit(1)     Offering Price(1)
-----------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of Crescent        $11,500,000                100%       $11,500,000        $3,197.00
Capital Trust I .........................
-----------------------------------------------------------------------------------------------------------------
Junior Subordinated Deferrable Interest
Debentures of CB&T Holding                    $11,500,000                100%       $11,500,000              N/A
 Corporation(2) .........................
-----------------------------------------------------------------------------------------------------------------
CB&T Holding Corporation Guarantee with
respect to the Trust Preferred Securities             N/A                N/A                N/A              N/A
-----------------------------------------------------------------------------------------------------------------
   Total                                      $11,500,000(4)             100%       $11,500,000(4)     $3,197.00(5)
=================================================================================================================

(1) Based on a bona fide estimate of the maximum offering price, solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.
(2) No separate consideration will be received for the Junior Subordinated Deferrable Interest Debentures of CB&T Holding Corporation (the "Junior Subordinated Debentures") distributed upon any liquidation of Crescent Capital Trust I.
(3) No separate consideration will be received for the CB&T Holding Corporation Guarantee. No fee is payable with respect to the guarantee pursuant to Rule 457(n) of the Securities Act.
(4) Such amount represents the liquidation amount of the Crescent Capital Trust I Trust Preferred Securities and the principal amount of Junior Subordinated Debentures that may be distributed to holders of such Trust Preferred Securities upon any liquidation of Crescent Capital Trust I.

(5)  Previously paid.

                           _________________________

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1999

                         1,000,000 Preferred Securities

                         CRESCENT CAPITAL TRUST I

                     % Cumulative Trust Preferred Securities
              Guaranteed fully, irrevocably and unconditionally by

                           CB&T HOLDING CORPORATION

  The preferred securities of Crescent Capital Trust I offered by this prospectus generally consist of an interest in % junior subordinated deferrable interest debentures of CB&T Holding Corporation. The junior subordinated debentures of CB&T have the same payment terms as the preferred securities and will be purchased and held by Crescent Capital Trust I using proceeds of this offering.

  Crescent Capital Trust I has received approval to list the preferred securities on the American Stock Exchange under the trading symbol "CCT.Pr.A."


  Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 10.

                 Preferred Securities                  Per Security    Total
------------------------------------------------------ ------------ -----------
Public Price..........................................    $10.00    $10,000,000
Proceeds to Crescent Capital Trust I..................    $10.00    $10,000,000
Underwriting commissions..............................    $         $
Proceeds to CB&T Holding Corporation..................    $         $

  CB&T Holding Corporation will pay all underwriting commissions.

  Ryan, Beck & Co. is offering the preferred securities on a firm commitment basis. Ryan, Beck & Co. has an option to purchase up to an additional 150,000 of preferred securities to cover over-allotments.

  These securities are not deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            [Ryan, Beck Logo]

                                         , 1999

           [Map showing full service offices, limited branch offices
                      and loan production offices of CB&T]

                                    SUMMARY

     We urge you to read carefully the entire prospectus, including the financial statements and related notes. Unless we indicate otherwise, we have not adjusted the information in this prospectus to account for any exercise of Ryan, Beck & Co.'s over-allotment option.

CB&T Holding Corporation

     We are a privately held bank holding company that provides financial services to individuals and small businesses through our subsidiary, Crescent Bank & Trust. Crescent Bank operates two full service offices in New Orleans, nine loan production offices in Louisiana, and seven loan production offices in Mississippi, Georgia, Tennessee and Kentucky. Crescent Bank originates subprime automobile loans in these states and purchases them nationwide. At June 30, 1999, we had $276.2 million of total assets, $245.8 million of total deposits and $17.4 million of total shareholders' equity.

     Our executive office is located at 1100 Poydras Street, Suite 100, New Orleans, Louisiana 70112, and our telephone number is (504) 525-4381.

     Operating Strategy. We provide general commercial banking services offering loans and deposit products to individuals and small businesses, with a specialization in automobile lending. Our automobile loans are predominantly secured by automobiles and light trucks and, to a lesser extent, motorcycles and other vehicles. Our automobile lending business was started in 1993 when we recognized a need in our market to provide loans to individuals who had previous credit problems or limited credit histories. Because lending to these subprime borrowers entails a greater risk of default than does lending to more creditworthy borrowers, we take certain precautions in order to generate returns that are commensurate with the additional risk. These measures include:

     . charging higher interest rates to generate sufficient revenue in excess of the higher credit losses and operating costs inherent in this business,

     . requiring higher downpayments for borrowers with weaker credit histories,

     . retaining a portion of the finance charges earned by the automobile dealers as additional protection against credit losses,

     . using stringent controls in the approval process, including income and residency verifications, and

     . using consistent collection practices which are triggered once a loan is more than 10 days past due.

     As a result, we have produced strong earnings and attractive returns on equity. Over the last five years, our pre-tax earnings have increased each year from $2.7 million in 1994 to $6.6 million in 1998. Because we changed our tax status to a Subchapter S corporation in 1998 and, as such, are generally no longer required to pay federal income taxes, you should focus on pre-tax earnings when comparing our results from 1998 and onward to prior periods. During each of the past five years, our return on average equity exceeded 26% and our return on average assets exceeded 1.50%.

     Going forward, our strategy is to maximize profitability by focusing on:

     (1) The origination of high yielding subprime automobile loans through selected automobile dealers and, to a lesser extent, on a direct basis, and

     (2) The purchase of subprime automobile and other portfolios that meet our pricing and risk objectives.

     We believe our subprime lending activities have been successful because:

     .    our pricing practices adequately compensate us for the risks we take,

     . we have maintained a consistent approach to our underwriting standards and have been willing to sacrifice volume to preserve our credit standards,

     . our downpayment requirements ensure that the borrower has an investment in the collateral that creates a greater incentive to repay the loan,

     . by using static pool analysis whereby we track our originated automobile loans based upon the calendar quarter in which they were originated, we can monitor charge-offs by date of origination and observe trends in asset quality, and

     .    we have a consistent collection process.

     Recent Results. For the six months ended June 30, 1999 and 1998, we had pre-tax earnings of $3.0 million and $3.7 million, respectively. The $675,000 or 18.2% decrease in the 1999 period was primarily due to an increase of $2.1 million in noninterest expenses as we increased our personnel to service the $73.7 million of loans purchased in 1998 and to prepare for further growth.
In addition, our provision for credit losses increased by $726,000 in the first half of 1999 based on the results of our static pool analysis, which is the method we use to test the adequacy of the allowance for credit losses.

     Crescent Bank's Loan Portfolio. At June 30, 1999, our loan portfolio totalled $244.1 million, net of unearned discounts. Of this amount:

     .    $172.6 million, or 70.7%, were subprime automobile loans;

     . $33.6 million, or 13.8%, were one- to four-family residential real estate loans; and

     . $26.8 million, or 11.0%, were commercial real estate or commercial business loans.

     We intend to continue to focus on originating and purchasing subprime automobile loans.

Crescent Capital Trust I

     Crescent Capital Trust I exists to:

     .    issue and sell its preferred securities to the public;

     .    issue and sell its common securities to us; and

     . use the proceeds from the sale of the preferred securities and its common securities to purchase ___% junior subordinated debentures from us.

     The executive office and telephone number of the trust are the same as ours.

The Offering

The Issuer.....................    Crescent Capital Trust I

Securities Offered.............    1,000,000 preferred securities, or 1,150,000
                                   if Ryan, Beck exercises its over-allotment option in full.

Offering Price.................    $10 per preferred security.

Distributions..................    As a holder of preferred securities, you will
                                   be entitled to receive cumulative cash
                                   distributions at an annual rate of ____% of the $10 liquidation amount of each preferred security, or $___ per year. The trust will pay distributions quarterly on March 31, June
                                   30, September 30 and December 31 of each year, beginning on ______ __, 1999. See
                                   "Description of the Preferred Securities."

Use of Proceeds................    The trust will use the proceeds from the sale
                                   of the preferred securities to buy our junior subordinated debentures. We will use approximately $9.2 million of the net proceeds from the sale of the junior subordinated debentures for general corporate purposes, including

                                   .  capital contributions of approximately
                                      $3.9 million to Crescent Bank to support growth;

                                   .  repayment of the current balance of our
                                      outstanding notes, which was $3.3 million on June 30, 1999; and

                                   . retention of approximately $2.0 million by us to fund expected payments by us on the debentures over the next two years.

Junior Subordinated Debentures.    The trust will buy the junior subordinated
                                   debentures from us with the proceeds from the sale of its common securities and the preferred securities. Unless we redeem the junior subordinated debentures after having received any required regulatory approval, the debentures will mature on ______ __, 2029. Our obligations under the junior subordinated debentures will be junior to our senior indebtedness and all existing and future liabilities and obligations of our subsidiaries, including Crescent Bank. At
                                   June 30, 1999, we had $11.3 million in
                                   outstanding senior indebtedness. There is no limitation on the amount of senior indebtedness we may issue in the future.

Guarantee........................   We will fully, irrevocably and
                                    unconditionally guarantee all of the trust's obligations under the preferred securities.
                                    We will guarantee the payment of
                                    distributions on the preferred securities and payments on liquidation of the trust or redemption of the preferred securities. Our guarantee is limited to the amount of funds held by the trust. If we do not make payments on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities. Our obligations to make payments under the guarantee will be junior to our obligations to make payments on our senior indebtedness. See "Description of the Guarantee" and "Relationship Among the Preferred Securities, the Junior
                                    Subordinated Debentures, the Expense
                                    Agreement and the Guarantee."



Right to Defer Interest Payments.   The ability of the trust to make
                                    distributions on the preferred securities is solely dependent upon the receipt of interest payments from us on the junior subordinated debentures. If we are not in default under the trust indenture, we may defer interest payments on the junior subordinated debentures for a period of up to 20 consecutive quarters, but not beyond
                                    _____ __, 2029. There is no limitation on the number of times that we may begin an interest deferral period if we are not in default under the trust indenture. At the end of any interest deferral period, we must pay all accrued and unpaid interest. During an interest deferral period, interest will continue to accrue and compound. If we defer interest, you will be required to accrue interest income for United States federal income tax purposes even though you do not receive any cash distribution. If we elect to defer interest, we will be subject to certain restrictions during the deferral period, with the most significant restrictions consisting of restrictions that we may not declare or pay cash dividends on our common stock or make any payments on any debt securities that rank equal to or junior to the junior subordinated debentures. We have no current intention of deferring interest payments on the debentures. See
                                    "Description of the Junior Subordinated
                                    Debentures - Right to Defer Interest Payment
                                    Obligation" and "Federal Income Tax
                                    Consequences - Interest Income and Original
                                    Issue Discount."

Redemption.....................    We may, at our option subject to the receipt
                                   of any required regulatory approval, redeem:

                                   .   all or some of the junior subordinated
                                       debentures at any time on or after ______
                                       __, 2004, or

                                   . all of the junior subordinated debentures at any time within ninety days of the receipt of an opinion of counsel that there has been an unfavorable change in the status of the trust, the preferred securities or the debentures for tax, regulatory capital or investment company purposes.

                                   If we redeem some of the junior subordinated debentures before their stated maturity date, the trust must redeem the same dollar amount of its common and preferred securities. We will pay the full principal amount of the redeemed junior subordinated debentures, plus any accrued and unpaid interest, upon any redemption. See "Description of the Preferred Securities -Redemption."

Distribution of the Junior
Subordinated Debentures if We
Dissolve the Trust.............    We may dissolve the trust at any time. We may
                                   be required to obtain regulatory approval before dissolving the trust. If we dissolve the trust, after it satisfies its creditors, you will be entitled to receive the liquidation amount of $10 per preferred security plus accumulated and unpaid distributions to the date of payment. This payment may be in the form of a distribution of the junior subordinated debentures. If we distribute the debentures to you, we will use our best efforts to list them on the American
                                   Stock Exchange or another national exchange or comparable automated quotation system. See
                                   "Description of the Preferred Securities -
                                   Liquidation Distribution upon Dissolution," and "- Liquidation of the Trust and Distribution of the Junior Subordinated
                                   Debentures to Holders."

Voting Rights..................    If you purchase the preferred securities, you
                                   will have very limited voting rights. See
                                   "Description of the Preferred Securities -
                                   Voting Rights; Amendment of Trust
                                   Agreement."

Trading Symbol.................    The trust has received approval to list the
                                   preferred securities on the American Stock
                                   Exchange under the trading symbol
                                   "CCT.Pr.A."

Risk Factors...............    We urge you to read carefully the "Risk Factors"
                               section of this prospectus, beginning on page 10, and the rest of this prospectus before you make your investment decision. Because the sole source of funds for distributions on and redemptions of the preferred securities are payments on the junior subordinated debentures by us, purchasers of the preferred securities are also making an investment decision with regard to the junior subordinated debentures. Therefore, those purchasers should review carefully all of the information regarding the junior subordinated debentures contained in this prospectus.


Summary Consolidated Financial and Other Data

  You should read the following data together with the more detailed information contained in our consolidated financial statements and related notes, and in Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

  You should read the following information with the data in the table on the next page:

  . The financial information at June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited. In the opinion of management, the information reflects all adjustments necessary for a fair presentation of the information as of such date and for such periods, with the adjustments consisting only of normal recurring accruals. The operating and other data for the six months ended June 30, 1999 may not be indicative of our operations on an annualized basis.

  . We converted to a Subchapter S corporation for federal tax purposes effective January 1, 1998. The tax liability on our taxable income on or after this date is passed through to our common shareholders. We generally are no longer subject to federal income taxes, subject to certain exceptions. Our income tax expense in 1998 was $1.8 million, primarily due to the write-off of deferred tax assets and other adjustments related to our change in tax status.

  . The efficiency ratio equals noninterest expense less amortization of intangible assets divided by net interest income plus noninterest income, excluding gains or losses on securities transactions.

  . Capital ratios shown are for CB&T for 1996 forward and for Crescent Bank only for 1995 and 1994. Tier 1 capital is shareholders' equity less unrealized gains and losses on securities available for sale and intangible assets. Risk-weighted assets is computed by applying risk weight percentages per regulatory guidelines to total assets and off-balance sheet items.

  . For purposes of computing the ratios characterized as earnings to fixed charges, earnings represent pre-tax earnings plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable. There was no material non-deposit interest expense in 1995 and 1994.

  .   All dollars are in thousands, except for per share data.

                                       At June 30,                                 At December 31,
                                                             -----------------------------------------------------------------
                                          1999                  1998          1997          1996          1995         1994
                                       -----------           ----------    ----------    ----------    ----------   ----------
Selected Financial
Condition Data:
Total assets                             $276,191              $282,526      $244,659      $172,358      $128,293      $84,249
Federal funds sold                         29,030                23,280        17,345         7,415         5,425       10,270
Securities available for sale              18,661                15,890        25,838        17,540        16,223        7,154
Loans, net                                221,285               233,718       191,776       141,615       103,121       62,514
Deposits                                  245,776               252,728       216,697       156,801       116,608       77,892
Borrowings                                 11,324                11,624        12,224         3,000         2,000           --
Total shareholders' equity                 17,397                16,662        14,125        10,994         8,211        5,667

                                    Six Months Ended
                                        June 30,                                  Year Ended December 31,
                                ----------------------      ---------------------------------------------------------------
                                  1999          1998           1998           1997         1996          1995        1994
                                --------      --------      ---------       --------     --------      --------    --------

Selected Operating Data:
Net interest income              $13,829       $11,728        $23,664        $19,075      $14,251       $9,971      $6,016
Provision for credit
   losses                          3,291         2,565          5,336          4,883        2,933        1,667         508
Noninterest income                 1,175         1,121          2,269          1,593        1,415        1,733       1,616
Noninterest expenses               8,672         6,568         14,037         10,958        8,272        6,357       4,454
Earnings before income
   taxes                           3,041         3,716          6,560          4,827        4,461        3,680       2,670
Income tax expense                    12         1,826          1,838          1,804        1,564        1,312         926
Net earnings                       3,029         1,890          4,722          3,023        2,897        2,368       1,744
Earnings per share                 14.85          9.26          23.15          14.82        14.20        11.61        8.55
Dividends paid                     2,036           793          2,290             --           --           --          --

Other Data:
Return on average assets            2.15%         1.48%          1.81%          1.53%        1.95%        2.21%       2.57%
Return on average equity           34.57         19.93          30.07          26.99        40.58        34.13       36.29
Net interest margin                 9.28          8.85           8.67           9.28         9.18         8.84        8.24
Efficiency ratio                   57.80         51.12          54.13          53.02        52.80        54.31       58.36
Non-performing loans to
   total loans                      1.87          2.04           2.79           2.23         2.69         2.60        2.54
Allowance for credit
   losses to total loans            2.22          2.40           1.73           2.41         2.47         1.89        1.59
Net charge-offs to
   average loans                    1.89          2.21           2.68           2.10         1.03         0.71        0.24
Total capital to risk-
   weighted assets                  8.91          8.60           8.04           8.31         7.70         9.46        8.29
Tier 1 capital to average
   assets                           6.23          6.01           6.00           6.31         6.34         7.70        6.73
Tier 1 capital to risk-
   weighted assets                  7.64          7.33           6.78           7.04         6.60         8.21        7.04
Earnings to Fixed
   Charges Ratios:
Including interest on
   deposits                         1.43x         1.56x          1.48x          1.46x        1.57x        1.72x       2.19x
Excluding interest on
   deposits                         9.29x        10.02x          9.09x         22.17x       26.79x          N/A         N/A

                                 RISK FACTORS

     An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating us, our business and the trust before you purchase the preferred securities offered by this prospectus.

     Because the trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because the trust may distribute the junior subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the junior subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about the preferred securities, the junior subordinated debentures and the guarantee.

                    RISK FACTORS RELATING TO CB&T's BUSINESS

Crescent Bank's emphasis on subprime automobile loans increases the possibility of credit losses.

     We may incur significant losses because over 70% of Crescent Bank's loans at June 30, 1999 are secured by subprime automobile loans. These loans are to individuals who have had past credit problems or who have limited credit experience. In addition, many of our borrowers have previously filed for bankruptcy. These subprime loans involve a greater risk of default than automobile loans to individuals who have better credit records. The automobiles lose their value over time and the automobiles may be damaged or not easily located if we need to repossess them. We generally incur a loss when we sell our repossessed automobiles. See "Business of CB&T - Asset Quality."

Our subprime automobile loans that exceed the wholesale value of the automobile increase the possibility of credit losses.

     We generally limit the amount of the loan that is used to finance the purchase of an automobile to the wholesale value of the automobile for our most creditworthy borrowers. We also require borrowers with mixed or weak credit to make a larger downpayment. However, many of our borrowers finance the purchase of extended warranties or service contracts, and a small portion of our borrowers also finance the purchase of credit life insurance. When the cost of these additional items is added to the loan, the total loan amount is frequently above the wholesale value of the automobile. When we sell repossessed automobiles at auction, the price we receive is generally less than the wholesale value and therefore may result in a loss.

Crescent Bank's commercial real estate and commercial business loans increase the possibility of credit losses.

     At June 30, 1999, approximately 6.0% of Crescent Bank's total loans were secured by multi-family and other commercial real estate properties and approximately 3.8% of Crescent Bank's total loans consisted of commercial business loans. Loans secured by multi-family properties and other commercial real estate are generally larger, and are considered to have a higher risk of loss, than loans secured by one- to four-family residences. Significant losses on loans secured by multi-family properties are possible because the cash flows from multi-family properties securing the loans may become inadequate to service the loan payments. Significant losses on loans secured by other commercial real estate and on commercial business loans are possible because the repayment of these loans typically depends upon the successful operation of the business activities being conducted. See "Business of CB&T - Asset Quality."

If credit losses exceed our allowance for credit losses, our net earnings could be reduced.

     We maintain an allowance for losses on loans at a level we consider adequate to cover losses that currently exist in our portfolio, based on various estimates and assumptions we have made about events and conditions that exist today and have already occurred. The amount of future losses depends largely upon the performance of our large portfolio of subprime automobile loans. We are vulnerable to changes in economic, operating and other conditions, including changes in interest rates. These changes are typically beyond our control. We cannot assure you that our allowance will be adequate to cover actual losses. If our allowance is inadequate, our results of operations could be adversely affected. Our level of nonperforming assets, which are primarily subprime automobile loans, is higher than our regional and national peers. See "Business of CB&T - Asset Quality."

An increase in interest rates could reduce our net earnings.

     If interest rates were to increase for a sustained period of time, the higher rates could reduce our net earnings because our interest-bearing liabilities repricing or maturing within one year and within three years exceed our interest-earning assets with similar characteristics. In addition, while over 60% of our subprime automobile loans, before net purchase discounts, mature within three years of June 30, 1999, these loans primarily have fixed interest rates at or near the maximum rates permitted by state law. As a result, if market interest rates increase, it is unlikely that the interest rates on these loans would increase at the same rate as increases in market rates of interest on our certificates of deposit, unless the maximum permissible rates on these loans were also increased. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Our Exposure to Changes in Interest Rates."

Because our loans are short-term and need to be constantly replaced, our total assets may decline.

     At June 30, 1999, a substantial portion of our loans mature within five years. In addition, the average life of the loans is typically less than their average contractual maturities. Our asset growth depends upon our ability to continue to originate and purchase an increasing amount of short-term loans. During the first half of 1999, several of our loan categories decreased, with the largest decline being purchased automobile loans. See "Business of CB&T - Lending Activities."

     We have significantly increased our staff in recent years to handle our asset growth and increased loan purchases. When our assets decline, our net earnings will be adversely affected unless we are able to reduce our total noninterest expenses.

Our asset growth and net earnings are subject to significant quarterly fluctuations and may decline.

     Our loan purchases are a significant factor in our asset growth. We purchased $62.5 million of loans in 1998 and $34.6 million in 1997, after net purchase discounts, and our total assets significantly increased in 1998 and 1997. In the first half of 1999, our loan purchases decreased to $4.6 million, after net purchase discounts, and our total assets declined. The amount and timing of our loan purchases depends upon the availability of loan pools at prices acceptable to us. The amount of loans we purchase can fluctuate significantly from one quarter to the next.

     We have significantly increased our staff in recent years to handle our asset growth and increased loan purchases. When our assets decline, our net earnings will be adversely affected unless we are able to reduce our total noninterest expenses.

Prepayments on our purchased loans could adversely affect our yield on these loans.

     When we purchase loan pools, our purchase price is based upon our assessment of the credit quality of the loans and the average yield of the loans. The average yield depends upon the remaining life of the loan as well as the stated interest rate. We make certain assumptions regarding the anticipated prepayment rates on the loans we purchase, and actual prepayment rates can vary significantly from the anticipated rates. When purchased loans prepay faster than anticipated, then any premiums on the purchased loans will reduce interest income. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and "Business of CB&T - Originated and Purchased Automobile Loans."

We face significant competition which may negatively impact our earnings.

     We compete for loans and deposits with other local, regional and national commercial banks, savings institutions, finance companies, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than we do. The automobile dealers that we have agreements with generally use a number of alternative lending sources. We believe that other competitors are frequently willing to make loans for higher amounts than we are and may offer other incentives to dealers. There are several market areas that we considered entering but chose not to do so because of the level of competition. The competition for certificates of deposit, which is our main source of funds, is primarily based on the interest rates offered. Our net interest income will be adversely affected if market interest rates rise.

Our Board of Directors controls CB&T and its interests could be different than your interests.

     Our directors directly own 69.6% of the outstanding shares of our common stock and have control of our company. Immediate family members and related trusts of the directors own an additional 21.6% of our common stock. As majority shareholders, our current directors will continue to be able to elect or remove all of our directors and determine the outcome of any issue submitted to a vote of the shareholders. See "CB&T Shareholders."

The failure of parties with whom we do business to address year 2000 issues could disrupt our business.

     The year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. A company's hardware, date driven automated equipment or computer programs that have a two digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations.

     Our most significant continuing year 2000 risk is the failure of third parties with whom we do business to address their year 2000 problems. If our suppliers, particularly public utilities, are not year 2000 ready, we may experience an interruption of service to our customers. As a result, our business and operations may be materially and adversely affected. We can make no assurances that the system or products of third parties on which we rely will be timely converted or that a failure by a third party, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. For a more detailed discussion of this risk and the status of our year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Year 2000."

Change in regulations could adversely affect the growth of our assets and our income.

     We are governed by significant federal and state regulation and supervision which is primarily for the benefit and protection of our customers and not for the benefit of our investors. Laws, regulations, policies and case law interpretations thereof currently affecting us and our subsidiary may change at any time. For example, each of the states in which we do business impose maximums on the amount of interest, late fees, collection costs and insurance premiums we can charge on our automobile loans. Our business may be adversely affected by any future changes in laws, regulations, policies or case law interpretations thereof. See "Regulation - Crescent Bank."

               RISK FACTORS RELATING TO THE PREFERRED SECURITIES

Statutory restrictions on bank dividends could limit the amounts Crescent Bank may pay to us and our ability to make payments on our debt.

     As a bank holding company, we conduct our operations mainly through our subsidiary. Our principal source of cash is dividends from Crescent Bank. If Crescent Bank is unable to pay dividends to us, we may be unable to make interest or principal payments on our debt, including payments on the junior subordinated debentures. Various statutory provisions could restrict the amount of dividends Crescent Bank can pay to us. Prior regulatory approval is required if total dividends in any one year will exceed the bank's net earnings for that year and the immediately preceding year. At June 30, 1999, Crescent Bank could pay us a dividend of up to $2.6 million without prior regulatory approval. See "Regulation - Crescent Bank - Limitations on Dividends."

     In addition, Crescent Bank has operated with lower capital ratios than most other banks and, as a result, faces a higher risk of falling below regulatory capital requirements. If Crescent Bank becomes undercapitalized, Crescent Bank will have to comply with increased restrictions on the payment of dividends and may lose its ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note M of Notes to Consolidated Financial Statements.

Our obligations under the guarantee and the junior subordinated debentures are subordinated to most of our other creditors.

     Our obligations under the guarantee are unsecured and rank junior in right of payment to all our senior indebtedness.

     Our obligations under the junior subordinated debentures are unsecured and rank junior in right of payment to all of our senior indebtedness and equal to other junior debt securities we may issue. The junior subordinated debentures also will be effectively junior to all obligations of our subsidiaries.

     The preferred securities, the junior subordinated debentures and the guarantee do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. We also may create or assume liens on our properties and those of our subsidiaries. We are not required to maintain any financial ratios or specified level of net worth, revenues, income, cash flow or liquidity.

     Because we are a holding company, our right to participate in any distribution of the assets of our subsidiary, Crescent Bank, upon its liquidation, reorganization or otherwise, is subject to the prior claims of creditors of the bank, except to the extent that we may be recognized as a creditor of Crescent Bank. Accordingly, the junior subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of Crescent Bank as well as any other future subsidiaries of ours, and holders of the trust preferred securities and the junior subordinated debentures and beneficiaries of the guarantee should look only to our assets for payments on the junior subordinated debentures or under the guarantee, as the case may be. See "Description of the Guarantee - Status of the Guarantee" and "Description of the Junior Subordinated Debentures - Subordination."

If Crescent Bank does not pay dividends to us and as a result we are unable to make payments on the junior subordinated debentures, the trust will not be able to pay distributions and other payments on the preferred securities and the guarantee will not apply.

     The trust's ability to pay distributions on the preferred securities depends upon our making timely payments on the junior subordinated debentures. In turn, our ability to make payments on the junior subordinated debentures depends on Crescent Bank paying dividends to us in amounts sufficient for us to service our obligations. If we default on our obligations to pay principal and interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on, or the $10 liquidation amount of, the preferred securities.

     If we default on our obligation, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. Instead, you or the property trustee will have to sue us to enforce the holder's rights under the indenture relating to the junior subordinated debentures. See "Description of the Guarantee."

If we defer distributions on the junior subordinated debentures, you will have to include interest in your taxable income before you receive cash.

     You will not receive distributions on the preferred securities if we defer interest payments on the junior subordinated debentures. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions at the end of the deferral period. In addition, you would not receive the cash related to that income from the trust if you sell your preferred securities before the record date for the payment of any deferred distribution, even if you held the preferred securities on the date that the payments would normally have been paid. See "Federal Income Tax Consequences - Sales or Redemption of the Preferred Securities."

     If we are not in default on the payment of interest on the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During an interest deferral period, the trust would defer distributions on the preferred securities in the same amount. See "Description of the Preferred Securities - Distributions" and "Description of the Junior Subordinated Debentures - Right to Defer Interest Payment Obligation."

     If you sell your preferred securities during an interest deferral period, you must treat any accrued but unpaid interest on the junior subordinated debentures as ordinary income. You must also add the amount of the accrued but unpaid interest to your adjusted tax basis in the preferred securities. You will recognize a capital loss if the selling price is less than your adjusted tax basis. Generally, you cannot apply capital losses to offset ordinary income for United States federal income tax purposes. See "Federal Income Tax
Consequences - Sales or Redemption of the Preferred Securities."

If we defer distributions on the junior subordinated debentures, the market price of the preferred securities may decline.

     If we defer any interest payment on the junior subordinated debentures, the preferred securities will likely trade at prices that do not fully reflect the value of accrued but unpaid interest related to the underlying junior subordinated debentures. If we defer interest payments in the future, the market price of the preferred securities will likely be adversely affected. Therefore, if you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold their preferred securities. In addition, due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other similar securities that are not subject to optional deferrals.

The preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

     If a tax event, an investment company event or a capital treatment event occurs and continues as described under the caption "Description of the Junior Subordinated Debentures - Redemption or Exchange," we may be able to redeem the junior subordinated debentures in whole, but not in part, within 90 days following the event. We may also redeem the preferred securities at our option in whole or in part on or after ______ __, 2004, subject to any required regulatory approval.

     If the junior subordinated debentures are redeemed, the preferred securities will be redeemed at a redemption price equal to the $10 liquidation amount, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the preferred securities. See "Description of the Preferred Securities - Redemption" and "Federal Income Tax Consequences."

The junior subordinated debentures may be distributed to the holders of the preferred securities and the junior subordinated debentures may trade at a lower price than what you paid for the preferred securities.

     We may dissolve the trust at any time and, after satisfaction of liabilities as required by applicable law, distribute the junior subordinated debentures to you in exchange for your preferred securities. We cannot predict the market prices for the junior subordinated debentures that may be distributed to you if the trust is dissolved. The junior subordinated debentures may trade at a lower price than what you paid to purchase the preferred securities in this offering.

     If the junior subordinated debentures are distributed to the holders of preferred securities if the trust is liquidated, we will use our best efforts to list the junior subordinated debentures on the American Stock Exchange or other stock exchanges on which the preferred securities are then listed. However, we cannot assure you that the exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.

     Under current United States federal income tax law, a distribution of junior subordinated debentures upon the dissolution of the trust would not be a taxable event to you. Should there be a change in law, a change in legal interpretation or a tax event under the indenture, the distribution could be taxable to holders of the preferred securities. If, however, the trust were characterized as an association taxable as a corporation at the time of the dissolution of the trust, the distribution of the junior subordinated debentures would constitute a taxable event to you. In addition, any redemption of the preferred securities for cash would be a taxable event to you. See "Federal Income Tax Consequences - Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities," and " - Sales or Redemption of the Preferred Securities."

If you sell your preferred securities between record dates for distribution payments, you may have to include accrued but unpaid distributions in your taxable income.

     The preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures.

     If the Internal Revenue Service determines that the junior subordinated debentures are subject to the original issue discount rules, and you dispose of your preferred securities between record dates for any distribution payments, you will have to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportionate share of the interest on the junior subordinated debentures through the date of your disposition. However, we believe that the junior subordinated debentures are not subject to the original issue discount rules.

     You will recognize a capital loss on the amount that the selling price is less than your adjusted tax basis. There are limitations on the amount of capital losses that can be used to offset ordinary income for United States federal income tax purposes.

     See "Federal Income Tax Consequences" for more information.

We generally will control the trust because your voting rights are very limited; your interests may not be the same as our interests.

     As a holder of preferred securities, you will have limited voting rights. These voting rights will relate only to modifications of the preferred securities and trust agreement and the exercise of the trust's rights as holder of the junior subordinated debentures and the guarantee. In general, unless an event of default has occurred and is continuing, only CB&T, as holder of the trust's common securities, can appoint, remove or replace the trustees under the trust agreement.

     We and the trustees of the trust may amend the trust agreement without your consent under certain circumstances, even if it adversely affects your interests, as described under the heading "Description of the Preferred Securities - Removal of Trustees" and "- Voting Rights; Amendment of Trust Agreement."

You may have difficulty selling your preferred securities if an active trading market does not develop.

     There is no current public market for the preferred securities. The trust has applied to list the preferred securities on the American Stock Exchange. However, a listing does not guarantee that a trading market for the preferred securities will develop. As a result of our right to defer interest payments, the market price of the preferred securities may be more volatile than other securities that are not subject to such optional interest deferral. If a trading market for the preferred securities does develop, we can make no assurances regarding the depth of that market and the ability of holders to sell their preferred securities easily.


             OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

     We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they involve inherent risks and uncertainties and are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements because of a number of factors. These factors include general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur. For a more detailed discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors."

                      MARKET FOR THE PREFERRED SECURITIES

     The trust has received approval to list the preferred securities on the American Stock Exchange under the symbol "CCT.Pr.A." There can be no assurance that an active and liquid trading market will develop or, if developed, will be maintained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the preferred securities at any given time, which is not within the control of CB&T, the trust or Ryan, Beck & Co. Accordingly, there can be no assurance that resales of the preferred securities can be made at or above the purchase price of $10.00 per share.

     Representatives of CB&T and Ryan, Beck & Co. negotiated the offering price and distribution rate. The offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."


                         HOW OUR NET PROCEEDS WILL BE USED

     We estimate the net proceeds from the sale of the preferred securities will be approximately $9.2 million ($10.6 million if Ryan, Beck & Co.'s over-allotment option is exercised in full), in each case after deducting the underwriting discounts, commissions and estimated expenses. The Trust will invest all of the proceeds from the sale of the preferred securities in junior subordinated debentures. We intend to use the net proceeds from the sale of the junior subordinated debentures for general corporate purposes, including, but not limited to:

     . capital contributions of approximately $3.9 million to Crescent Bank to support growth;

     . repayment of the current balance of our outstanding notes, which was $3.3 million on June 30, 1999; and

     . retention of approximately $2.0 million by us to fund expected payments by us on the debentures over the next two years.

     Of the $3.3 million of notes payable to be repaid by us, $2.4 million has an 8.50% interest rate and currently matures on July 31, 2000. The remaining $900,000 note payable has an 8.05% interest rate and matures on September 30, 2000. We initially incurred these borrowings to make capital contributions to Crescent Bank. See "Business of CB&T - Sources of Funds - Borrowings" and Note F of Notes to Consolidated Financial Statements.

                      ACCOUNTING AND REGULATORY TREATMENT

     For financial reporting purposes, the trust will be treated as our subsidiary. As a result, our consolidated financial statements will include the trust's financial statements. Our consolidated statements of financial condition will include the preferred securities under the caption "Guaranteed Preferred Beneficial Interests in CB&T's Junior Subordinated Debentures," and the notes to the consolidated financial statements will include appropriate disclosures about the preferred securities. For financial reporting purposes, we will record distributions payable on the preferred securities as interest expense in our consolidated statements of earnings.

     We are required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. For these purposes, different capital instruments are classified as either Tier 1 or Tier 2 capital, with Tier 1 being the more favorable classification. The Federal Reserve has stated that long-term cumulative preferred instruments issued by a special-purpose subsidiary of a bank holding company and structured in the manner in which the preferred securities are structured normally will be accorded Tier 1 capital treatment. We believe that the preferred securities will qualify for Tier 1 capital treatment. Such treatment, together with our ability to deduct for income tax purposes the interest payable on the junior subordinated debentures, provides us with a cost-effective means of obtaining capital for regulatory purposes.

     The amount of trust preferred securities that can be included in Tier 1 capital is limited to 25% of total Tier 1 capital. At June 30, 1999, CB&T had $17.5 million of Tier 1 capital. On a pro forma basis at that date, we would be able to include $5.8 million of the trust preferred securities as Tier 1 capital.

                              OUR CAPITALIZATION

     The following table sets forth our consolidated capitalization as of June 30, 1999, both historical and as adjusted to give effect to the completion of the offering of the preferred securities, including the application of the net proceeds as proposed. We urge you to read the following data, together with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                    Actual          As Adjusted
                                                                                 -------------     --------------
                                                                                          (In thousands)
          Deposits                                                                 $245,776           $245,776
                                                                                   ========           ========
          Borrowings:
            Federal Home Loan Bank advances                                        $  8,000           $  8,000
            Notes payable to a commercial bank                                        3,324                 --
                                                                                   --------           --------
              Total borrowings                                                     $ 11,324           $  8,000
                                                                                   ========           ========

          Guaranteed preferred beneficial interests in CB&T's
           junior subordinated debentures(1)                                       $     --           $ 10,000
                                                                                   ========           ========

          Shareholders' equity:
           Shares of common stock, $2.50 par value,
              15,000,000 shares authorized; 204,000 shares
              issued and outstanding                                               $    510           $    510
             Additional paid-in capital                                               3,490              3,490
             Retained earnings                                                       13,455             13,455
             Accumulated other comprehensive income (loss)                              (58)               (58)
                                                                                   --------           --------
              Total shareholders' equity                                           $ 17,397           $ 17,397
                                                                                   ========           ========

           CB&T capital ratios(2):
             Total capital to risk-weighted assets(3)                                  8.91%             12.73%
             Tier 1 capital to average assets                                          6.23               8.03
             Tier 1 capital to risk-weighted assets(3)                                 7.64               9.77

           Crescent Bank capital ratios(2):
             Total capital to risk-weighted assets(3)                                 10.37             11.88
             Tier 1 capital to average assets                                          7.41              8.69
             Tier 1 capital to risk-weighted assets(3)                                 9.10             10.63

_________________


(1) The as adjusted preferred securities of the trust include beneficial interests in $10.0 million aggregate principal amount of the junior subordinated debentures to be issued by us to the trust. The junior subordinated debentures will bear interest at the annual rate of ____% of the principal amount thereof, payable quarterly, and will mature on _____ __, 2029. We own all of the trust's common securities.

                                              (Footnotes continued on next page)
                                              ----------------------------------

(2) We computed the adjusted capital ratios based on the estimated net proceeds from the sale of the capital securities, in a manner consistent with Federal Reserve Board guidelines for CB&T and FDIC guidelines for Crescent Bank. The capital ratios for Crescent Bank assume that we will contribute $3.9 million of proceeds from the sale of the capital securities to Crescent Bank.

(3) We assumed the proceeds from the offering are invested in assets which have a risk-weighting of 100%.


                              OUR DIVIDEND POLICY

     As a Subchapter S corporation, the tax liability on our taxable income is passed through to our common shareholders. We intend to pay quarterly cash dividends to our common shareholders in amounts sufficient to cover their income tax liability on our taxable income attributable to them, assuming they are in the highest marginal tax brackets for federal and state tax purposes.

     After the above dividends are paid to cover the tax liability of our common shareholders, we currently intend to retain our net earnings to the extent necessary to maintain a minimum ratio of total capital to risk-weighted assets of 10% and a minimum ratio of Tier 1 capital to risk-weighted assets of 6%. We expect to achieve these capital ratios on a pro forma basis as of June 30, 1999 after giving effect to the net proceeds of the offering. See "Our Capitalization."

     After we have achieved and maintained the above capital ratios, we currently intend to pay any excess net earnings as a dividend to our common shareholders. Under Louisiana law, the maximum dividends that can be declared and paid by Crescent Bank during any one year cannot exceed the bank's net earnings for that year and the immediately preceding year, unless prior regulatory approval is obtained. The payment of any dividends by us is subject to the prior declaration by our board of directors and to compliance with all applicable federal and state laws, regulations and policy statements. See "Regulation - Crescent Bank - Limitations on Dividends."

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                 (Dollars in Thousands, except per share data)

     You should read the following financial and other data together with the more detailed information contained in our consolidated financial statements and related notes and in the Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

     In the opinion of management, the financial information at June 30, 1999 and for the six months ended June 30, 1999 and 1998 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the six months ended June 30, 1999 may not be indicative of our operations on an annualized basis.

                                                       At June 30,                       At December 31,
                                                                       ---------------------------------------------------
                                                          1999           1998         1997      1996      1995      1994
                                                       -----------     --------     --------  --------  --------  --------
Selected Financial Condition Data:
Total assets                                              $276,191     $282,526     $244,659  $172,358  $128,293  $ 84,249
Federal funds sold                                          29,030       23,280       17,345     7,415     5,425    10,270
Securities available for sale                               18,661       15,890       25,838    17,540    16,223     7,154
Loans, net                                                 221,285      233,718      191,776   141,615   103,121    62,514
Mortgage loans held for sale                                   453        1,577        2,517        --        --        --
Deposits                                                   245,776      252,728      216,697   156,801   116,608    77,892
Borrowings                                                  11,324       11,624       12,224     3,000     2,000        --
Total shareholders' equity                                  17,397       16,662       14,125    10,994     8,211     5,667

                                             Six Months Ended
                                                  June 30,                       Year Ended December 31,
                                          -----------------------     --------------------------------------------------
                                             1999          1998         1998         1997      1996      1995     1994
                                          ---------      --------     --------     --------  --------   -------  -------
Selected Operating Data:
Total interest income                     $  20,828      $ 18,306     $ 37,386     $ 29,556  $ 22,120   $15,084  $ 8,261
Total interest expense                        6,999         6,578       13,722       10,481     7,869     5,113    2,245
                                          ---------      --------     --------     --------  --------   -------  -------
  Net interest income                        13,829        11,728       23,664       19,075    14,251     9,971    6,016
Provision for credit losses                   3,291         2,565        5,336        4,883     2,933     1,667      508
                                          ---------      --------     --------     --------  --------   -------  -------
Net interest income after
   provision for credit losses               10,538         9,163       18,328       14,192    11,318     8,304    5,508
Noninterest income                            1,175         1,121        2,269        1,593     1,415     1,733    1,616
Noninterest expenses                          8,672         6,568       14,037       10,958     8,272     6,357    4,454
                                          ---------      --------     --------     --------  --------   -------  -------
Earnings before income taxes                  3,041         3,716        6,560        4,827     4,461     3,680    2,670
Income tax expense                               12         1,826        1,838        1,804     1,564     1,312      926
                                          ---------      --------     --------     --------  --------   -------  -------
Net earnings                                  3,029         1,890        4,722        3,023     2,897     2,368    1,744
Other comprehensive
   income (loss), net of tax
   effects                                     (258)           37          105          108      (114)      175      (22)
                                          ---------      --------     --------     --------  --------   -------  -------
Comprehensive income                      $   2,771      $  1,927     $  4,827     $  3,131  $  2,783   $ 2,543  $ 1,722
                                          =========      ========     ========     ========  ========   =======  =======

Basic and fully diluted
    earnings per share                    $   14.85      $   9.26     $  23.15     $  14.82  $  14.20   $ 11.61  $  8.55
                                          =========      ========     ========     ========  ========   =======  =======
Dividends paid                            $   2,036      $    793     $  2,290     $     --  $     --   $    --  $    --

                                                  (Table continued on next page)

                                             At or For the Six
                                                  Months
                                              Ended June 30,            At or For the Year Ended December 31,
                                           --------------------   -------------------------------------------------
                                             1999        1998       1998      1997       1996      1995      1994
                                           --------    --------   --------  --------   --------  --------  --------
Performance Ratios(1):
   Return on average assets(2)               2.15%        1.48%     1.81%     1.53%      1.95%     2.21%     2.57%
   Return on average equity(2)              34.57        19.93     30.07     26.99      40.58     34.13     36.29
   Interest rate spread(3)                   8.41         7.97      7.84      8.43       8.22      7.69      7.35
   Net interest margin(3)                    9.28         8.85      8.67      9.28       9.18      8.84      8.24
   Average interest-earning
      assets to average  interest-
      bearing liabilities                  118.50       117.67    116.47    116.69     118.90    125.46    128.98
   Noninterest expense to average
      assets                                 6.16         5.16      5.39      5.53       5.57      6.05      6.83
   Efficiency ratio(4)                      57.80        51.12     54.13     53.02      52.80     54.31     58.36
   Dividend payout ratio                    78.28           --     48.50        --         --        --        --
Earnings to Fixed Charges
   Ratios(5):
   Including interest on deposits            1.43x        1.56x     1.48x     1.46x      1.57x     1.72x     2.19x
   Excluding interest on deposits            9.29x       10.02x     9.09x    22.17x     26.79x       (9)       (9)
Asset Quality Ratios(6):
   Non-performing loans to total
     loans(7)                                1.87%        2.04%     2.79%     2.23%      2.69%     2.60%     2.54%
   Non-performing assets to total
     assets(7)                               1.54         1.61      2.36      1.79       2.27      2.13      1.92
   Allowance for credit losses to
     total loans(7)                          2.22         2.40      1.73      2.41       2.47      1.89      1.59
   Allowance for credit losses to
     total non-performing loans(7)         127.43       141.23     67.34    116.26      95.50     78.25     70.02
   Net charge-offs to average
     loans(8)                                1.89         2.21      2.68      2.10       1.03      0.71      0.24
Capital Ratios at end of period:
   Shareholders' equity to total
    assets                                   6.30%        5.90%     5.90%     5.77%      6.37%     6.40%     6.73%
   Average equity to average assets          6.20         7.44      6.02      5.66       4.81      6.49      7.07
   Total capital to risk-weighted
    assets                                   8.91         8.60      8.04      8.31       7.70      9.48      8.29
   Tier 1 capital to average assets          6.23         6.01      6.00      6.31       6.34      7.70      6.73
   Tier 1 capital to risk-weighted
    assets                                   7.64         7.33      6.78      7.04       6.60      8.21      7.04
Other Data at end of period:
   Number of full service offices               2            2         2         2          2         2         2
   Number of loan production offices           16           16        18        15         12        10         7
   Full-time equivalent employees             234          162       216       150        104        79        56

_________________________

(1) The ratios are based on average daily balances during the periods indicated, except that borrowings and shareholders' equity are based on average monthly balances. The ratios are annualized where appropriate.

(2) If we had not converted to a Subchapter S corporation on January 1, 1998 and had been subject to a combined tax rate of 35% in the 1999 and 1998 periods, then our return on average assets would have been 1.40% for the first half of 1999, 1.90% for the first half of 1998 and 1.64% for 1998, and our return on average equity would have been 22.56% for the first half of 1999, 25.47% for the first half of 1998 and 27.16% for 1998.

                                              (Footnotes continued on next page)

(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Equals noninterest expense less amortization of intangible assets divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

(5) For purposes of computing these ratios, earnings represent income from continuing operations before taxes, plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable. We will use a portion of the net proceeds of the offering to repay $3.3 million of notes payable. Giving effect to the repayment of this debt, our ratio of earnings to fixed charges would be 1.46x (including deposit interest) and 14.20x (excluding deposit interest) for the six months ended June 30, 1999 and 1.51x (including deposit interest) and 15.10x (excluding deposit interest) for 1998.

(6) Ratios are calculated on end of period balances except net charge-offs to average loans.

(7) We calculated both non-performing loans and total loans after subtracting unearned discounts and net purchase discounts.

(8)  We calculated average loan balance after subtracting unearned discounts.

(9)  There was no material non-deposit interest expense in 1995 and 1994.




                    DEVELOPMENTS THROUGH SEPTEMBER 30, 1999
                 (Dollars in Thousands, except per share data)

     You should read the following financial and other data together with the more detailed information contained in our consolidated financial statements and related notes and in the Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

     In the opinion of management, the financial information at September 30, 1999 and 1998 and for the three and nine months ended September 30, 1999 and 1998 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the nine months ended September 30, 1999 may not be indicative of our operations on an annualized basis.

                                                            At September 30,        At December 31,
                                                          --------------------    -------------------
                                                                 1999                    1998
                                                               --------                --------
          Selected Financial Condition Data:
          Total assets                                         $290,231                $282,526
          Federal funds sold                                     26,650                  23,280
          Securities available for sale                          18,443                  15,890
          Loans, net                                            233,511                 233,718
          Deposits                                              259,363                 252,728
          Borrowings                                             11,174                  11,624
          Total shareholders' equity                             18,019                  16,662

                                              (Table continued on next page)

                                                               Three Months Ended             Nine Months Ended
                                                                  September 30,                September 30,
                                                            ------------------------      ------------------------
                                                              1999            1998          1999            1998
                                                            --------        --------      --------        --------
          Selected Operating Data:
          Net interest income                                 $7,019          $5,953       $20,848         $17,681
          Provision for credit losses                          1,590           1,366         4,881           3,931
          Net interest income after provision
             for credit losses                                 5,429           4,587        15,967          13,750
          Noninterest income                                     600             557         1,775           1,678
          Noninterest expenses                                 4,570           3,453        13,242          10,021
          Earnings before income taxes                         1,459           1,691         4,500           5,407
          Income tax expense                                      19              10            31           1,836
          Net earnings                                        $1,440          $1,681       $ 4,469         $ 3,571
                                                              ======          ======       =======         =======

          Basic and fully diluted
              earnings per share                              $ 7.06          $ 8.24       $ 21.91         $ 17.50
          Dividends paid                                      $  802          $   --       $ 2,838         $   793

                                                                            At or For the Nine Months Ended September 30,
                                                                            ---------------------------------------------
                                                                                     1999                   1998
                                                                                   --------               --------
  Performance Ratios(1):
     Return on average assets(2)                                                       2.12%                  1.86%
     Return on average equity(2)                                                      28.60                  22.98
     Dividend payout ratio                                                            63.50                  22.21
  Asset Quality Ratios(3):
     Non-performing loans to total loans(4)                                            2.94%                  2.26%
     Non-performing assets to total assets(4)                                          2.43                   1.76
     Allowance for credit losses to total loans(4)                                     2.14                   2.29
     Allowance for credit losses to total non-performing loans(4)                     80.58                 109.08
     Net charge-offs to average loans(5)                                               1.95                   2.31
  Capital Ratios at end of period:
     Shareholders' equity to total assets                                              6.21%                  5.90%
     Total capital to risk-weighted assets                                            10.01                  10.75
     Tier 1 capital to average assets                                                  7.15                   7.67
     Tier 1 capital to risk-weighted assets                                            8.75                   9.48

__________________________

(1) The ratios are based on average daily balances during the periods indicated, except that borrowings and shareholders' equity are based on average monthly balances. The ratios are annualized where appropriate.

(2) If we had not converted to a Subchapter S corporation on January 1, 1998 and had been subject to a combined tax rate of 35% in the 1999 and 1998 periods, then our return on average assets would have been 1.38% and 1.21% for the nine months ended September 30, 1999 and 1998, and our return on average equity would have been 20.10% and 15.89% for the nine months ended September 30, 1999 and 1998.

(3) Ratios are calculated on end of period balances except net charge-offs to average loans.

(4) We calculated both non-performing loans and total loans after subtracting unearned discounts and net purchase discounts.

(5) We calculated average loan balance after subtracting unearned discounts.

       Financial Condition. Total assets increased by $14.0 million or 5.1% from June 30, 1999 to September 30, 1999, primarily due to a $12.2 million or 5.5% increase in our net loan portfolio. During the quarter ended September 30, 1999, we purchased $29.0 million of automobile loans, net of purchase discount. The loan purchases during the most recent quarter reversed the declines in loans and in total assets experienced in the first half of 1999. We constantly review loan pools for possible purchase by us, and the amount of loans we purchase can fluctuate significantly from one quarter to the next.

       The loan growth during the quarter ended September 30, 1999 was funded by increased deposits and a decline in federal funds sold. The $13.6 million or 5.5% increase in deposits during the quarter primarily consisted of certificates of deposit.

       Total shareholders' equity increased by $622,000 or 3.6% during the quarter ended September 30, 1999. The increase was due to net earnings of $1.4 million, minus $802,000 of dividends paid.

       Net Earnings. We earned $1.4 million during the three months ended September 30, 1999, a decrease of $241,000 or 14.3% from the same period in 1998. For the nine months ended September 30, 1999, our net earnings increased by $898,000 or 25.1% over the comparable 1998 period, primarily due to the absence of any material tax expense in 1999 because of our status as a Subchapter S corporation. Our pre-tax earnings decreased by $907,000 or 16.8% in the first nine months of 1999 from the comparable 1998 period.

       Net Interest Income. Our net interest income increased by $1.1 million or 17.9% in the quarter ended September 30, 1999 and by $3.2 million or 17.9% in the first nine months of 1999, in each case over the comparable 1998 periods. These increases were primarily due to increases in our net interest-earning assets.

       Provision for Credit Losses. Our provision for credit losses increased by $224,000 or 16.4% in the quarter ended September 30, 1999 and by $950,000 or 24.2% in the first nine months of 1999, over the comparable 1998 periods. These increases were based on the results of our static pool analysis. Under this analysis, we review the historical average quarterly charge-offs based upon the age of the loan and the quarter in which it was originated. We also monitor the trends in the charge-offs. This analysis is updated monthly, and we use the results of the analysis to determine the adequacy of our allowance for credit losses. Although the increase in our loan portfolio was principally due to the purchase of $29.0 million of automobile loans in the September 30, 1999 quarter, such increase had no effect on our loss provision because the allowances on the recently purchased loans were included in the purchase discount. Under our analysis, we expect that our provisions will likely increase if our non-purchased loan portfolio continues to increase and our average charge-offs either increase, remain constant or decrease by a smaller percentage than the increase in the loan portfolio.

       Noninterest Income. Our noninterest income increased by $43,000 or 7.7% in the quarter ended September 30, 1999 and by $97,000 or 5.8% in the first nine months of 1999, over the comparable 1998 periods. These increases were primarily due to increases in loan fees.

       Noninterest Expense. Our total noninterest expense increased by $1.1 million or 32.3% in the quarter ended September 30, 1999 and by $3.2 million or 32.2% in the first nine months of 1999, over the comparable 1998 periods. These increases were primarily due to the hiring of additional personnel to handle the loans we purchased in 1998. At September 30, 1999, we had 229 full-time equivalent employees, which is down slightly from 234 at June 30, 1999 but up significantly from 184 at September 30, 1998.

       Asset Quality. Our non-performing loans as a percentage of total loans increased to 2.94% at September 30, 1999 from 2.26% at September 30, 1998. The increase was primarily due to delays in having the payments on recently purchased loans made to us instead of to the seller and in receiving the payments made to the seller after the date we purchased the loans. The allowance for credit losses as a percentage of total loans decreased to 2.14% at September 30, 1999 from 2.29% at September 30, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     You should read the following discussion and analysis of CB&T's financial condition and results of operations in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.

     The reported results of CB&T primarily reflect the operations of Crescent Bank. For purposes of this section, unless otherwise indicated, "we," "our" or "us" means CB&T and Crescent Bank.

     Our profitability depends primarily on Crescent Bank's net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, federal funds sold and securities, and interest expense on interest-bearing deposits and borrowings. Net interest income is dependent upon the volume of our interest-earning assets and interest-bearing liabilities, the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on our noninterest expenses, provision for credit losses, and noninterest income.
Total noninterest expense consists of general, administrative and other expenses, such as salaries and employee benefits, occupancy expenses, collection expenses, deposit insurance premiums, and miscellaneous other expenses. We had net earnings of $3.0 million in the first half of 1999, $4.7 million in 1998 and $3.0 million in 1997.

     In reviewing our operating results and financial condition, you should note that the high yields on our subprime automobile loans result in the average yields on our loan portfolio, and our average interest rate spreads and net interest margins, being substantially higher than those for many commercial banks. We believe that the higher yields we earn more than offset the higher noninterest expenses and provisions for credit losses associated with our subprime automobile loans, and that our returns on average assets and equity justify the higher risks inherent in our loan portfolio. Because the origination, purchase and monitoring of our subprime automobile loans require a large staff, our general and administrative expenses are higher than average.
We also have higher than average provisions for credit losses because over 70% of our loan portfolio consists of subprime automobile loans.

     Crescent Bank's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond Crescent Bank's control.

Changes in Financial Condition

     Assets. Our total assets increased significantly from $84.2 million at December 31, 1994 to $282.5 million at December 31, 1998, an annual compounded growth rate of over 35%. The increase was primarily due to an increase in our net loan portfolio from $62.5 million at December 31, 1994 to

$233.7 million at December 31, 1998. Subprime automobile loans are our main lending product, and these loans accounted for a substantial portion of the growth in the loan portfolio between 1994 and 1998.

     Total assets decreased by $6.3 million or 2.2% in the first half of 1999, as our net loan portfolio declined by $12.4 million or 5.3% during this period. Purchased automobile loans decreased by $15.8 million or 28.5% in the first half of 1999, before subtracting net purchase discounts. Our loan purchases in the first half of 1999 were below the annual rate of purchases in 1998 and 1997, reflecting fewer pools of loans being available at prices acceptable to us. Our total second mortgages, other consumer loans and commercial business loans each declined from December 31, 1998 to June 30, 1999 due to repayments exceeding originations and purchases, with the aggregate decline for these loan categories being $6.7 million or 15.1%.

     Federal funds sold is our second largest asset and has increased significantly since December 31, 1996. Federal funds sold amounted to $29.0 million or 10.5% of total assets at June 30, 1999, compared to $7.4 million or 4.3% of total assets at December 31, 1996. These assets have little credit risk or market risk and are a major source of liquidity for us. The yields for these assets have averaged between 4.71% and 5.52% since 1996.

     Our securities available for sale amounted to $18.7 million or 6.8% of total assets at June 30, 1999, compared to $15.9 million or 5.6% of total assets at December 31, 1998. These securities primarily consist of U.S. government securities and mortgage-backed securities.

     Total non-performing assets were $4.2 million or 1.54% of total assets at June 30, 1999, which represents a substantial decline from $6.7 million or 2.36% of total assets at December 31, 1998. Total non-performing assets ranged from 1.79% of total assets to 2.36% of total assets at the end of each of the last five years. Non-performing assets increased by $2.3 million or 51.9% in 1998 primarily due to the purchase of $1.3 million of non-performing loans in 1998, after net purchase discounts. We had net charge-offs of $2.4 million in the first half of 1999. Our allowance for credit losses amounted to $5.4 million at June 30, 1999, representing 127.4% of total non-performing loans and 2.2% of total loans, net of unearned discounts, at that date.

     Deposits. We increased our deposits significantly from $77.9 million at December 31, 1994 to $252.7 million at December 31, 1998 in order to fund our asset growth. Total deposits decreased by $7.0 million or 2.8% during the first half of 1999 as our funding needs decreased due to a decline in loan purchases. Certificates of deposit have accounted for over 90% of our deposits since 1997 and represented 92.4% of total deposits at June 30, 1999. Our certificates of deposit are sensitive to changes in market interest rates. Retaining and attracting such deposits depends upon maintaining competitive rates. At June 30, 1999, $137.5 million or 60.5% of our total certificates mature within one year.

     Borrowings. We borrowed $8.0 million from the Federal Home Loan Bank ("FHLB") of Dallas in the fourth quarter of 1997 to partially fund loan purchases. These advances have fixed interest rates and mature between June 1, 2000 and December 1, 2003. CB&T also had $3.3 million of notes payable at June 30, 1999, which represents funds originally borrowed in 1997 or prior years. These notes payable were primarily used to make capital contributions to Crescent Bank and will be repaid with the net proceeds from the sale of our junior subordinated debentures to the trust. See "How Our Net Proceeds Will Be Used."

     Shareholders' Equity. Total shareholders' equity has increased steadily to $17.4 million at June 30, 1999 from $5.7 million at December 31, 1994, reflecting net earnings in each period. As a percentage of total assets, shareholders' equity has ranged from 5.77% to 6.73% since December 31, 1994. At June 30, 1999, total shareholders' equity was 6.30% of total assets.

Comparison of Operating Results for the Six Months Ended June 30, 1999 and 1998

     Net Earnings. Net earnings increased by $1.1 million or 60.3% in the first half of 1999 over the same period for 1998. This increase was due to our election to become a Subchapter S corporation for federal income tax purposes effective January 1, 1998. As a Subchapter S corporation, the tax liability on our taxable income is passed through to the holders of our common stock, who pay federal income taxes on our income at ordinary income rates. Our tax expense for the first half of 1998 was $1.8 million, primarily due to the write-off of deferred tax assets and other adjustments related to our change in tax status, and was $12,000 for the first half of 1999. See Note H of Notes to Consolidated Financial Statements.

     Because of our election to become a Subchapter S corporation in 1998, you should focus on our pre-tax earnings when comparing these six-month periods. Our pre-tax earnings decreased by $675,000 or 18.2% in the first half of 1999 from the comparable 1998 period. This decrease was due to the following:

     . a $2.1 million or 32.0% increase in our noninterest expenses, and

     . a $726,000 or 28.3% increase in our provision for credit losses.

     The increase in noninterest expenses primarily resulted from our purchases of $73.7 million of loans in 1998 and the corresponding increase in personnel to service those loans. The additional personnel was the primary reason for our increase in salaries and employee benefits and occupancy expense. We anticipate our noninterest expense and profitability may significantly fluctuate between periods based upon the timing and amount of our loan purchases and, to a lesser extent, other fluctuations in our asset size.

     The higher provision for credit losses in the 1999 period was based on the results of our static pool analysis. See "- Provision for Credit Losses."

     These factors were only partially offset by a $2.1 million or 17.9% increase in our net interest income. The increase in net interest income was due to the average balance of interest-earning assets increasing faster than interest-bearing liabilities and, to a lesser extent, an increase in our average interest rate spread to 8.41% from 7.97%. The higher spread was due to the yield on our total interest-earning assets increasing by 17 basis points, while the average rate on our total interest-bearing liabilities decreased by 27 basis points.

     Average Balances, Net Interest Income and Yields Earned and Rates Paid.
The following table presents for the periods indicated the total dollar amount of interest income from our average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances, except that borrowings and shareholders' equity are based on average monthly balances. We do not believe that these monthly averages differ significantly from what the daily averages would be.

                                                 Six Months Ended June 30,                             Year Ended December 31,
                                ---------------------------------------------------------------    ------------------------------
                                            1999(1)                           1998                              1998
                                ------------------------------   ------------------------------    ------------------------------
                                 Average               Yield/     Average                Yield/     Average                Yield/
                                 Balance    Interest    Rate      Balance    Interest     Rate      Balance    Interest     Rate
                                ---------   --------   ------    ---------   --------    ------    ---------   --------    ------
                                                                                                       (Dollars In Thousands)
Interest-earning assets:
   Loans(2)                      $250,109     $19,637    15.70%   $219,183     $17,010    15.52%    $221,616    $34,535     15.58%
   Taxable securities(3)           20,595         552     5.36      20,558         665     6.47       19,865      1,205      6.07
   Non-taxable securities(4)        2,555          57     4.46       2,682          60     4.47        2,682        119      4.44
   Federal funds sold              24,725         582     4.71      22,690         571     5.03       28,867      1,527      5.29
                                ---------   ---------            ---------   ---------             ---------   --------
    Total interest-earning
      assets                      297,984      20,828    13.98     265,113      18,306    13.81      273,030     37,386     13.69
                                            ---------                        ---------                         --------
Net purchase discounts and
 allowance for credit losses      (23,721)                         (19,498)                          (20,237)
Noninterest-earning assets          7,324                            9,019                             7,875
                                ---------                        ---------                         ---------
    Total assets                 $281,587                         $254,634                          $260,668
                                =========                        =========                         =========

Interest-bearing liabilities:
   Deposits                      $239,990       6,632     5.53    $213,173       6,166     5.78     $222,459     12,911      5.80
   Borrowings                      11,474         367     6.40      12,124         412     6.80       11,954        811      6.78
                                ---------   ---------            ---------   ---------             ---------   --------
    Total interest-bearing
     liabilities                  251,464       6,999     5.57     225,297       6,578     5.84      234,413     13,722      5.85
                                            ---------                        ---------                         --------

Noninterest-bearing
 liabilities:
   Deposits                        10,648                            7,841                             8,406
   Other liabilities                1,950                            2,531                             2,147
                                ---------                        ---------                         ---------
    Total liabilities             264,062                          235,669                           244,966
    Shareholders' equity           17,525                           18,965                            15,702
                                ---------                        ---------                         ---------
    Total liabilities and
     shareholders' equity        $281,587                         $254,634                          $260,668
                                =========                        =========                         =========


Net interest income; average
    interest  rate spread                     $13,829     8.41%                $11,728     7.97%                $23,664      7.84%
                                            =========                        =========                         ========
Net interest margin(5)                                    9.28%                            8.85%                             8.67%
Average interest-earning
 assets to average
 interest-bearing liabilities      118.50%                          117.67%                           116.47%
                                =========                        =========                         =========




                                                      Year Ended December 31,
                                  ----------------------------------------------------------------
                                                1997                              1996
                                  ------------------------------    ------------------------------
                                   Average                Yield/     Average                Yield/
                                   Balance    Interest     Rate      Balance     Interest     Rate
                                  ---------   --------    ------    ---------    --------   ------
Interest-earning assets:
   Loans(2)                        $168,014    $27,337     16.27%    $129,385     $20,617    15.93%
   Taxable securities(3)             21,307      1,344      6.31       13,502         878     6.50
   Non-taxable securities(4)          2,224         98      4.41        2,057          89     4.33
   Federal funds sold                14,076        777      5.52       10,335         536     5.19
                                  ---------   --------              ---------    --------
    Total interest-earning
      assets                        205,621     29,556     14.37      155,279      22,120    14.25
                                              --------                           --------
Net purchase discounts and
 allowance for credit losses        (11,845)                          (10,368)
Noninterest-earning assets            4,213                             3,508
                                  ---------                         ---------
    Total assets                   $197,989                          $148,419
                                  =========                         =========

Interest-bearing liabilities:
   Deposits                        $172,715     10,253      5.94     $128,219       7,696     6.00
   Borrowings                         3,496        228      6.52        2,380         173     7.27
                                  ---------   --------              ---------    --------
    Total interest-bearing
     liabilities                    176,221     10,481      5.95      130,599       7,869     6.03
                                              --------                           --------

Noninterest-bearing
 liabilities:
   Deposits                           8,510                             8,661
   Other liabilities                  2,069                             2,020
                                  ---------                         ---------
    Total liabilities               186,790                           141,280
    Shareholders' equity             11,199                             7,139
                                  ---------                         ---------
    Total liabilities and
     shareholders' equity          $197,989                          $148,419
                                  =========                         =========

Net interest income; average
    interest  rate spread                      $19,075      8.43%                 $14,251     8.22
                                              ========                           ========
Net interest margin(5)                                      9.28%                             9.18%
Average interest-earning
 assets to average
 interest-bearing liabilities        116.69%                           118.90%
                                  =========                         =========

____________________

(1) At June 30, 1999, the weighted average yields earned and rates paid were as follows: loans, 17.13%; taxable securities, 5.24%; non-taxable securities, 4.65%; federal funds sold, 5.40%; total interest-earning assets, 15.46%; deposits, 5.28%; borrowings, 6.45%; total interest-bearing liabilities, 5.56%; and average interest rate spread, 9.90%.

(2) The loans exclude unearned discounts and include net purchase discounts and the allowance for credit losses. Includes non-accruing loans.

(3) Includes mortgaged-backed securities, securities of the U.S. government and its agencies, and FHLB stock.

(4) Includes municipal bonds. We did not increase the yield on these securities to a tax equivalent basis.

(5) We determined net interest margin by dividing net interest income by average interest-earning assets.

     Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume (change in volume multiplied by prior year rate), and (2) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                    Six Months Ended June 30,        Year Ended December 31,            Year Ended December 31,
                                           1999 vs. 1998                    1998 vs. 1997                     1997 vs. 1996
                                   ----------------------------    ------------------------------     -----------------------------
                                   Increase(Decrease)    Total     Increase(Decrease)       Total     Increase(Decrease)    Total
                                         Due to        Increase          Due to           Increase          Due to        Increase
                                   -----------------               ------------------                 -----------------
                                   Rate       Volume  (Decrease)      Rate     Volume    (Decrease)   Rate       Volume  (Decrease)
                                   ----       ------  ----------   -------     ------    ----------   ----       ------  ----------
                                                                             (In Thousands)

Interest-earning assets:
  Loans(1)                        $ 201       $2,426     $2,627    $(1,099)    $8,297       $7,198    $443       $6,277     $6,720
  Taxable securities (2)           (114)           1       (113)       (50)       (89)        (139)    (25)         491        466
  Non-taxable securities (3)         --           (3)        (3)         1         20           21       2            7          9
  Federal funds sold                (28)          39         11        (31)       781          750      36          205        241
                                  -----       ------     ------    -------     ------       ------    ----       ------     ------
   Total interest-earning assets     59        2,463      2,522     (1,179)     9,009        7,830     456        6,980      7,436
                                  -----       ------     ------    -------     ------       ------    ----       ------     ------

Interest-bearing liabilities:
  Deposits                         (256)         722        466       (223)     2,881        2,658     (83)       2,640      2,557
  Borrowings                        (43)          (2)       (45)        10        573          583     (15)          70         55
                                  -----       ------     ------    -------     ------       ------    ----       ------     ------
   Total interest-bearing
     liabilities                   (299)         720        421       (213)     3,454        3,241     (98)       2,710      2,612
                                  -----       ------     ------    -------     ------       ------    ----       ------     ------

Increase (decrease) in net
  interest income                 $ 358       $1,743     $2,101    $  (966)    $5,555       $4,589    $554       $4,270     $4,824
                                  =====       ======     ======    =======     ======       ======    ====       ======     ======

_______________

(1) The impact of the loans excludes unearned discounts and includes net purchase discounts and the allowance for credit losses.

(2) Includes mortgaged-backed securities, securities of the U.S. government and its agencies, and FHLB stock.

(3)  Includes municipal bonds.

     Interest Income. Our total interest income increased by $2.5 million or 13.8% in the first half of 1999 over the comparable 1998 period. This increase was primarily due to a $32.9 million or 12.4% increase in average interest-earning assets. Average interest-earning assets were higher primarily due to a 14.6% increase in the average loan portfolio.

     The 12.4% increase in average interest-earning assets in the first half of 1999 was significantly lower than the 32.8% increase in 1998 and the 32.4% increase in 1997. In addition, total interest-earning assets actually decreased by $3.9 million or 1.4% from December 31, 1998 to June 30, 1999. The lower rate of increase in average interest-earning assets in the first half of 1999 and the decline in total interest-earning assets at the end of the period was primarily due to the significantly lower level of loan purchases in the first half of 1999. Total loans purchased in the six months ended June 30, 1999 was $5.5 million. This amount is well below the total purchases of $73.7 million for all of 1998 and $51.2 million for all of 1997, before net purchase discounts. While we continually review pools of loans for possible purchase, the amount of loans actually purchased can fluctuate significantly from one quarter to the next. The lower purchases in the first half of 1999 reflect fewer pools of loans being available at prices acceptable to us.

     Interest on loans increased by $2.6 million or 15.4% in the first half of 1999 over the first half of 1998 primarily due to the 14.6% increase in the average loan portfolio. The increase in the average balance was primarily due to the purchase of $70.8 million of loans, before net purchase discounts, in the second half of 1998. Of these purchases, $44.6 million were subprime automobile loans, $19.1 million were home improvement loans included in second mortgages, and $7.1 million were mobile home loans included in our other consumer loan category. The average yield on the loan portfolio increased slightly to 15.70% in the first half of 1999 from 15.52% in the first half of 1998.

     Interest on federal funds sold increased by $11,000 or 1.9% in the first half of 1999 over the same 1998 period. We use federal funds sold as a major source of liquidity, and federal funds sold have increased significantly since 1996 as our total assets have grown. The rate of increase in the average balance slowed to 9.0% in the first half of 1999, but total federal funds sold of $29.0 million at June 30, 1999 was substantially higher than the $24.7 million average balance for the first six months of 1999. The higher average balance in the 1999 period was mostly offset by a decline in the average yield to 4.71% in the first half of 1999 from 5.03% in the first half of 1998, reflecting declines in market rates of interest.

     Interest Expense. Our total interest expense increased by $421,000 or 6.4% in the first half of 1999 over the first half of 1998. This increase was due to a $26.2 million or 11.6% increase in average interest-bearing liabilities, primarily certificates of deposit. The effect of the higher average balance was partially offset by a decrease in the average rate paid on total interest-bearing liabilities to 5.57% from 5.84% for the first half of 1998.

     Interest on deposits increased by $466,000 or 7.6% in the first half of 1999 over the first half of 1998, as total average deposits increased by $26.8 million or 12.6%. Our primary source of funds is certificates of deposit, which amounted to $227.1 million or 88.3% of total interest-bearing liabilities at June 30, 1999. We increase our certificates of deposits as needed to fund loan growth, particularly loan purchases. The average balance of certificates of deposit increased by $30.0 million or 14.9% in the first half of 1999 over the same period in 1998. For certificates of deposit under $100,000, the average balance increased $23.1 million or 13.9%, and the average balance of certificates of deposit of $100,000 or more increased by $6.9 million or 19.2%.

     The average rate paid on deposits decreased to 5.53% in the first half of 1999 from 5.78% in the first half of 1998. The lower rate was primarily due to lower rates paid on certificates of deposit and, to a lesser extent, money market accounts. At June 30, 1999, $137.5 million or 60.5% of our total certificates of deposit mature within one year.

     We have not incurred any new borrowings since December 1997, when we borrowed $9.8 million in connection with loan purchases. Interest on borrowings decreased by $45,000 or 10.9% in the first half of 1999 over the same period in 1998, as the average balance decreased by $650,000 or 5.4% due to scheduled repayments. Our notes payable to an independent financial institution have higher rates than our FHLB advances, and one of the notes has principal payments of $150,000 per quarter. These principal payments had the effect of reducing our average rate paid to 6.40% for the first half of 1999 from 6.80% for the first half of 1998.

     Provision for Credit Losses. Our provision for credit losses increased by $726,000 or 28.3% in the first half of 1999 compared to the first half of 1998. Our subprime automobile loans, which involve higher credit risks than our other loans, are analyzed as homogeneous pools using a static pool analysis model. Under this model, we separate the originated automobile loans into separate pools for tracking purposes based upon the calender quarter in which they were originated. We then track and monitor the percentage of each quarterly pool that is charged-off in each subsequent quarter for the life of the loans in that pool. We review the historical average quarterly charge-offs based upon the age of the loan and the quarter in which it was originated. We also monitor the trends in the charge-offs. This analysis is updated monthly, and we use the results of the analysis to determine the adequacy of our allowance for credit losses and the amount of our provisions for credit losses.

     The provisions for credit losses also are based on our periodic review of our loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. We also take into consideration our dealer reserves on dealer originated automobile loans and our net purchase discounts on purchased loans.

     At June 30, 1999, the allowance for credit losses amounted to $5.4 million, representing 2.22% of the total loan portfolio, net of unearned discounts, and 127.4% of total nonperforming loans. At December 31, 1998, the allowance was $4.5 million or 1.73% of the total loan portfolio, net of unearned discounts, and 67.3% of total nonperforming loans.

     None of the allowance for credit losses is allocated to purchased automobile loans as the net purchase discounts applicable to those loans generally have been sufficient to cover losses incurred. Any losses incurred on purchased loans are first charged-off against the net purchase discounts for the applicable pool of loans. At June 30, 1999, total purchased automobile loans amounted to $39.8 million, before $8.2 million of net purchase discounts. See "Business of CB&T - Asset Quality."

     Noninterest Income. Our total noninterest income increased by $54,000 or 4.8% in the first half of 1999 over the same period in 1998. This increase was primarily due to an increase of $230,000 or 63.7% in loan fees, which consist of late charges. These fees tend to increase as our average loans outstanding increase. The higher loan fees were partially offset by decreases of $108,000 or 27.6% in the gain on sale of mortgage loans and $92,000 or 28.6% in credit life insurance fees. The amount of mortgage loans sold in the first half of 1999 decreased by $4.0 million or 26.2% from the first half of 1998. The decrease in credit life insurance fees was partially due to an aggregate 20% reduction by the State of Louisiana in the maximum rate that can be charged for this insurance. The first 10% reduction was phased in January 1, 1998, and the second 10% reduction was effective January 1, 1999.

     Noninterest Expense. Our total noninterest expense increased by $2.1 million or 32.0% in the first half of 1999 over the same period in 1998. This increase was primarily due to the hiring of additional personnel to handle the loans we purchased in 1998. Our full-time equivalent employees increased to 234 at June 30, 1999 from 216 at December 31, 1998 and 162 at June 30, 1998. This increase in personnel was the primary reason for the $1.3 million or 35.5% increase in salaries and employee benefits, and most of the new staff was added to the collections and loan operations departments. The additional personnel also contributed to a $277,000 or 38.3% increase in occupancy expense. We opened three new loan production offices in 1998 and closed two other loan production offices in March 1999. The two offices that were closed had two employees each and relatively small square footage. The salaries and employee benefits and occupancy expenses saved by the closing of these two offices are not considered material.

Our salaries and employee benefits expense also increased in the first half of 1999 due to higher benefits cost per employee. Our group insurance and worker's compensation premiums increased faster than the increase in our total employees. Our group insurance costs increased by $131,000 or 60.1% in the first half of 1999 over the same period in 1998.

     Crescent Bank has a bonus arrangement with Mr. Solomon pursuant to which he will be paid a bonus for 1999 equal to 20% of Crescent Bank's net earnings before taxes in excess of $500,000, provided that the conditions set forth under "Management of CB&T - Executive Compensation" are satisfied. The bonus is being paid quarterly, and the total bonus for 1999 will not exceed $1,175,000. Crescent Bank intends to establish performance criteria for Mr. Solomon's bonus each year. We have agreed with Ryan, Beck that, for a period of five years from the date the offering closes, the bonus to Mr. Solomon will be principally based on performance-based criteria.

     Collection expenses, which primarily consist of attorneys' fees and sheriff's fees, and telephone expenses are largely related to the number of borrowers we have. These expenses have increased in each period since 1996 as our loan portfolio in general and subprime automobile loan portfolio in particular have increased.

     Income Tax Expense. Because we converted to a Subchapter S corporation effective January 1, 1998, our income tax expense was $12,000 for the first half of 1999. We generally are no longer subject to federal or state income taxes. See "Taxation." In the first half of 1998, our tax expense was $1.8 million, which consisted of the write-off of deferred tax assets and other adjustments related to our election to become a Subchapter S corporation. See Note H of Notes to Consolidated Financial Statements.

Comparison of Operating Results for 1998 and 1997

     Net Earnings. Net earnings increased by $1.7 million or 56.2% in 1998 over 1997. Because we became a Subchapter S corporation effective January 1, 1998, we believe you should focus on our pre-tax earnings when comparing these two years. Our earnings before taxes increased by $1.7 million or 35.9% in 1998 over 1997. This increase was due to the following:

     . a $4.6 million or 24.1% increase in net interest income, and

     . a $676,000 or 42.4% increase in total noninterest income.

These increases were partially offset by increases of $3.1 million or 28.1% in noninterest expenses and $453,000 or 9.3% in the provision for credit losses.

     Interest Income. Our total interest income increased by $7.8 million or 26.5% in 1998 over 1997. This increase was due to a $67.4 million or 32.8% increase in average interest-earning assets, which was partially offset by a decline in the average yield to 13.69% in 1998 from 14.37% in 1997. The increase in average interest-earning assets was primarily due to increases of $53.6 million or 31.9% in the average loan portfolio and $14.8 million or 105.1% in the average balance of federal funds sold.

     The increase in the average loan portfolio in 1998 was primarily due to the purchase of $36.9 million of subprime automobile loans, before net purchase discounts, in the last two months of 1997 and to the purchase of $73.7 million of loans, before net purchase discounts, in 1998. Of the purchases in 1998, $47.2 million was purchased in the last two months of 1998 before net purchase discounts, reducing the effect of these purchases on the average balance for 1998.

     The average yield on the loan portfolio decreased to 15.58% in 1998 from 16.27% in 1997. This decrease was primarily due to higher than anticipated prepayments on purchased loans. When purchased loans are prepaid, the related discounts are recognized into income and the related premiums are amortized into income. During 1998, we had net premiums of $1.0 million amortized as a reduction of interest income on loans, while in 1997 we had net discounts of $587,000 recognized as an addition to interest income. The recognition of discounts and premiums are accounted for as a yield adjustment.

     Interest on federal funds sold increased by $750,000 or 96.5% in 1998 over 1997, due to the average balance more than doubling in 1998. Federal funds sold amounted to 8.2% of total assets at December 31, 1998 compared to 7.1% of total assets at December 31, 1997. The impact on interest income from the higher average balance in 1998 was partially offset by a decline in the average yield to 5.29% in 1998 from 5.52% in 1997, reflecting declines in market rates of interest.

     Interest on taxable securities decreased by $139,000 or 10.3% in 1998 from 1997. This decrease was due to a $1.4 million or 6.8% decline in the average balance and a decline in the average yield to 6.07% in 1998 from 6.31% in 1997. These declines were primarily due to increased repayments on our mortgaged-backed securities, which generally have higher yields than our other taxable securities.

     Interest Expense. Our total interest expense increased by $3.2 million or 30.9% in 1998 over 1997. This increase was due to a $58.2 million or 33.0% increase in average interest-bearing liabilities.

     Interest on deposits increased by $2.7 million or 25.9%, due to a $49.7 million or 28.8% increase in the average balance. The increase in the average balance was primarily due to increases of $34.9 million or 25.1% in certificates of deposit with balances below $100,000 and $12.9 million or 50.6% in jumbo certificates. The average rate paid on deposits decreased to 5.80% in 1998 from 5.94% in 1997, reflecting lower rates on our certificates of deposit as market rates declined.

     Interest on borrowings increased by $583,000 or 255.7% in 1998 over 1997. This increase was due to an $8.4 million or 241.0% increase in the average balance, reflecting the $8.0 million of Federal Home Loan Bank advances incurred in the fourth quarter of 1997 to partially fund our loan purchases. In addition, we borrowed $1.8 million from an unaffiliated financial institution in the fourth quarter of 1997 to fund an additional capital contribution to Crescent Bank.

     Provision for Credit Losses. Our provision for credit losses increased by $453,000 or 9.3% in 1998 over 1997. The total provision reflects the factors discussed above under "- Comparison of Operating Results for the Six Months Ended June 30, 1999 and 1998 - Provision for Credit Losses" and the increase in our loan portfolio in 1998. Over 90% of the allowance for credit losses was allocated to originated automobile loans at both December 31, 1998 and 1997. In 1998, we increased our allowance for other consumer loans by $127,000, as these loans increased by $12.7 million in 1998.

     Noninterest Income. Our total noninterest income increased by $676,000 or 42.4% in 1998 over 1997. This increase was primarily due to an increase of $554,000 or 281.2% in gain on sale of mortgage loans. We substantially increased our mortgage banking activities in 1998. We originated $30.6 million of residential loans held for sale in 1998, compared to $9.1 million in 1997. We sold $32.2 million of residential loans held for sale in 1998, compared to $6.8 million in 1997. The loans are sold with servicing released, and we recognize a gain by selling the servicing rights. See "Business of CB&T -Secondary Market Activities."

     Our loan fees increased by $222,000 or 37.1% in 1998 over 1997, reflecting the increase in our average loan portfolio.

     Credit life insurance fees decreased by $111,000 or 15.7% in 1998 from 1997, primarily due to a 10% reduction by the State of Louisiana in the maximum rate that can be charged for this insurance.

     Noninterest Expense. Our total non-interest expense increased by $3.1 million or 28.1% in 1998 over 1997. The increase was primarily due to the hiring of additional personnel and the opening of three new loan production offices in 1998. We increased our full-time equivalent employees to 216 at December 31, 1998 from 150 at December 31, 1997 to handle our increased loan originations and purchases, as well as the collection efforts on these loans. The increased personnel is the primary reason for the $1.7 million or 26.8% increase in salaries and employee benefits.

     The $422,000 or 37.4% increase in occupancy expense was primarily due to the new loan production offices opened in 1998 and the increases in staff.

     Collection, telephone and printing and postage expenses each increased by over 50% primarily due to the growth in the loan portfolio and the number of borrowers.

     Income Tax Expense. Our income tax expense was $1.8 million for each of 1998 and 1997. The tax expense in 1998 consisted of the write-off of deferred tax assets and other adjustments related to our election to become a Subchapter S corporation. Our effective tax rate was 37.4% of our pre-tax earnings in 1997.

Comparison of Operating Results for 1997 and 1996

     Net Earnings. Our net earnings increased by $126,000 or 4.3% in 1997 over 1996 due to the following:

     . a $4.8 million or 33.9% increase in net interest income, and . a $178,000 or 12.6% increase in noninterest income.

These increases were partially offset by increases of $2.7 million or 32.5% in noninterest expenses, $2.0 million or 66.5% in the provision for credit losses, and $240,000 or 15.3% in income tax expense.

     Interest Income. Our total interest income increased by $7.4 million or 33.6% in 1997 over 1996, due to an increase of $50.3 million or 32.4% in average interest-earning assets and an increase in the average yield to 14.37% in 1998 from 14.25% in 1997. Average interest-earning assets increased primarily due to the following increases:

     . $38.6 million or 29.9% in average loans, . $7.8 million or 57.8% in average taxable securities, and . $3.7 million or 36.2% in average federal funds sold.

     Interest on loans increased by $6.7 million or 32.6% in 1997 over 1996. The increase in the average loan portfolio in 1997 was primarily due to an increase in dealer-originated, subprime automobile loans. These loans increased to $124.7 million at December 31, 1997 from $109.4 million at December 31, 1996, net of unearned discounts. In addition, first mortgage, one- to four-family residential loans increased by $11.0 million or 76.7% during 1997. The average yield on the loan portfolio increased to 16.27% in 1997 from 15.93% in 1996.

     Interest on taxable securities increased by $466,000 or 53.1% in 1997 over 1996, due to the $7.8 million or 57.8% increase in the average balance. We purchased $8.6 million of mortgage-backed securities and $2.5 million of U.S. government and agency securities in 1997. These purchases exceeded the $6.3 million of repayments and $866,000 of sales of securities in 1997. The increased average balance was partially offset by a decline in the average yield to 6.31% in 1997 from 6.50% in 1996.

     Interest on federal funds sold increased by $241,000 or 45.0% in 1997 over 1996, due to the 36.2% increase in the average balance and an increase in the average yield to 5.52% in 1997 from 5.19% in 1996.

     Interest Expense. Our total interest expense increased by $2.6 million or 33.2% in 1997 over 1996, due to a $45.6 million or 34.9% increase in the average balance of interest-bearing liabilities to fund asset growth.

     Interest on deposits increased by $2.6 million or 33.2% in 1997 over 1996, primarily due to an increase of $44.5 million or 34.7% in the average balance. The increase in the average balance was primarily due to increases of $40.1 million or 40.5% in certificates of deposit with balances below $100,000 and $4.7 million or 22.3% in jumbo certificates. The average rate paid on deposits decreased to 5.94% in 1997 from 6.00% in 1996.

     Interest on borrowings increased by $55,000 or 31.8% in 1997 over 1996, as we incurred $8.0 million of FHLB advances in the fourth quarter of 1997 to fund loan purchases. CB&T also borrowed $1.8 million from an unaffiliated financial institution in the fourth quarter of 1997 to make an additional capital contribution to Crescent Bank.

     Provision for Credit Losses. Our provision for credit losses increased by $2.0 million or 66.5% in 1997 over 1996. The allowance for credit losses allocated to originated automobile loans increased by $1.3 million or 37.9% from December 31, 1996 to December 31, 1997, primarily reflecting the growth in this portfolio in 1997.

     During 1997, we also increased the allowance allocated to our residential first mortgage loans by $54,000 and on our commercial business loans by $19,000. These increases reflected the growth in these two loan categories in 1997.

     Noninterest Income. Our total noninterest income increased by $178,000 or 12.6% in 1997 over 1996, due to increases of $83,000 or 16.1% in loan fees and $126,000 or 177.5% in gain on sale of mortgage loans. We sold $6.8 million of loans in 1997 and $7.0 million of loans in 1996.

     Each of the other categories of noninterest income declined in 1997 from 1996. Management believes that none of these decreases were significant.

     Noninterest Expense. Our total noninterest expense increased by $2.7 million or 32.5% in 1997 over 1996. This increase was primarily due to an increase in personnel to 150 full-time equivalent employees at December 31, 1997 from 104 at December 31, 1996 to handle our growth in assets. The increased personnel is the primary reason for the $1.5 million or 32.4% increase in salaries and employee benefits.

     Occupancy expense increased by $340,000 or $43.1% in 1997 over 1996 primarily due to the additional personnel and the opening of three new loan production offices in 1997.

     Other noninterest expense primarily consists of office supplies, data processing, contributions and other miscellaneous expenses. The $158,000 or 21.7% increase in 1997 was primarily due to a loss incurred in discontinuing the activities of a subsidiary involved in selling repossessed automobiles.

     Income Tax Expense. Our income tax expense increased by $240,000 or 15.3% in 1997 over 1996. Our pre-tax earnings increased by 8.2% in 1997, and our effective tax rate was 37.4% in 1997 and 35.1% in 1996.

Our Exposure to Changes in Interest Rates

     General. Like other financial institutions, we are subject to market risk. Market risk is the risk that a company can suffer economic loss due to changes in the market values of various types of assets or liabilities. As a financial institution, we make a profit by accepting and managing various types of risks. The most significant of these risks are credit risk and interest rate risk. See "Business of CB&T - Asset Quality" for a discussion of credit risk. The principal market risk for us is interest rate risk. Interest rate risk is the risk that changes in market interest rates will cause significant changes in net interest income because interest-bearing assets and interest-bearing liabilities mature at different intervals and reprice at different times.

     We have established an asset and liability management committee to monitor interest rate risk. This committee is made up of senior officers from finance, lending and deposit operations. The committee meets at least quarterly, reviews our current interest rate risk position, and determines strategies to pursue for the next quarter. The activities of this committee are reported to the Board of Directors of Crescent Bank quarterly. Between meetings the members of this committee are involved in setting rates on deposits, setting rates on loans and serving on loan committees where they work on implementing the established strategies.

     We monitor our interest rate risk through both gap reports and financial modeling reports. The financial modeling reports estimate the impact of increases and decreases of 2% in interest rates on our net interest income and our net portfolio equity. Each of these are discussed below.

     Gap Reports. The gap reports estimate the amount of our interest-earning assets and interest-bearing liabilities that mature or reprice within a specified period, based upon various assumptions. A gap is considered positive when the amount of interest-rate sensitive assets repricing or maturing within a specified period exceeds the amount of interest-rate sensitive liabilities repricing or maturing within such period, and is considered negative when the amount of interest-rate sensitive liabilities repricing or maturing within a specified period exceeds the amount of interest-rate sensitive assets repricing or maturing within such period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are impacted, to a large extent, by consumer demand and by discretionary pricing by our management.

     Our subprime automobile loans primarily have fixed interest rates at or near the maximum rates permitted by state law. If market interest rates increase, it is unlikely that we would be able to increase the interest rates on new loans at the same rate as increases in market rates of interest on our certificates of deposit, unless the maximum permissible rates on these loans were also increased. As a result, while these loans have short maturities, our sensitivity to prolonged increases in interest rates as shown in the following table may be understated due to limitations on our ability to charge higher rates.

     The following table presents the difference between our interest-earning assets and interest-bearing liabilities within specified maturities at June 30, 1999. This table does not necessarily indicate the impact of general interest rate movements on our net interest income, because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

                                                                                June 30, 1999
                                           -----------------------------------------------------------------------------------------
                                               0 Months        Over Three      Over One     Over Three    Over Five
                                               Through          Through        Through        Through      Through      Over Ten
                                             Three Months      12 Months     Three Years    Five Years    Ten Years       Years
                                           ----------------  -------------  -------------  ------------  -----------  --------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
  Loans(1)(2):
    Consumer automobile:
     Originated loans                           $   651         $  4,497        $ 66,702      $60,857      $    29      $    --
     Purchased loans                                829            5,432          28,171        5,354           13           27
    One- to four-family residential              11,333            4,449           5,088        3,887        6,374        2,516
    Other consumer                                2,496            1,127           1,535        3,094        2,660          139
    Commercial real estate                       15,689               --             606           82           --            9
    Other loans                                   8,761              630             945          160           --           --
  Federal funds sold                             29,030               --              --           --           --           --
  Securities available for sale                      --            6,607           8,152        3,103          799           --
  Mortgage loans held for sale                      453               --              --           --           --           --
  FHLB stock                                        867               --              --           --           --           --
                                                 ------          -------         -------       ------       ------       ------
    Total interest-earning assets                70,019           22,742         111,199       76,537        9,875        2,691
                                                 ------          -------         -------       ------       ------       ------

Interest-bearing liabilities:
  Noninterest-bearing demand
   deposits(3)                                    2,122            4,919           1,794        1,689           --           --
  NOW and savings accounts (4)                      379            1,185           1,658        1,516           --           --
  Money market accounts (4)                         546            1,705             614          546           --           --
  Certificates of deposit (5)                    30,392          107,078          84,462        5,171           --           --
  Borrowings                                      2,124            3,000           3,200        3,000           --           --
                                                 ------          -------         -------       ------       ------       ------
    Total interest-bearing liabilities           35,563          117,887          91,728       11,922           --           --
                                                 ------          -------         -------       ------       ------       ------

Interest rate sensitivity gap                   $34,456         $(95,145)       $ 19,471      $64,615      $ 9,875      $ 2,691
                                                 ======          =======         =======       ======       ======       ======
Cumulative interest rate sensitivity gap        $34,456         $(60,689)       $(41,218)     $23,397      $33,272      $35,963
                                                 ======          =======         =======       ======       ======       ======
Percentage of cumulative gap
  to total assets (6)                             11.74%          (20.67)%        (14.04)%       7.97%       11.33%       12.25%
                                                 ======          =======         =======       ======       ======       ======
Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities                             13.40%          (23.61)%        (16.03)%       9.10%       12.94%       13.99%
                                                 ======          =======         =======       ======       ======       ======

                                                    June 30, 1999
                                                 ------------------
                                                        Total
                                                 ------------------
Interest-earning assets:
  Loans(1)(2):
    Consumer automobile:
     Originated loans                                    $132,736
     Purchased loans                                       39,826
    One- to four-family residential                        33,647
    Other consumer                                         11,051
    Commercial real estate                                 16,386
    Other loans                                            10,406
  Federal funds sold                                       29,030
  Securities available for sale                            18,661
  Mortgage loans held for sale                                453
  FHLB stock                                                  867
                                                          -------
    Total interest-earning assets                         293,063
                                                          -------

Interest-bearing liabilities:
  Noninterest-bearing demand
   deposits(3)                                             10,524
  NOW and savings accounts (4)                              4,738
  Money market accounts (4)                                 3,411
  Certificates of deposit (5)                             227,103
  Borrowings                                               11,324
                                                          -------
    Total interest-bearing liabilities                    257,100
                                                          -------

Interest rate sensitivity gap                            $ 35,963
                                                          =======
Cumulative interest rate sensitivity gap

Percentage of cumulative gap
  to total assets (6)

Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities
                                                                                                   (Footnotes are on following page)

__________________________

(1) Loans exclude unearned discounts and include net purchase discounts and the allowance for credit losses.

(2) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, without reflecting any estimated prepayments.

(3) We assume that noninterest-bearing demand accounts which mature or reprice within three months are at least equal to our cash and due from banks. The remaining amount of these accounts is spread over time based on industry-accepted standards.

(4) We assign a decay factor to these accounts using statistical analysis and financial modeling, based upon industry-accepted standards.

(5) We assumed that certificates of deposit will not be withdrawn prior to maturity. Excludes $372,000 of accrued interest payable.

(6) Based on total assets of $293.6 million before subtracting net purchase discounts.

     Our June 30, 1999 gap report shows that we have a positive three-month gap of $34.5 million or 11.7% of total assets at that date, before subtracting net purchase discounts. This is primarily due to our federal funds sold and the substantial portion of our residential real estate, commercial real estate and commercial business loans that have interest rates which float based upon a specified prime rate.

     At June 30, 1999, we have a negative one-year cumulative gap of $60.7 million or 20.7% of total assets, before subtracting net purchase discounts. We have substantially fewer assets that are scheduled to reprice or mature between three and 12 months of June 30, 1999. Our certificates of deposit that are scheduled to mature within one year exceed our total interest-earning assets estimated to reprice or mature within one year by $44.7 million.

     Financial Modeling Reports. We also monitor interest rate risk quantitatively by measuring the potential changes in net interest income and net portfolio value based on various immediate changes in market interest rates. An unaffiliated third party prepares these reports for us each quarter based on information provided by us. The following table shows the changes in net interest income and net portfolio value for immediate sustained parallel shifts of 2% in market interest rates as of June 30, 1999.

                                       Assumed change in interest rates from
                                                   June 30, 1999
                                       -------------------------------------
                                              +2%                 -2%
                                       -----------------  ------------------

          Expected change in:
            Net interest income              0.2%                (0.6)%
            Net portfolio value             (5.2)                 3.9

     The change in net interest income from a change in market rates is a short-term measure of interest rate risk. The above results indicate that a 2% change in interest rates would have a minimal effect on our net interest income.

     Net portfolio value is the difference between the market value of our financial assets and our liabilities, with adjustments made for off-balance sheet items. This concept is also known as market value of portfolio equity. The above table shows that our net portfolio value would decrease slightly if interest rates rise 2% and increase slightly if interest rates fall 2%.

     The gap and financial modeling reports each show a level of interest rate risk that is within the limits established by our Board of Directors. However, we are aware that any method of measuring interest rate risk, including those set forth above, has certain shortcomings. For example, certain assets and liabilities may have similar maturities or repricing dates but their repricing rates may not follow the general trend in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates while rates on other assets and liabilities may lag market rates. In addition, any projection of a change in market rates requires that prepayment rates on loans and decay rates on transaction accounts be projected, and those projections may be inaccurate. We focus on the change in net interest income and the change in net portfolio value as a result of immediate and sustained parallel shifts in interest rates as a balanced approach to monitoring interest rate risk.

     Our Strategies to Minimize Interest Rate Risk. We attempt to minimize our risk of changing interest rates by using the following strategies:

     . originate and purchase automobile loans with terms to maturity of 18 to 60 months;

     .    maintain a significant balance of federal funds sold;

     . originate commercial real estate and commercial business loans primarily with adjustable interest rates tied to a specified prime rate and short terms to maturity; and

     .    increase certificates of deposit with maturities over one year.

Liquidity and Capital Resources

     The term "liquidity" refers to our ability to generate adequate amounts of cash for funding loan originations, loan purchases, deposit withdrawals, maturities of certificates of deposit and borrowings, and operating expenses. Our primary sources of internally generated funds are principal repayments and payoffs of loans, cash flows from operations, and proceeds from sales of loans. External sources of funds include increases in deposits and borrowings.

     Sources of funds for Crescent Bank such as loan repayments and deposits flows are greatly influenced by prevailing interest rates, economic conditions and competition. Other sources of funds such as borrowings and maturities of securities are more reliable or predictable. At June 30, 1999, we had $31.2 million or 11.3% of our total assets in federal funds sold and cash and due from banks. At that date, we also had $18.7 million of securities available for sale and lines of credit aggregating $14.7 million, which are available to meet liquidity needs. We regularly review cash flow needs to fund operations. We believe that the resources described above are adequate to meet our requirements for the next 12 months.


     Our liquidity and cash flow needs are primarily dependent upon loan demand and deposit activity. If the demand for new loans exceeds loan repayments, we generally increase the rates offered on our certificates of deposit. Conversely, if loan demand is less than loan repayments, we generally lower the rates offered on our certificates of deposit. If we anticipate purchasing a significant amount of loans in the near future, we will frequently increase the rates offered on our certificates of deposit.

     Our operating activities generated cash in the first half of 1999 and in 1998, 1997 and 1996 primarily as a result of net earnings in each period. The adjustments to reconcile net earnings to net cash provided by operations during the periods presented consisted primarily of the origination and sale of loans held for sale, the provisions for credit losses, and the net accretion of discounts and premiums on purchased loans. Our primary investing activities are the origination and purchase of loans, proceeds from repayments and prepayments on existing loans and securities, and increases in federal funds sold.
Investing activities used net cash in each of 1998, 1997 and 1996 and provided a small amount of cash in the first half of 1999 due to a decrease in the loan portfolio in the 1999 period. The primary financing activities consist of deposits, FHLB advances and distributions to our shareholders. Financing activities provided net cash in each of the periods presented except for the first half of 1999, when deposits decreased. Total cash and cash equivalents decreased by $1.5 million in the first half of 1999 after increasing by $1.1 million in each of 1998 and 1996. Total cash and cash equivalents decreased by $138,000 in 1997. Total cash and cash equivalents amounted to $2.1 million at June 30, 1999.


     At June 30, 1999, Crescent Bank had $7.7 million of outstanding commitments to extend credit, plus $251,000 of standby letters of credit. See Note J of Notes to Consolidated Financial Statements. In addition, as of June 30, 1999, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $137.5 million. We believe that we have adequate resources to fund all of our commitments and that we can adjust the rate on certificates of deposit to retain deposits to the extent desired in changed interest rate environments. Increases in market interest rates would increase our cost of funds. If we require funds beyond our internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

     We are required to maintain regulatory capital sufficient to meet various ratios. At June 30, 1999, both CB&T and Crescent Bank exceeded each of its capital requirements. See Note M of Notes to Consolidated Financial Statements.

The Year 2000

     General. The year 2000 issue confronting us, as well as our suppliers, customers, customers' suppliers and competitors, centers on the inability of computer systems to recognize the year 2000. Computer programs and systems that use two digits rather than four to identify the applicable year will recognize "00" as the year 1900 rather than the year 2000 unless they are corrected or replaced.

     Like most financial service providers, we may be significantly affected by the year 2000 issue due to our dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside our direct control, and third parties with whom we electronically or operationally interface are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. In this event, calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated.

     In accordance with federal regulatory pronouncements, our year 2000 plan addressed issues involving awareness, assessment, renovation, validation, implementation and contingency planning. These phases are discussed below.


     Awareness and Assessment. We have a year 2000 team, consisting of our chief operating officer, our chief financial officer, our computer services manager, and an assistant vice president who is our year 2000 project manager and five other individuals, which is responsible for addressing year 2000 issues. The year 2000 team periodically reports to the Board of Directors its actions and findings. In addition to internal resources, we are utilizing external resources to implement our year 2000 program. We contracted with outside consultants to verify our assessment of our year 2000 problems and to assist us with our remediation efforts. In May 1999, the consultants raised a few minor issues regarding our contingency plan, test results, and current financial information regarding vendors. Each of these issues has been resolved.

     Management has conducted an assessment of all software, hardware, environmental systems and other computer-controlled systems. In addition, management has identified and developed an inventory of all technological components and vendors. One service provider was identified as "mission critical," where the failure to become year 2000 compliant in a timely manner could cause major operational risks or disruptions.

     Renovation Phase Has Been Completed. We upgraded our in-house hardware and software that was mission critical or had applications with date sensitive areas. Our data processing and items processing are handled by two independent third party data centers, and both centers have indicated that they completed their renovation process.


     Our Validation or Testing Phase Is Nearly Completed. During 1998, we tested our loan origination, loan servicing, deposits, withdrawal and general ledger activities for year 2000 compliance. All teller terminals and general ledger posting terminals were tested, and different tests were conducted with our service providers and software vendors. Our service providers and software vendors were examined by the Federal Financial Institutions Examination Council, which consists of federal banking agencies, for year 2000 compliance. However, neither the council nor its member agencies certify the year 2000 readiness of any service provider or vendor. We explored during 1999 the steps involved in switching our data processing and items processing to different service providers in the event our current providers were unable to become year 2000 compliant in a timely manner. Based on the results of the testing to date, we do not believe that a switch to new service providers will be necessary. Additional simulation and other testing began in June 1999 and was satisfactorily completed in the third quarter.

     Implementation Phase Is Nearly Completed. Additional testing was conducted in the first quarter of 1999, and the implementation phase has now been completed. We believe that all in-house hardware and software that is critical and date sensitive is year 2000 compliant. In June 1999, we converted to a new software system for our transactions with our Federal Reserve Bank and also installed new machines and processors to handle loan payments. Testing and validation of these new systems was satisfactorily completed in the third quarter. The testing of one piece of equipment that was purchased in the third quarter is scheduled to be completed in October 1999, and this particular equipment will not have a material impact on our Year 2000 readiness.


     Contingency Planning. We have adopted a contingency plan in the event that one or more of our internal or external computer systems fail to operate on or after January 1, 2000. Testing and independent review of this plan began in May 1999 and was satisfactorily completed in the third quarter.

     Our $14.7 million of lines of credit can be used for liquidity purposes if other sources of funds are not available when needed. These lines can be used to cover any higher than normal deposit withdrawals in late 1999. We can also obtain short-term FHLB advances if necessary.

     Risks. If one or more internal or external computer systems fail to operate properly on or after January 1, 2000, we may be unable to process transactions, prepare statements or engage in similar normal business activities. If all transactions were required to be handled manually due to computer or other failures, we would need to hire additional personnel which would significantly increase our expenses.

     In the event any utility companies were unable to provide electricity or other needed services to our offices or to the automobile dealers that we do business with, our operations would be materially disrupted. We are unable to provide any assurances as to the year 2000 readiness of the utility companies. In addition, while we believe the testing described above was done in accordance with applicable regulatory guidelines, we are unable to provide any assurances that the testing took into account all problems that may develop on or after January 1, 2000.

     We believe we have taken appropriate steps with respect to matters that are within our control in order to become ready for the year 2000 in a timely
manner.   Based on the steps taken to date, including testing and other documentation, management believes our mission critical service provider is year 2000 compliant and that issues related to the year 2000 will not have a material adverse effect on our liquidity, capital resources or consolidated results of operations. However, we are unable to provide any assurances that we have foreseen all problems that may develop on or after January 1, 2000 or that we have taken all actions that may be considered necessary in hindsight. In addition, the readiness of all third parties, including customers and suppliers, is inherently uncertain and cannot be guaranteed by us. While our outside service providers have shared with us their testing results, the findings of examinations of them by regulatory authorities and their responses to such examinations, none of the service providers have provided us with enforceable assurances. Our mission critical service provider has indicated in writing that it is not making any express or implied representation or warranty as to its year 2000 readiness.

     Costs. We currently estimate the total cost of becoming year 2000 compliant to be approximately $267,000, of which approximately $136,000 has been incurred as of June 30, 1999.

     Status of Borrowers and Other Customers. Our customer base consists primarily of individuals who use our services for personal, household or consumer uses. Management believes these customers are not likely to individually pose material year 2000 risks directly. Most of our loans are consumer or residential in nature.

     We may experience an increase in problem loans and credit losses if our commercial borrowers fail to respond to year 2000 issues. In addition, higher funding costs may result if consumers react to publicity about the issue by withdrawing deposits. In response to these concerns, we implemented a customer awareness program to provide deposit customers, borrowers and others with an understanding of our year 2000 readiness. We also conducted a survey of significant credit customers to determine their year 2000 readiness and to evaluate the level of potential credit risk to us. Our loan officers contacted customers who did not complete the survey and then filled out a questionnaire. Customers who failed to respond or who did not show significant progress by January 1999 were reviewed by our loan committee. We believe that the year 2000 status of these borrowers does not present any material risks to us.

     For new commercial real estate and commercial business loans, we require the borrower to represent that it expects to become year 2000 compliant in a timely manner and that it will promptly notify us if the borrower or any of its material vendors or suppliers will not achieve compliance timely, in each case excluding any noncompliance that would not have a material adverse effect on the borrower's financial condition. We believe these representations will assist management in monitoring the status of new commercial borrowers.

Recent Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective January 1, 2001 for us, and management believes that it will not have a material effect on our consolidated financial statements.


                               BUSINESS OF CB&T

General

     CB&T is a bank holding company that was incorporated in 1994. We are primarily engaged in the business of originating and purchasing subprime automobile and other loans through our wholly-owned subsidiary, Crescent Bank. Crescent Bank is a Louisiana-chartered commercial bank established in 1991. We obtain funds for lending and other investment activities primarily from deposits, borrowings, principal repayments on loans, and the sale of loans. The activities of CB&T at the holding company level are limited. Unless otherwise noted, all of the activities discussed below are of Crescent Bank.

Lending Activities

     General. Our primary lending activity is the origination and purchase of subprime automobile loans. Our automobile loans are primarily originated through agreements we have with automobile dealers in Louisiana, Mississippi, Tennessee, Georgia and Kentucky. We also purchase pools of automobile loans originated by other entities throughout the country. To a much lesser extent, we originate automobile loans directly through our staff.

     We also originate and purchase residential and commercial real estate loans, commercial business loans, and other consumer loans.

     We originate residential mortgage loans for sale into the secondary market. This activity substantially increased in 1998, and we recognize gains on the sale of the mortgage loans because we sell all related servicing rights.

     Loan Portfolio Composition. Originated and purchased automobile loans amounted to $202.9 million or 73.9% of the total loan portfolio at June 30, 1999, before unearned discounts and net purchase discounts. At that date, we had $30.3 million of unearned discounts, which represent interest owed on originated automobile loans but not yet earned. This precomputed interest is included in the note the borrower signs and is included in total loans. Originated and purchased automobile loans amounted to $172.6 million or 70.7% of the total loan portfolio, net of unearned discounts, at June 30, 1999.

     One- to four-family residential loans aggregated $33.6 million or 12.3% of the total loan portfolio at June 30, 1999. The remaining categories primarily consisted of commercial real estate loans at $16.4 million, commercial business loans at $10.4 million, and other consumer loans at $11.1 million as of June 30, 1999.

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.


                                     At June 30,                                     At December 31,
                                                      ------------------------------------------------------------------------------
                                          1999                1998               1997                1996               1995
                                  ------------------  ------------------  ------------------  ------------------  ------------------
                                    Amount      %       Amount      %       Amount      %       Amount      %       Amount      %
                                  ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------  -------
                                                                        (Dollars in Thousands)
Consumer automobile:
   Originated loans (1)            $163,076    59.4%   $158,517    54.8%   $154,088    63.9%   $136,625    76.7%   $ 94,268    71.3%
   Purchased loans                   39,826    14.5      55,669    19.2      35,548    14.8          --      --          --      --
                                   --------   -----    --------   -----    --------   -----    --------    -----   --------   -----
       Total automobile             202,902    73.9     214,186    74.0     189,636    78.7     136,625     76.7     94,628    71.3%
One- to four-family residential:
   First mortgage                    17,330     6.3      16,160     5.6      25,245    10.5      14,288      8.0     12,958     9.8
   Second mortgage                   16,317     6.0      20,618     7.1          --      --          --       --         --      --
Other consumer                       11,051     4.0      13,022     4.5         342     0.1         379      0.2        277     0.2
Commercial real estate               16,386     6.0      14,482     5.0      13,571     5.6      14,507      8.1     10,751     8.1
Commercial business                  10,406     3.8      10,841     3.8      12,160     5.1      12,445      7.0     13,998    10.6
                                   --------   -----    --------   -----    --------   -----    --------    -----   --------   -----
   Total loans                      274,392   100.0%    289,309   100.0%    240,954   100.0%    178,244    100.0%   132,252   100.0%
                                              =====               =====               =====                =====              =====
Less:
  Unearned discounts on
     originated automobile loans     30,340              29,507              29,399              27,198              19,223
  Net purchase discounts             17,360              21,600              14,682               5,694               7,767
  Allowance for credit losses         5,407               4,484               5,097               3,737               2,141
                                   --------            --------            --------            --------            --------
    Total loans, net               $221,285            $233,718            $191,776            $141,615            $103,121
                                   ========            ========            ========            ========            ========

                                          At December 31,
                                     ----------------------
                                              1994
                                     ----------------------
                                       Amount          %
                                     ---------      -------
                                     (Dollars in Thousands)
Consumer automobile:
   Originated loans (1)                $55,966       68.2%
   Purchased loans                          --         --
                                       -------      -----
       Total automobile                 55,966       68.2
One- to four-family residential:
   First mortgage                       10,754       13.1
   Second mortgage                          --         --
Other consumer                             207        0.2
Commercial real estate                   6,829        8.3
Commercial business                      8,364       10.2
                                       -------      -----
   Total loans                          82,120      100.0%
                                                    =====
Less:
  Unearned discounts on
     originated automobile loans        10,886
  Net purchase discounts                 7,587
  Allowance for credit losses            1,133
                                       -------
    Total loans, net                   $62,514
                                       =======


__________________

(1)  Includes a small portion of purchased loans prior to 1997.

     Loan Maturities. The following table presents the contractual maturities of our loans at December 31, 1998, based on the contractual date of the loan's final maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include the effect of prepayments or scheduled principal amortization. Instead, the entire balance of each loan outstanding at December 31, 1998 is shown in the appropriate year of the loan's final maturity.

                                                Amounts Due After December 31, 1998 in
                                  ------------------------------------------------------------------
                                    One Year        After One Year       After Five
                                    or Less       Through Five Years       Years           Total
                                  ------------    ------------------     ----------     ------------
                                                              (In Thousands)
Consumer automobile loans:
   Originated loans                  $ 4,855          $153,662             $    --          $158,517
   Purchased loans                     6,220            49,449                  --            55,669
One- to four-family
   residential loans:
   First mortgages                     8,602             4,251               3,307            16,160
   Second mortgages                    2,216             8,688               9,714            20,618
Other consumer loans                   4,651             4,905               3,466            13,022
Commercial real estate loans           9,201             3,868               1,413            14,482
Commercial business loans              8,525             2,083                 233            10,841
                                     -------          --------             -------          --------
     Total                           $44,270          $226,906             $18,133          $289,309
                                     =======          ========             =======          ========

______________________________

(1) Before unearned discount, net purchase discounts, and the allowance for credit losses.

     The following table presents the dollar amount of all loans, before net items, due after one year from December 31, 1998, and whether these loans have fixed interest rates or floating or adjustable interest rates.

                                                                 Floating or
                                            Fixed-Rate         Adjustable-Rate        Total
                                         ----------------   --------------------   -----------
                                                              (In Thousands)
Consumer automobile loans:
   Originated loans                          $153,591               $   71          $153,662
   Purchased loans                             49,449                   --            49,449
One- to four-family
   residential loans:
   First mortgages                              4,684                2,874             7,558
   Second mortgages                            18,282                  120            18,402
Other consumer loans                            8,055                  316             8,371
Commercial real estate loans                      974                4,307             5,281
Commercial business loans                       1,419                  897             2,316
                                             --------               ------          --------
  Total                                      $236,454               $8,585          $245,039
                                             ========               ======          ========

Originated and Purchased Automobile Loans

     Underwriting Standards. We originate automobile loans to individuals with previous credit problems or limited credit histories. Many of our borrowers have previously filed for bankruptcy, and these "subprime" loans involve a high risk of default. We also purchase pools of subprime automobile loans, and a small portion of the loans in the pool may be nonperforming at the time we purchase them.

     We attempt to minimize the risks associated with the loans we originate through the following requirements with respect to the borrower:

     . at least two years of credit history, and preferably a record of making timely payments on a prior automobile loan;

     .  at least three years of employment and residence history;

     .  income that can be readily verified;

     . total monthly payments cannot exceed 50% of the borrower's net income or 42% of gross income;

     .  no current bankruptcy proceedings pending; and

     . no potential "skip hazards," which are borrowers who are likely to leave the area.

     We also impose a number of requirements which are generally applicable to the loan or the vehicle, including the following:

     . larger downpayments for borrowers with weaker credit or for older vehicles;

     . the vehicle can be no older than seven years preceding the current model year;

     . the maximum term of the loan is 60 months declining down to 18 months based upon the age of the vehicle;

     . the amount of the loan used to finance the purchase of the automobile is limited to the North American Dealer Association ("NADA") wholesale value for the most creditworthy applicants, decreasing to 80% to 90% of the lesser of the wholesale value or invoice for borrowers with mixed credit and lower limits for those with weak credit;

     . the loan payment cannot exceed 25% of the borrower's gross monthly income; and

     . the loan total loan amount before precomputed interest cannot exceed eight times the borrower's monthly gross income.

     We consider ourselves to be an equity lender to borrowers with credit problems or limited credit histories, as we require borrowers to have an equity interest in the vehicle being financed through a downpayment, a trade-in or both. We frequently condition our approval of a subprime loan on the borrower increasing his downpayment. The amount of the downpayment required is based upon the loan officer's review of the borrower's credit history and the age and condition of the vehicle. We believe that the larger downpayments increase the likelihood of the borrower repaying the loan and help minimize our loss in the event of a default by the borrower.

     For our dealer-originated subprime automobile loans, the amount we lend to finance the purchase of the automobile generally averages less than 90% of the wholesale value of the automobile, plus taxes and registration. However, many of our borrowers finance the purchase of extended warranties or service contracts, and a small portion of our borrowers also finance the purchase of credit life insurance. When the cost of these additional items is added to the loan, the total loan amount is frequently above the wholesale value of the automobile. See "Risk Factors - Risk Factors Relating to CB&T's Business - Our subprime automobile loans that exceed the wholesale value of the automobile increase the possibility of credit losses."

     The above underwriting requirements are subject to change from time to time as circumstances warrant. Each loan must be secured by a first priority lien on the automobile. In addition, each loan requires the borrower to maintain physical damage insurance covering the financed automobile and naming Crescent Bank as loss payee. We may, nonetheless, suffer a loss upon theft of or physical damage to any financed automobile if the borrower fails to maintain insurance as required by the loan and is unable to pay for repairs to or replacement of the automobile or is otherwise unable to fulfill his obligations under the loan. We track the continued maintenance of the borrower's insurance, but we do not currently force place insurance if the borrower's insurance coverage lapses. We do, however, currently have lender's comprehensive single interest insurance coverage, which generally covers losses due to physical damage in excess of a $2,000 deductible in the event that the borrower's insurance coverage lapses. Our lender's insurance does not cover skips where we are unable to locate the automobile.

     Our loan production officers in Louisiana originate subprime automobile loans on a direct basis. However, these loans generally account for 10% or less of our total originated subprime automobile loans.

     Agreements with Automobile Dealers. We acquire loans directly from automobile dealers who have entered into a dealer agreement with us. At June 30, 1999, we had agreements with over 800 dealers that had automobile loans outstanding with us. Although these agreements do not obligate the dealer to sell or us to purchase any particular loan, the dealer agreement sets forth the terms upon which approved loans will be purchased by us. These agreements contain representations and warranties by the dealer with respect to each loan to be purchased by us, each automobile that serves as collateral for the loan, and each loan's compliance with applicable laws and regulations. The dealer agreements generally provide that the loans are sold to us without recourse to the dealer, unless the dealer has breached its representations and warranties. We underwrite all of the loans acquired from automobile dealers. A dealer agreement can generally be terminated by either party upon 15 to 30 days written notice to the other party.

     The automobile purchaser signs a loan agreement that contains precomputed interest in the total amount. Our agreements with the dealers provide that the dealers will receive a percentage of the total finance charges to be earned over the life of the loan. This dealer premium is generally equal to the difference between the interest rate charged to the borrower and the interest rate at which we purchase the loan from the dealer.

     The dealer premium is paid to the dealer by Crescent Bank at the time the loan is purchased, except that many of our dealer agreements provide for a portion of this premium to be deducted from the dealer payment and deposited into a dealer reserve account maintained at Crescent Bank. The portion of the premium that is deducted is higher for non-franchised dealers than for franchised dealers. The vast majority of our agreements are with manufacturer-franchised dealers, rather than independent dealers.

     We can charge the dealer reserve account for 75% of any loss incurred by us on the loans from the dealer. In addition, if a loan is prepaid in full, we can charge the reserve account for the unearned portion of the dealer premium originally paid by us. The dealer's obligation for charge-backs is limited to the amount in the dealer's reserve account. Any negative balance in a dealer reserve account is charged-off by us for financial reporting purposes but is still maintained for purposes of the dealer agreement. The dealer reserve accounts are held in noninterest-bearing checking accounts at Crescent Bank.
The reserve accounts with a positive balance aggregated $2.0 million at June 30, 1999, $2.0 million at December 31, 1998 and $2.3 million at December 31, 1997.

     The terms of each dealer agreement vary by state. In certain states, the dealer also receives a percentage of any premiums paid by the borrower for credit life and credit disability insurance.

     Approval of Loans from Dealers. When a retail automobile buyer elects to obtain financing from a dealer, the dealer takes an application for submission to its financing sources. Typically, a dealer will submit the buyer's credit application to more than one financing source for review. We believe that a dealer's decision to finance the automobile purchase with us, rather than with other financing sources, is based upon our relationship with the dealer, the dealer's analysis of the discounted purchase price offered by us for the loan, any incentives offered to the dealer, the timeliness, consistency and predictability of our response, and our ability to fund loan purchases typically within one business day of receipt of all required documentation.

     Upon receipt of a credit application from a dealer, we order a credit report on the borrower from one or more of the three major national credit bureaus. We then review the borrower's credit history and verify the borrower's employment, income, residence and automobile insurance. If a loan officer determines that the credit application meets our underwriting criteria subject to further information or with modifications to the originally proposed loan term, we may request and review further information and supporting documentation before we decide to purchase a loan. We also call the borrower before funding the loan. When presented with a credit application, we typically notify the dealer within one business day whether or not we intend to purchase the loan.

     The interest rate at which we acquire the loan from the dealer varies depending upon the age of the vehicle, whether the dealer has an agreement providing for a reserve account with us, and the state in which the dealer is located. Our interest rates increase as the age of the vehicle increases, and the rate at which we acquire the loan is higher if the dealer does not have a reserve account with us. The rates at which we acquire the loan from the dealer are lower than the maximum rates that can be charged to the borrower in that state. However, the rate paid by the borrower may be at or near the maximum permissible rate so that the dealer earns a premium. Typically, once an application is approved or, if approved conditionally, upon fulfillment and receipt of required stipulations, including financing documents, the dealer assigns the loan to us, we purchase the loan and the dealer records our lien on the vehicle. We then commence servicing the loan.

     Retail Installment Contracts. Depending upon the laws of each state, the retail installment contract executed by the borrower permits the borrower to elect to finance the purchase of credit life and credit disability insurance, as well as service contracts or extended warranties. If the loan is prepaid in full prior to maturity, the agreements also provide for a refund of the unpaid finance charges (or unearned discounts) computed under the Rule of 78's in Georgia, Kentucky and Mississippi and 90% of the unpaid finance charges computed under the Rule of 78's in Louisiana and Tennessee. The agreements also set forth the amount of late fees we can charge and, if a default occurs on the loan, the borrower's obligation to pay our collection costs and attorney's fees, subject to limitations imposed by each state.

     The Rule of 78's is a mathematical or "sum-of-the-digits" formula for determining the amount of interest paid each month on the loan. The total interest to be paid over the life of the loan is added to the principal balance, is included in the total loan amount as a finance charge, and is accounted for as an unearned discount until paid by the borrower. Under this method, the amount of interest paid in the early months of the loan exceeds the amount of interest that would be paid under the simple interest method. We account for our dealer-originated and direct-originated automobile loans under the Rule of 78's, while our purchased automobile loans are accounted for under the simple interest method. When a Rule of 78's precomputed interest loan is prepaid by the borrower prior to maturity, the borrower in effect pays interest at an annual rate higher than he would have if he held the loan to maturity, particularly if the borrower only receives as a refund 90% of the unpaid finance charges. If a simple interest loan is prepaid prior to maturity, the borrower only pays interest to the date of prepayment and the effective annual rate of interest paid by the borrower is no different than if the loan had been held to maturity.

     Approval and Funding Statistics. During the first six months of 1999, we reviewed 41,912 applications, of which 9.8% were funded. During 1998, we reviewed 77,190 applications, of which 9.4% were funded. We conditionally approve applications in addition to those we actually fund where the underlying credit of the customer is generally acceptable to us but with respect to which we require a modification of terms (typically monthly payment levels or amount of downpayment) prior to final credit approval. Frequently, the applicant is either unable or unwilling to pay the additional downpayment that we require.

     New vs. Used Automobile Loans. We prefer to finance used automobiles because of the significant depreciation on new automobiles relative to used automobiles, which has a disproportionately negative impact on recoveries if a new automobile is repossessed, and because we are permitted to charge higher interest rates under applicable state laws on used automobile loans. In addition, we are not as competitive on new automobiles, because we subtract from the purchase price any dealer rebates when we determine the amount that we will lend. The following table shows information regarding our new and used car loans, both originated and purchased, at the dates indicated, before unearned discounts and net purchase discounts.

                                       June 30, 1999                               December 31, 1998
                         ----------------------------------------     ----------------------------------------
                                                       % of Total                                  % of Total
                           Number       Principal      Principal         Number      Principal     Principal
                          of Loans       Balance        Balance         of Loans      Balance       Balance
                         -----------  -------------  ------------     -----------   ------------  ------------
                                                       (Dollars in Thousands)
New vehicles                   3,518       $ 45,423         22.4%           3,593       $ 47,964        22.4%
Used vehicles                 21,035        157,479         77.6           22,095        166,222        77.6
                              ------       --------        -----           ------       --------       -----
   Total                      24,553       $202,902        100.0%          25,688       $214,186       100.0%
                              ======       ========        =====           ======       ========       =====

     Purchases of Automobile and Other Loans. To enhance our growth and as a natural extension of our business, we purchase from time to time pools of subprime automobile loans and, to a lesser extent, other types of loans. These purchases from third parties enable us to acquire loans at a lower cost than comparable quality dealer-originated loans due to decreased origination expense. In many cases, the purchased loans have payment histories of six months or longer, which reduces our exposure to early loan defaults.

     When we consider pools of subprime automobile loans for possible purchase, as well as other types of loan pools, we review collateral values, the loan-to-value ratios, the age of the loans, payment histories and other factors deemed appropriate. We review 100% of the loans that have a history of delinquencies, extensions or other problems and a sampling of the remaining loans in the pool. Our bid prices generally reflect our analysis of the credit quality of the pool and the yield on the pool. We value each prospective loan portfolio based on a pricing model, which estimates the value of the loans in the portfolio based on certain assumptions. We normally acquire portfolios at a net discount, particularly if there are non-performing loans in the pool, although in some cases we have paid a premium for the loans because of the high yield of the portfolio. The effect of the premium is to reduce our yield on the loan pool below the average coupon rate on the loans in the pool, as the premiums are amortized as a reduction to interest income over the life of the loan. We generally service the loans that we purchase.

     We purchased subprime automobile loans totaling $5.5 million in the first half of 1999, $46.5 million in 1998 and $39.2 million in 1997, in each case before net purchase discounts. At June 30, 1999, total purchased automobile loans amounted to $39.8 million, before $8.2 million of net purchase discounts. All of the loans we purchased in the first half of 1999 consisted of subprime automobile loans. We purchased $27.2 million of non-automobile loans in 1998 and $12.0 million in 1997, before net purchase discounts.

     Our net purchase discounts amounted to $17.4 million at June 30, 1999. When we purchase a loan pool, we determine the purchase discount by estimating the expected future cash flows. Subsequently, if we determine that our estimate of the expected future cash flows is greater than our original estimate, then the excess discount is accreted into income. Management reviews the performance of each loan pool on a quarterly basis and determines the amount, if any, of excess discount related to specific pools. Such excess discount is accreted into income over the remaining expected life of the related loan pool. In addition, when purchased loans are prepaid prior to maturity, the related discounts and premiums are recognized into income at the time of prepayment. For each period through December 31, 1998, no excess discount had been identified by management. At June 30, 1999, excess discount amounted to approximately $600,000.

     The following table shows the activity in the net purchase discounts and premiums on all of our purchased loans for the periods indicated.

                                         Six Months Ended
                                             June 30,            Year Ended December 31,
                                       --------------------    -------------------------------
                                         1999         1998      1998        1997       1996
                                       -------      -------    -------     -------    -------
                                                               (In Thousands)
Discounts:
   Balance at beginning of period      $24,976      $15,765    $15,765     $ 5,694    $ 7,767
   Discounts on loans purchased
     during the period                   1,761          691     14,203      11,292      1,340
   Discounts recognized into income       (912)        (286)      (747)       (720)      (984)
   Charge-offs against the discounts    (6,071)      (1,634)    (4,245)       (501)    (2,429)
                                       -------      -------    -------     -------    -------
   Balance at end of period             19,754       14,536     24,976      15,765      5,694
                                       -------      -------    -------     -------    -------

Premiums:
    Balance at beginning of period      (3,376)      (1,083)    (1,083)         --         --
    Premium on loans purchased              --         (163)    (4,039)     (1,216)        --
    Premium amortization                   982          662      1,746         133         --
                                       -------      -------    -------     -------    -------
    Balance at end of period            (2,394)        (584)    (3,376)     (1,083)        --
                                       -------      -------    -------     -------    -------
Discounts net of premiums at
  end of period                        $17,360      $13,952    $21,600     $14,682    $ 5,694
                                       =======      =======    =======     =======    =======

     Our purchases of subprime automobile loans enable us to increase the geographic diversity of our automobile portfolio, which helps to reduce the risks associated with this portfolio. The following table shows the geographic distribution of our consumer automobile loans, both originated and purchased, as of the dates indicated.

                                                             At June 30, 1999
                                                      ---------------------------------
                                                          # of             Principal
                                                         Loans             Balance(1)
                                                      -------------    ----------------
                                                           (Dollars in Thousands)
     Consumer automobile  loans:
         New Orleans metropolitan area                    5,033            $ 50,398
         Rest of Louisiana                                6,585              60,405
                                                         ------            --------
            Total Louisiana                              11,618             110,803
         Mississippi                                      3,232              30,449
         Tennessee                                        1,630              15,045
         Texas                                              988               7,791
         Georgia                                            757               6,689
         California                                         559               3,203
         Virginia                                           887               3,086
         Massachusetts                                      529               2,842
         Kentucky                                           222               2,627
         New York                                           410               2,547
         Connecticut                                        475               2,389
         Florida                                            331               1,860
         North Carolina                                     367               1,761
         Arkansas                                           155               1,224
         New Hampshire                                      225               1,119
                                                         ------            --------
            Subtotal                                     22,385             193,435
         Other states                                     2,168               9,467
                                                         ------            --------
            Total                                        24,553            $202,902
                                                         ======            ========

_______________________

(1) Before unearned discount, net purchase discounts, and the allowance for credit losses.


     The following table shows the dollar amount of loans purchased as of June 30, 1999 by year of purchase and the amount of purchased loans delinquent at June 30, 1999.

                                                             Year of Purchase
                                       ------------------------------------------------------------
                                           1999          1998          1997         Before 1997
                                       ------------  ------------  ------------  ------------------
                                                             (In Thousands)
Balance outstanding as of
  June 30, 1999(1)                        $5,225        $48,593       $13,057          $4,731
                                          ======        =======       =======          ======
 Delinquent between 30
  and 89 days(1)                          $  526        $ 3,367       $   719          $  259
Delinquent 90 days or more(1)                603          3,081         1,598           1,541
                                          ------        -------       -------          ------
      Total delinquent                    $1,129        $ 6,448       $ 2,317          $1,800
                                          ======        =======       =======          ======

____________________

(1)  Balances are before net purchase discounts.

One- to Four-Family Residential Loans

     We have focused our one-to four-family residential lending efforts primarily on the origination of loans secured by first mortgages on owner occupied residences. In 1998, we began originating and purchasing one- to four-family residential loans secured by second mortgages. Of the $20.6 million of second mortgages at December 31, 1998, $20.4 million represented purchased loans.

     The one- to four-family residential loans we originate for our portfolio have a maximum term of 15 years, with an amortization schedule not to exceed 30 years. The amount of the loan is generally limited to a maximum of 80% of the appraised value or purchase price, whichever is less. We require appraisals for all loans in excess of $250,000. For loans between $100,000 and $250,000, an appropriate evaluation of the value of the property by a third party independent of the transaction is required. Broker's opinions are acceptable for loans of $100,000 or less.

     Of our $17.3 million of first mortgages at June 30, 1999, $8.8 million or 51.5% have interest rates that float based upon a specified prime rate. These are primarily short-term bridge loans until the borrower secures more permanent financing or sells the property. Because these loans have a short term to maturity, there is an added risk if the borrower is unable to refinance the loan or sell the property. Another $6.5 million or 37.6% of our first mortgages at June 30, 1999 have fixed interest rates, and the remaining first mortgages have adjustable interest rates based upon various indexes. Over 95% of our second mortgages at June 30, 1999 have fixed interest rates. Our fixed-rate first and second mortgages have average principal balances below $12,000 at June 30, 1999, while our adjustable-rate mortgages have substantially higher average balances.

Other Consumer Loans

     At June 30, 1999, other consumer loans amounted to $11.1 million or 4.0% of the total loan portfolio. The other consumer loans at June 30, 1999 consisted primarily of $2.8 million of unsecured loans, $1.7 million of loans secured by certificates of deposit, stocks and bonds, and $6.6 million of other miscellaneous types of loans.

     Unsecured loans are made to individuals with strong credit history and financial condition. These loans have a maximum term of three years and are generally on an installment basis.

     Loans secured by certificates of deposit are generally limited to $100,000 or the amount of the certificate, whichever is less. The term of the loan cannot exceed the maturity rate of the certificate of deposit, and the interest rate on the loan must be at least 2% above the rate on the certificate.

Commercial Real Estate Loans

     Our commercial real estate loans amounted to $16.4 million or 6.0% of our total loan portfolio at June 30, 1999. At that date, $4.0 million or 24.4% of the commercial real estate loans were secured by multi-family residential properties and the remaining were secured by various other types of commercial property.

     Our commercial real estate loans have a maximum term of 15 years if the loan has an adjustable interest rate and the borrower has a strong financial condition. The loans generally have short to medium term maturities of up to five years. These loans are generally limited to 75% of the appraised value or purchase price, whichever is less. The properties securing these loans are generally located within our market area, except for some purchased loans which are secured by property outside of Louisiana.

     Of the $4.0 million of multi-family residential loans at June 30, 1999, $2.4 million or 59.2% had interest rates that float based upon a specified prime rate and the remaining amount had fixed interest rates. Of the $12.4 million of other commercial real estate loans at June 30, 1999, $10.0 million or 80.6% had interest rates that float based upon a specified prime rate and the remaining amount had fixed interest rates.

     We recognize that commercial real estate loans generally involve a higher degree of risk than one- to four-family residential real estate loans. These loans typically involve larger loan balances to single borrowers or groups of related borrowers for rental or business properties. In addition, the payment experience on these loans typically depends upon the successful operation of the related real estate project and is subject to risks such as excessive vacancy rates or inadequate rental income levels. We attempt to mitigate these risks by originating these loans primarily in our market area and using conservative loan-to-value ratios in the underwriting process.

Commercial Business Loans

     At June 30, 1999, we had $10.4 million of commercial business loans. Our business lending activities encompass loans with a variety of purposes and security. At June 30, 1999, our commercial business loans primarily included $3.2 million secured by assignments of accounts receivable, $2.6 million secured by equipment and inventory, and $2.2 million of unsecured loans for working capital purposes. We generally do not lend more than 80% of the value of eligible accounts receivable and inventory or more than 60% of the value of equipment. Our commercial business loans at June 30, 1999 also included $679,000 secured by certificates of deposit, $601,000 secured by stocks and bonds, $564,000 of endorsed or guaranty loans, $206,000 secured by automobiles used for business purposes, and $432,000 secured by miscellaneous collateral.

     Generally, our commercial business loans have been limited to borrowers headquartered, or doing business in, our retail market area. At June 30, 1999, over 80% of these loans have adjustable interest rates at some margin over a specified prime interest rate. The loans have short to medium term maturities of up to five years, and we generally have the right to demand repayment prior to the scheduled maturity of the loan.

     Commercial business loans involve greater risk than residential mortgage loans. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and are secured by real property whose value is more easily ascertainable. Commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may substantially depend upon the success of the business itself. In addition, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. We work to reduce this risk by carefully underwriting these loans.

Secondary Market Activities

     In addition to originating loans for our own portfolio, we engage in secondary mortgage market activities by originating residential real estate loans for sale into the secondary market. These sales allow us to make loans to customers who prefer long-term, fixed-rate loans which we choose not to hold in our own portfolio. Our mortgage banking operations consist of originating and selling one- to four-family residential mortgage loans.

     The secondary market for mortgage loans is comprised of institutional investors who purchase loans meeting certain underwriting specifications with respect to loan-to-value ratios, maturities and yields. Subject to market conditions, we tailor our real estate loan programs to meet the specifications of FreddieMac and FannieMae, two of the largest institutional investors. The loans are sold without recourse to us, except we may be required to repurchase the loan if any of our representations and warranties regarding the loan are not accurate.

     When we originate a loan for sale into the secondary market, we do not approve the loan until we have received a written commitment from a third party to purchase the loan when it is originated. We sell the loans on a servicing released basis, and the sale of the servicing rights results in a gain when the loan is sold. We substantially increased our mortgage banking activities in 1998, as the amount of loans originated for sale more than tripled from $9.0 million in 1997 to $30.6 million in 1998. The sales also substantially increased to $32.2 million in 1998 from $6.8 million in 1997. The amount of loans originated for sale decreased to $9.7 million in the first half of 1999, and the amount of loans sold in the 1999 period decreased to $11.1 million. At June 30, 1999, mortgage loans held for sale amounted to $453,000.

Asset Quality

     General. Our collection activities begin if a borrower fails to make a required payment within 10 days of the due date. We use an automated system of monitoring delinquencies, and a past due notice is sent when the payment is more than 10 days past due. Late charges are generally imposed following the 10th day after a payment is due. If a payment becomes 15 days past due, a loan collector begins contacting the borrower by telephone, letter or in person. Our loan collectors are assigned to specific delinquent accounts and generally remain assigned to those accounts for the life of the loan. If the delinquency continues, a certified letter is generally sent to the borrower formally requesting payment. When a loan becomes 30 days delinquent, we begin the process of repossessing the automobile if there has been no communication with the borrower or if there is no payment plan in place.

     State law governs the repossession of the automobile. Some jurisdictions provide the consumer with reinstatement or redemption rights. Legal requirements, particularly in the event of bankruptcy, may restrict our ability to dispose of the repossessed vehicle. In Louisiana, if the borrower does not consent to the repossession, then we use the sheriff's office to make the repossession. In order to obtain the borrower's consent, a release will frequently be signed, in which case no further collections activity occurs after the automobile is repossessed. If the borrower does not consent, we may attempt to collect from the borrower any balance still owed after the repossessed automobile is sold, depending upon the amount owed and the borrower's financial condition. Repossessions in states where we do not have an office are handled by independent repossession firms engaged by us and must be approved by a collections officer.

     We may encounter delays in repossessing the automobile if we are unable to locate the automobile or if we need to use the sheriff's office or an independent firm. Our collection activities continue during this period. If we repossess the automobile with the borrower's consent, we then sell the repossessed automobile at auction. If the sheriff's office repossesses the automobile, the sheriff's office will publish a notice of public sale, and we may purchase the automobile at the sale and then sell it at auction. The borrower can repay his loan and reclaim possession of the automobile up until the day of the sheriff's sale. We credit the proceeds from the sale of the automobile at auction, and any other recoveries, against the balance of the loan. Auction proceeds from the sale of the repossessed vehicle and other recoveries are usually not sufficient to cover the outstanding balance of the loan, and the resulting deficiency is charged-off.

     Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, we discontinue the accrual of interest income when the loan becomes 90 days past due as to principal or interest, unless the loan is both well secured with readily marketable collateral and in the process of collection. When an automobile loan becomes 90 days past due or when the borrower files for bankruptcy, we write the loan down to 80% of the NADA wholesale value. Loans that become 120 days past due are generally charged-off, except for automobile loans involving a Chapter 13 bankruptcy. When the bankruptcy plan is confirmed, the loan is accounted for in accordance with the court ordered terms, with any deficiency balance being charged-off at that time.

     Delinquent Loans. The following table presents information concerning our accruing loans that are delinquent between 30 and 89 days at the dates indicated in dollar amount and as a percentage of our total loan portfolio, net of unearned discounts and net purchase discounts. The dollar amounts shown equal the total outstanding principal balances of the related loans, net of unearned discounts and net purchase discounts, rather than the actual payment amounts which are past due.

                                  At June 30,                      At December 31,
                                                 ---------------------------------------------------------
                                     1999                 1998              1997               1996
                             ------------------  -----------------  ------------------  ------------------
                               Amount       %      Amount      %      Amount       %      Amount       %
                             ----------  ------  ----------  -----  ----------  ------  ----------  ------
                                                             (Dollars in Thousands)
Installment loans              $3,843     1.70%    $8,339    3.50%    $8,624    4.38%     $4,430     3.05%
Real estate loans                 831     0.37        301    0.13        490    0.25         709     0.49
Commercial and all other
    loans                         112     0.05        947    0.40         42    0.02         669     0.46
Total accruing loans           ------     ----     ------    ----     ------    ----      ------     ----
  delinquent between 30
  and 89 days                  $4,786     2.11%    $9,587    4.02%    $9,156    4.65%     $5,808     3.99%
                               ======     ====     ======    ====     ======    ====      ======     ====


     The increased delinquencies in installment loans in 1997 and 1998 were primarily due to loan purchases in December 1997 and December 1998. When we purchased these loans, we encountered delays in having the loan payments made to us instead of to the seller of the loans and in receiving the payments made to the seller after the date we purchased the loans. As a result, the delinquencies at December 31, 1998 and 1997 are higher than they otherwise would have been.

     Non-Performing Assets. The following table shows our non-performing assets at the dates indicated.

                                                                              At December 31,
                                              At June 30,    -----------------------------------------------
                                                  1999           1998       1997     1996     1995     1994
                                             -------------   -----------   ------   ------   ------   ------
                                                                   (Dollars in Thousands)
Non-accruing loans (1):
  Installment loans (2)                             $1,699        $2,894   $2,122   $2,381   $  372   $  406
  Real estate loans                                    862           925      396      720    1,487      822
  Commercial and all other loans                        --            --      470       35       18       50
                                                    ------        ------   ------   ------   ------   ------
    Total non-accruing loans                         2,561         3,819    2,988    3,136    1,877    1,278
                                                    ------        ------   ------   ------   ------   ------
Accruing loans 90 days or more
  past due (1):
  Installment loans                                  1,045         1,941      223      138      534       49
  Real estate loans                                    547           260      741      290      261      239
  Commercial and all other loans                        90           639      432      349       64       52
                                                    ------        ------   ------   ------   ------   ------
    Total accruing loans 90 days
        or more past due                             1,682         2,840    1,396      777      859      340
                                                    ------        ------   ------   ------   ------   ------
    Total non-performing assets (3)                 $4,243        $6,659   $4,384   $3,913   $2,736   $1,618
                                                    ======        ======   ======   ======   ======   ======

Restructured loans included above:
  Non-accruing loans                                $  157        $  355   $  135   $  122   $   98   $    7
  Accruing loans 90 days or more past                  296           304      134       33       21        6
      due                                           ------        ------   ------   ------   ------   ------

    Total restructured loans                        $  453        $  659   $  269   $  155   $  119   $   13
                                                    ======        ======   ======   ======   ======   ======

Non-performing loans to total loans (1)               1.87%         2.79%    2.23%    2.69%    2.60%    2.54%
                                                    ======        ======   ======   ======   ======   ======
Non-performing assets to total assets                 1.54%         2.36%    1.79%    2.27%    2.13%    1.92%
                                                    ======        ======   ======   ======   ======   ======


________________

(1) Net of unearned discounts and net purchase discounts, but before the allowance for credit losses.

(2)     Includes repossessed assets in the process of being sold at auction.

(3)     Excludes real estate owned, which amounted to $15,000 at June 30, 1999.

        The $1.7 million of non-accruing installment loans and the $1.0 million of accruing installment loans 90 days or more past due at June 30, 1999 consisted primarily of subprime automobile loans, net of unearned discounts and net purchase discounts.

        The $862,000 of non-accruing real estate loans at June 30, 1999 consisted of multi-family loans totalling $752,000 and one- to four-family residential loans totalling $110,000.

        If the $2.6 million of non-accruing loans at June 30, 1999 had been current in accordance with their terms during the six months ended June 30, 1999, the gross interest income on such loans would have been approximately $198,000. A total of $110,000 of interest income on these non-accruing loans was actually recorded in the first half of 1999.

        Classified Assets. Federal regulations require that each insured institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for credit losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for credit losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for credit losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

        Our total classified assets at June 30, 1999 (excluding loss assets specifically reserved for) amounted to $4.4 million, net of unearned discounts and net purchase discounts. Of this amount, $4.2 million was included as non-performing assets in the preceding table. Of the remaining amount, $144,000 was classified as substandard and $40,000 as doubtful.

        We use an outside consulting firm to assist us in the review and monitoring of our loan portfolio. The firm reviews annually all loans of $100,000 or more, all loans of $50,000 or more on our watch list or delinquent over 60 days, and a sampling of recently originated and purchased loans. The firm also performs similar loan reviews semi-annually. In its most recent semi-annual loan review commenced in August 1999, the firm noted some documentation issues, recommended that credit exceptions be reported to the Board of Directors or a Board committee, and recommended that Crescent Bank's guidelines be expanded regarding the procedures for approving credit exceptions. The firm also recommended that a $250,000 loan be classified as doubtful and that a $1.4 million loan be added to our watch list. Both of these loans are current. The $250,000 loan is secured by oil and gas interests, is personally guaranteed by three individuals, and has been extended to March 2000. As of September 30, 1999, we have classified this loan as substandard because the collateral has not yet been sold, one of the guarantors is paying the interest on the loan, and there are some documentation issues being addressed. Management believes that a doubtful classification is not warranted because the loan is current and because of the financial strength of one of the guarantors.

        The $1.4 million loan is secured by nonperforming loan pools purchased by the borrowers, with most of the loans in the pools secured by commercial real estate. Management believes that the cash flows from the loan pools have been sufficient to pay the interest on the loan to Crescent Bank and that presently there are no potential problems with this loan. The loan is personally guaranteed by two individuals, one of whom has a significant net worth. As a result, management believes that the loan does not need to be added to its watch list.

        Allowance for Credit Losses. At June 30, 1999, our allowance for credit losses amounted to $5.4 million or 2.22% of our total loan portfolio, net of unearned discounts. Our loan portfolio consists primarily of subprime automobile loans and, to a lesser extent, one- to four-family residential loans, commercial real estate loans, commercial business loans and other consumer loans. The allowance for credit losses is maintained by management at a level considered adequate to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and other factors and estimates which are subject to change over time. We also use a static pool analysis to forecast losses on our subprime automobile loans. For a discussion of our allowance and our provisions for credit losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect our net earnings.

        The following table shows changes in our allowance for credit losses during the periods indicated.

                                         Six Months Ended
                                               June 30,                           Year Ended December 31,
                                     -------------------------   ----------------------------------------------------------
                                          1999          1998          1998          1997       1996       1995       1994
                                     --------------   --------   --------------   --------   --------   --------   --------
                                                                         (Dollars in Thousands)
Total loans outstanding at end
    of period(1)                           $244,052   $218,481         $259,802   $211,555   $151,046   $113,029    $71,234
                                           ========   ========         ========   ========   ========   ========    =======
Average loans outstanding(1)               $250,109   $219,183         $221,616   $168,014   $129,385   $ 92,182    $60,666
                                           ========   ========         ========   ========   ========   ========    =======

Balance at beginning of period             $  4,484   $  5,097         $  5,097   $  3,737   $  2,141   $  1,133    $   773
                                           --------   --------         --------   --------   --------   --------    -------
Charge-offs:
  Consumer automobile loans                   2,683      2,528            6,205      3,644      1,410        550        149
  Real estate loans                              --         --               --         --         10         --         --
  Commercial and all other loans                 --         --               --         72         14        177         19
                                           --------   --------         --------   --------   --------   --------    -------
      Total charge-offs(2)                    2,683      2,528            6,205      3,716      1,434        727        168
                                           --------   --------         --------   --------   --------   --------    -------
Recoveries:
  Consumer automobile loans                     315        101              256        186         82         46         19
  Real estate loans                              --         --               --         --          5         --         --
  Commercial and all other loans                 --         --               --          7         10         22          1
                                           --------   --------         --------   --------   --------   --------    -------
      Total recoveries                          315        101              256        193         97         68         20
                                           --------   --------         --------   --------   --------   --------    -------
Net charge-offs                               2,368      2,427            5,949      3,523      1,337        659        148
                                           --------   --------         --------   --------   --------   --------    -------
Provision for credit losses                   3,291      2,565            5,336      4,883      2,933      1,667        508
                                           --------   --------         --------   --------   --------   --------    -------
Balance at end of period                   $  5,407   $  5,235         $  4,484   $  5,097   $  3,737   $  2,141    $ 1,133
                                           ========   ========         ========   ========   ========   ========    =======
Allowance for credit losses to
    total loans outstanding(1)                 2.22%      2.40%            1.73%      2.41%      2.47%      1.89%      1.59%
                                           ========   ========         ========   ========   ========   ========    =======
Net charge-offs to average
    loans(1)                                   1.89%      2.21%            2.68%      2.10%      1.03%      0.71%      0.24%
                                           ========   ========         ========   ========   ========   ========    =======

__________________

(1) Loans are calculated net of unearned discounts and before net purchase discounts and the allowance for credit losses.

(2) Excludes charge-offs on purchased loans applied toward the net purchase discounts.

     Our charge-offs and recoveries in recent years have primarily related to our subprime automobile loans. The dollar amount of the net charge-offs has increased in each period, and the amount of the net charge-offs as a percent of average loans increased each year from 1994 to 1998. The net charge-off ratio decreased slightly in the first half of 1999.

     In determining the adequacy of our allowance for credit losses, we also consider our dealer reserves on dealer originated automobile loans and our net purchase discounts on purchased loans. Our dealer reserve accounts with a positive balance aggregated $2.0 million at June 30, 1999, $2.0 million at December 31, 1998 and $2.3 million at December 31, 1997. We can charge these accounts for 75% of any loss incurred by us on the loans from the dealer. Any losses incurred on purchased loans are first charged-off against the net purchase discounts for the applicable pool of loans. These net discounts aggregated $17.4 million at June 30, 1999, $21.6 million at December 31, 1998 and $14.7 million at December 31, 1997. None of our allowance for credit losses is allocated to purchased loans, as the net purchase discounts generally have been sufficient to cover losses incurred on those loans.

     At June 30, 1999, our allowance for credit losses and our dealer reserve accounts aggregated $7.4 million, or 4.0% of our loan portfolio of $186.9 million at that date, excluding purchased automobile loans, unearned discounts and net purchase discounts.

     The following table shows how our allowance for credit losses is allocated by loan category at each of the dates indicated.

                                        At June 30,                                   At December 31,
                                                           -------------------------------------------------------------------------
                                           1999                      1998                   1997                   1996
                                 ------------------------  -----------------------  ------------------------  ----------------------
                                                 Loan                      Loan                     Loan                     Loan
                                               Category                  Category                 Category                 Category
                                   Amount       as a %        Amount      as a %      Amount       as a %       Amount      as a %
                                     of        of Total         of       of Total       of        of Total        of       of Total
                                  Allowance      Loans       Allowance    Loans      Allowance      Loans      Allowance     Loans
                                 ------------  ----------  ------------ ----------  -----------  -----------  ----------- ----------
                                                                                                   (Dollars in Thousands)
Consumer automobile loans:
 Originate loans                    $5,061         59.4%       $4,119      54.8%       $4,740       63.9%        $3,436      76.7%
 Purchased loans                        --         14.5            --      19.2            --       14.8             --        --
One- to four-family
  residential loans:
 First mortgages                        35          6.3            40       5.6           154       10.5            100       8.0
 Second mortgages                       --          6.0            --       7.1            --         --             --        --
Other consumer loans                   111          4.0           130       4.5             3        0.1              4       0.2
Commercial real estate loans            83          6.0            67       5.0            57        5.6             73       8.1
Commercial business loans              117          3.8           128       3.8           143        5.1            124       7.0
                                     -----        -----         -----     -----         -----     ------          -----     -----
   Total allowance for credit
     losses                         $5,407        100.0%       $4,484     100.0%       $5,097      100.0%        $3,737     100.0%
                                     =====        =====         =====     =====         =====     ======          =====     =====

                                                                    At December 31,
                                                 -----------------------------------------------------
                                                           1995                        1994
                                                 ------------------------   --------------------------
                                                                  Loan                       Loan
                                                                Category                   Category
                                                   Amount        as a %        Amount       as a %
                                                     of         of Total         of        of Total
                                                  Allowance      Loans        Allowance      Loans
                                                 -----------  -----------   ------------  ------------
Consumer automobile loans:
 Originated loans                                   $1,853        71.3%        $  938        68.2%
 Purchased loans                                        --          --             --          --
One- to four-family
  residential loans:
 First mortgages                                        91         9.8%            75        13.1
 Second mortgages                                       --          --             --          --
Other consumer loans                                     3         0.2              2         0.2
Commercial real estate loans                            54         8.1             34         8.3
Commercial business loans                              140        10.6             84        10.2
                                                     -----       -----          -----      ------
   Total allowance for credit
     losses                                         $2,141       100.0%        $1,133       100.0%
                                                     =====       =====          =====      ======

Investment Securities

     Crescent Bank maintains an investment portfolio consisting of federal funds sold, U.S. government and agency securities, government-sponsored agency mortgage-backed securities and, to a lesser extent, municipal bonds and FHLB stock. Federal funds sold and FHLB stock have fair values that approximate their carrying amounts. The other investment securities are accounted for as available for sale. See Notes A and B of Notes to Consolidated Financial Statements.

     Federal funds sold are money market instruments with generally overnight maturities. Crescent Bank uses federal funds sold to invest its normal cash flow from deposit-taking and lending operations and to help satisfy both internal liquidity needs and regulatory liquidity requirements. Federal funds sold also improve the interest rate sensitivity of Crescent Bank's assets, as all of these funds mature in 90 days or less. Federal funds sold have significantly increased from $7.4 million or 4.3% of total assets at December 31, 1996 to $29.0 million or 10.5% of total assets at June 30, 1999.

     Securities available for sale have longer maturities and higher yields than federal funds sold. At June 30, 1999, U.S. government securities amounted to $10.8 million or 57.9% of total available for sale securities. Crescent Bank purchased $9.8 million of U.S. government securities in the first half of 1999. Mortgage-backed securities amounted to $5.2 million or 27.9% of this portfolio at June 30, 1999. Mortgage-backed securities and municipal bonds have declined since December 31, 1997.

     The following table presents information regarding our available for sale securities at the dates indicated.

                                                                               At December 31,
                                     At June 30,          -----------------------------------------------------------
                                        1999                     1998                 1997                1996
                                -------------------       -------------------  ------------------  ------------------
                                Amortized      Fair       Amortized    Fair    Amortized   Fair    Amortized   Fair
                                  Cost        Value         Cost       Value     Cost      Value     Cost      Value
                                ---------  --------       --------    -------  ---------  -------  ---------  -------
                                                               (In Thousands)
U.S. government
   securities                    $10,881    $10,809        $ 2,498   $ 2,532    $ 4,196  $ 4,227    $ 2,925  $ 2,956
U.S. government
   agency securities                  91         91          2,127     2,129      3,943    3,956      2,255    2,267
Mortgage-backed
   securities                      5,219      5,215          8,392     8,489     14,867   14,935     10,319   10,263
Municipal bonds                    2,528      2,546          2,675     2,740      2,687    2,720      2,062    2,054
                                 -------    -------        -------   -------    -------  -------    -------  -------
  Total                          $18,719    $18,661        $15,692   $15,890    $25,693  $25,838    $17,561  $17,540
                                 =======    =======        =======   =======    =======  =======    =======  =======

     The following table shows the amount of our available for sale securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1999. None of our securities mature after 10 years.

                                                                     At June 30, 1999
                                          ------------------------------------------------------------------
                                                                 Over One              After Five
                                                      Weighted     Year     Weighted     Years      Weighted
                                          One Year    Average    Through    Average    Through      Average
                                          or Less      Yield    Five Years   Yield     Ten Years     Yield
                                          --------    --------  ----------  ---------  ----------  ---------
                                                                (Dollars in Thousands)
U.S. government securities                 $5,884      4.76%     $ 4,998      4.66%        $ --        --%
U.S. government agency                         --        --           91      8.61           --        --
 securities
Mortgage-backed securities                  1,480      6.01        3,739      6.41           --        --
Municipal bonds                               100      4.20        1,734      4.49          693      4.48
                                           ------                -------                   ----
 Total                                     $7,464      5.00      $10,562      5.28         $693      4.48
                                           ======                =======                   ====

     At June 30, 1999, the following investments exceeded 10% of our total shareholders' equity.

                                                    Amortized Cost          Fair Value
                                                    --------------          -----------
                                                              (In Thousands)
Mortgage-backed security issuer:
   Freddie Mac                                          $2,931               $2,939
   Fannie Mae                                            2,288                2,276
                                                        ------               ------
        Total                                           $5,219               $5,215
                                                        ======               ======

     Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as Crescent Bank receiving the principal and interest payments on the mortgages.

     Freddie Mac, which is a corporation chartered by the U.S. government, issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Because Freddie Mac and Fannie Mae were established to provide support for low- and middle-income housing, there are limits on the maximum size of loans that qualify for these programs. For example, Freddie Mac and Fannie Mae currently limit their loans secured by a single-family, owner-occupied residence to $240,000.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because their payment guarantees or credit enhancements result in nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Crescent Bank.

Sources of Funds

     General. Deposits are the primary source of Crescent Bank's funds for lending and other investment purposes. In addition to deposits, Crescent Bank derives funds primarily from principal and interest payments on loans and investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources and have been used on a longer-term basis to fund loan purchases and capital infusions to Crescent Bank.

     Deposits. Crescent Bank's deposits are attracted principally from the New Orleans metropolitan area, except that Crescent Bank uses the internet to post rates for its certificates of deposit in order to fund loan purchases from time to time. Crescent Bank's depositors are comprised largely of individuals and other financial institutions. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Crescent Bank on a periodic basis. Management determines the rates and terms based on rates paid by competitors, Crescent Bank's needs for funds or liquidity, growth goals and federal and state regulations. Crescent Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in the New Orleans metropolitan area. Crescent Bank actively competes with other institutions on a rate basis, and it has frequently taken a position of price leadership in the New Orleans metropolitan area.

     At June 30, 1999, certificates of deposit amounted to $227.1 million or 92.4% of total deposits. Approximately $43.8 million or 17.8% of total deposits at June 30, 1999 were certificates of deposits with balances of $100,000 or more. At June 30, 1999, approximately $31.3 million or 12.7% of total deposits were from individuals or entities outside the State of Louisiana, most of which were obtained from posting rates on the internet. In addition, we had $1.5 million of brokered deposits at June 30, 1999 that were obtained before 1998. Depositors with certificates of deposit in excess of $100,000 are generally rate sensitive, and deposits obtained from the internet and brokered deposits are very rate sensitive. Accordingly, attracting and retaining such deposits depends upon maintaining competitive rates.

     Crescent Bank has not solicited brokered deposits since 1997. As a well capitalized institution, Crescent Bank may elect to solicit, renew or roll over brokered deposits. See "Regulation - Crescent Bank - Brokered Deposits."

     The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

                                                  Six Months Ended June 30,                     Year Ended December 31,
                                        -------------------------------------------------    -----------------------------
                                              1999                         1998                           1998
                                        ---------------------------  --------------------    -----------------------------
                                                           Average                Average                         Average
                                            Average         Rate      Average      Rate           Average          Rate
                                            Balance         Paid      Balance      Paid           Balance          Paid
                                        ----------------  ---------  ---------   --------    ----------------    ---------
                                                                                                    (Dollars in Thousands)
Noninterest-bearing checking
   accounts                               $ 10,648           --%      $  7,841        --%       $  8,406            --%
NOW Accounts                                 3,894         1.95          2,843      1.97           3,037          1.98
Money market deposit accounts                2,977         2.35          7,280      3.21           5,405          3.00
Other savings accounts                       1,444         2.22          1,368      2.19           1,317          2.28
Certificates of deposit of $100,000
    or more                                 42,646         5.64         35,765      5.98          38,515          5.93
Certificates of deposit under
    $100,000                               189,029         5.65        165,917      5.95         174,185          5.96
                                          --------                    --------                  --------
Total interest-bearing deposits (1)       $250,638         5.29       $221,014      5.58        $230,865          5.59
                                          ========                    ========                  ========

                                              Year Ended December 31,
                                       ----------------------------------------
                                               1997                    1996
                                       ------------------  --------------------
                                                  Average              Average
                                        Average    Rate     Average     Rate
                                        Balance    Paid     Balance     Paid
                                       --------- --------  ---------  ---------
Noninterest-bearing checking
   accounts                            $   8,510       --% $   8,661       --%
NOW Accounts                               2,434     1.97      2,004     1.95
Money market deposit accounts              3,844     2.39      4,182     2.56
Other savings accounts                     1,571     2.23      1,979     2.27
Certificates of deposit of $100,000
    or more                               25,575     6.29     20,917     6.38
Certificates of deposit under
    $100,000                             139,291     6.08     99,137     6.23
                                       ---------           ---------
Total interest-bearing deposits (1)    $ 181,225     5.65  $ 136,880     5.62
                                       =========           =========

___________________

     (1) Excludes accrued interest payable.

     The following table presents, by rate category, the remaining maturity of our certificates of deposit outstanding at June 30, 1999.

                                               Period to Maturity from June 30, 1999
                        ---------------------------------------------------------------------------------
                          One Year or      Over 1 to 2      Over 2 to 3       Over 3
                             Less             Years            Years           Years           Total
                        ---------------------------------------------------------------------------------
                                                       (In Thousands)
 3.01% - 4.00%                $  2,267            $    --         $    --         $   --         $  2,267
 4.01% - 5.00%                  27,209             15,285           2,973            129           45,596
 5.01% - 6.00%                  73,673             25,653          11,209          4,708          115,243
 6.01% - 7.00%                  34,321             27,504           1,838            334           63,997
                              --------            -------         -------         ------         --------
  Total                       $137,470            $68,442         $16,020         $5,171         $227,103
                              ========            =======         =======         ======         ========

     The following table shows the maturities of our certificates of deposit having principal amounts of $100,000 or more at June 30, 1999.

      Certificates of deposit maturing
             in quarter ending:                                       Amount
     -------------------------------------------------         -----------------
                                                                  (In Thousands)
     September 30, 1999                                                $ 8,415
     December 31, 1999                                                   7,146
     March 31, 2000                                                      4,040
     June 30, 2000                                                       6,007
     After June 30, 2000                                                18,209
                                                                       -------
     Total certificates of deposit with
         balances of $100,000 or more                                  $43,817
                                                                       =======


     Borrowings. In 1995, we obtained a $2.0 million loan from an unaffiliated financial institution in order to make a capital contribution to Crescent Bank. This loan was originally for one year and has been extended annually for an additional year. In 1997, the loan balance was increased to $2.4 million when we ceased operating an uninsured subsidiary and rolled the subsidiary's remaining debt into the $2.0 million loan. This loan requires quarterly interest payments, with principal due at maturity. We also obtained a $1.8 million loan from the same institution in December 1997 to make an additional capital contribution to Crescent Bank. This loan matures on September 30, 2000, with principal payments of $150,000 due quarterly.

     The above two notes payable are secured by all of the outstanding common stock of Crescent Bank and by personal guarantees of our shareholders. These notes payable will be repaid with the net proceeds from our sale of the junior subordinated debentures to the trust. See "How Our Net Proceeds Will Be Used."

     In December 1997, Crescent Bank obtained $8.0 million of FHLB advances to partially fund a loan purchase. These fixed-rate advances require monthly principal and interest payments and mature between June 1, 2000 and December 1, 2003. At June 30, 1999, FHLB advances amounted to $8.0 million. See Note F of Notes to Consolidated Financial Statements.

     Crescent Bank may obtain advances from the FHLB of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. As of June 30, 1999, Crescent Bank was permitted to borrow up to an additional $3.5 million from the FHLB of Dallas, net of additional FHLB stock that we would need to
purchase.   See "Regulation - Crescent Bank  - Federal Home Loan Bank System."

     The following table presents information regarding our total borrowings at or for the dates indicated:

                                                           At or for the
                                                        Six Months Ended                         At or for the
                                                             June 30,                        Year Ended December 31,
                                                  -----------------------------   -----------------------------------------------
                                                       1999            1998            1998             1997            1996
                                                  -------------    ------------   --------------   --------------  --------------
                                                                               (Dollars in Thousands)
Total borrowings:
  Average balance outstanding                            $11,474        $12,124          $11,954         $ 3,496          $2,380
  Maximum amount outstanding at any
      month-end during the period                        $11,624        $12,224          $12,224         $12,224          $3,000
  Balance outstanding at end of period                   $11,324        $12,074          $11,624         $12,224          $3,000
  Average interest rate during the period                   6.40%          6.80%            6.78%           6.52%           7.27%
  Weighted average interest rate at end of period           6.74%          6.52%            6.79%           7.84%           8.45%

Subsidiaries of CB&T

     At June 30, 1999, we had no active subsidiaries other than Crescent Bank.

     We had 234 full-time equivalent employees at June 30, 1999. None of these employees are represented by a collective bargaining agreement, and we believe that we enjoy good relations with our personnel.

Competition

     Crescent Bank faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Crescent Bank faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Crescent Bank does not rely upon any individual group or entity for a material portion of its deposits. Crescent Bank's ability to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     The market for subprime automobile loans is highly fragmented, consisting of a few national and many regional and local competitors. Existing and potential competitors include well-established financial institutions, such as consumer finance companies, commercial banks, insurance companies, credit unions, savings and loan associations, small loan companies, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial institutions do not consistently solicit business in the subprime market. We believe that captive finance companies generally focus on new car financing and direct their marketing efforts to the subprime market only when inventory control and/or production scheduling requirements of their parent organization dictate a need to enhance sales volumes, and then exit the market once such sales volumes are satisfied. Recently, however, two major captive finance companies have established subprime consumer finance companies. We also believe that regulatory oversight and capital requirements imposed by governmental agencies have limited the activities of many banks and savings institutions in the subprime market. As a result, the subprime market is primarily serviced by smaller finance companies that solicit business when and as their capital resources permit. Due to the lack of major, consistent financing sources and the absence of significant barriers to entry, many companies have entered this market in recent years, including well-capitalized public companies.

     Crescent Bank's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Crescent Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides to real estate agents and brokers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

Properties

     We conduct our business from our headquarters at 1100 Poydras Street, New Orleans, Louisiana 70163, one full service branch in New Orleans, one limited branch/operations center in New Orleans, eight loan production offices throughout Louisiana, and seven loan production services facilities in Mississippi, Georgia, Tennessee and Kentucky. The estimated net book value of the electronic data processing and other office equipment owned by us was $906,000 at June 30, 1999. The following table sets forth certain information with respect to our home office, branch offices and loan production offices at June 30, 1999.

     All of our offices are leased for varying terms. Our loan production offices generally have short lease terms to increase our flexibility if these offices do not produce sufficient volume. Because the loan production offices generally have a relatively small square footage, we believe that we can find other comparable space in the same area if we are unable to renew the lease on satisfactory terms.

                                                                                                   Square
          Description/Address                Lease Expiration Date             Deposits           Footage
--------------------------------------   -----------------------------   --------------------   ------------
                                                                            (In Thousands)
Headquarters:
   1100 Poydras Street
   New Orleans, LA  70163                       May 17, 2002                         $ 85,789          5,549

Full service branch:
   244 W. Harrison Ave.
   New Orleans, LA 70124                    December 31, 2000(2)                      160,002          1,800

Limited Branch/Operation Center(1):
   225 Baronne St.
   New Orleans, LA 70112                    December 31, 2007(3)                           --         46,200

Loan Production Offices(1):
   200 Old Spanish Trail Ste. 102
   Slidell, LA 70458                           March 31, 2000                              --            736

   9624 Brookline Ave.
   Baton Rouge, LA 70816                     September 30, 2003                            --          2,105

   315 S. College Ste. 275
   Lafayette, LA 70503                        January 31, 2000                             --            982

   4621 W. Napoleon Ste. 307
   Metairie, LA 70001                       September 30, 1999(4)                          --          4,322

   710 W. Prien Lake Rd.
   Suite 109
   Lake Charles, LA 70605                       May 19, 2000                               --            928

   900 Pierremont Ste. 120
   Shreveport, LA 71106                        August 31, 2000                             --          1,310

   3845 Highway 22 Ste. 1
   Mandeville, LA 70446                      September 30, 2001                            --          1,980

   5415 Jackson St. Ext.
   Suite 100
   Alexandria, LA 71303                      September 30, 2000                            --          1,500

   2432 Pass Road Ste. 1
   Biloxi, MS 39531                            Month to month                              --            900

   607 Corrine St. Ste. A2
   Hattiesburg, MS 39401                       March 31, 2000                              --          1,200

   4500 I-55 North Ste. 220
   Jackson, MS 39211                           August 31, 2000                             --            756

                                                                                                   Square
          Description/Address                Lease Expiration Date             Deposits           Footage
--------------------------------------   -----------------------------   --------------------   ------------
                                                                            (In Thousands)
   9040 Executive Park Dr. Ste. 301
   Knoxville, TN 37923                         April 30, 2001                              --            991

   6263 Poplar Ave. Ste. 702
   Memphis, TN 38119                           August 31, 2002                             --          1,390

   132 Stephenson Ave. Ste. 203
   Savannah, GA 31405                           June 30, 2001                              --            800

   1045 Industry Rd.
   Lexington, KY 40505                          July 31, 2001                              --          1,200

______________________

(1) No deposit transactions are allowed in these offices, and in addition no on-site lending decisions are allowed in the offices outside of Louisiana.
(2)  We have the right to extend this lease twice for five years at a time.
(3) We have the right to opt out of this lease at certain specified dates prior to December 31, 2007.

(4) We re-located this office to other space having 1,760 square feet within the same building pursuant to a new lease expiring August 31, 2000, beginning September 1, 1999.

No Material Legal Proceedings

     We are involved in routine Legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to our consolidated financial condition and results of operations.


                                  REGULATION

Introduction

  We are a bank holding company within the meaning of the Bank Holding Company Act. As a bank holding company, we are subject to the regulations, examination, supervision and reporting requirements of the Board of Governors of the Federal Reserve System. Crescent Bank, as a Louisiana-chartered commercial bank, has its deposits insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund. Crescent Bank is subject to examination and regulation by the Federal Deposit Insurance Corporation and the Louisiana Office of Financial Institutions, and it is a member of the Federal Home Loan Bank System. Crescent Bank must comply with regulations regarding matters such as capital standards, establishment of branch offices, lending activities, and general investment authority. The purpose of this examination and regulation is primarily to protect depositors.

  The descriptions of the statutes and regulations which are applicable to us and the effects of the statutes and regulations are summarized below and elsewhere in this prospectus. This summary does not purport to be a complete description of the statutes and regulations and their effects on us. In addition, this summary does not identify every statute and regulation that may apply to us.

CB&T

     Limitations on Activities. As a bank holding company, we are subject to restrictions relating to our activities and investments. Among other things, we are generally prohibited, either directly or indirectly, from acquiring control of any other bank or holding company, without prior regulatory approval, and from acquiring more than 5% of the voting stock of any bank or bank holding company which is not a subsidiary.

     As a bank holding company, we are also prohibited from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks, subject to certain exceptions. The Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     Capital Requirements. As of June 30, 1999, we meet the capital adequacy guidelines adopted by the Federal Reserve Board to assess the capital adequacy of bank holding companies. In addition, Crescent Bank was a well capitalized institution at that date. See Note M of Notes to Consolidated Financial Statements.

     Affiliated Institutions. Under Federal Reserve Board policy, we are expected to act as a source of financial strength to Crescent Bank and to commit resources to support our subsidiary bank in circumstances when we might not do so absent such policy. We have contributed additional capital to our bank subsidiary in the past, and we intend to use a portion of the net proceeds from our sale of the junior subordinated debentures to the trust to make an additional capital contribution to Crescent Bank. See "How Our Net Proceeds Will Be Used." The Federal Reserve Board takes the position that its policy may require bank holding companies to provide support even when the holding company otherwise would not consider itself able to do so.

     A bank holding company is a legal entity separate and distinct from its subsidiary bank. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary bank. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary bank upon the bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary bank. The subsidiary bank is subject to claims by creditors for long-term and short-term debt obligations, as well as deposit liabilities.

     Federal laws limit the transfer of funds by a subsidiary bank to its holding company in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind are limited to 10% of a bank's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a subsidiary bank and its holding company, also must be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

     Limitations on Acquisitions of Our Common Stock. No person or group of persons can acquire "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the institution or the holding company. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of our outstanding common stock.

Crescent Bank

     General. Crescent Bank is subject to extensive regulation and examination by the Office of Financial Institutions and the FDIC, and to certain requirements established by the Federal Reserve Board. The federal and state laws and regulations which are applicable to banks govern, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans.

     Capital Requirements. Crescent Bank is subject to regulatory capital requirements of the FDIC. At June 30, 1999, Crescent Bank exceeded each of its capital requirements. See Note M of Notes to Consolidated Financial Statements.

     Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

                                                  Total                  Tier 1                 Tier 1
                                               Risk-Based          Risk-Based Capital          Leverage
           Capital Category                      Capital                                       Capital
---------------------------------------  ---------------------    --------------------   --------------------
Well capitalized                              10% or more              6% or more            5% or more

Adequately capitalized                         8% or more              4% or more            4% or more

Undercapitalized                              Less than 8%            Less than 4%          Less than 4%

Significantly undercapitalized                Less than 6%            Less than 3%          Less than 3%

     In addition, a bank is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

     An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

     At June 30, 1999, Crescent Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

     Safety and Soundness Guidelines. The federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The FDIC and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Crescent Bank believes that it is in compliance with these guidelines and standards.

     FDIC Insurance Premiums. The deposits of Crescent Bank are insured by the Bank Insurance Fund administered by the FDIC, to the maximum extent permitted by law. As an FDIC-insured institution, Crescent Bank is required to pay deposit insurance premiums to the FDIC. The assessment schedule ranges from 0 basis points (subject to a $2,000 annual minimum) to 27 basis points. The assessment rate for Crescent Bank is currently .03% per annum of insured deposits. In addition, FDIC-insured institutions are assessed approximately .013% per annum of insured deposits in order for a federally-chartered finance corporation to make payments on it bonds.

     Bank Branching. Our bank subsidiary is able to open one or more branches in Louisiana, subject to prior approval by the Louisiana commissioner of financial institutions. Upon application, the commissioner would consider Crescent Bank's financial condition, capital adequacy, earnings prospects, management and the needs of the community.

     Brokered Deposits. A well capitalized institution may solicit and accept, renew or roll over any brokered deposit without restriction, while the use of brokered deposits by adequately capitalized institutions is restricted. An adequately capitalized institution may not accept, renew or roll over any brokered deposits unless it has applied for and been granted a waiver of this prohibition by the FDIC. The FDIC may waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution. Crescent Bank does not currently solicit brokered deposits. At June 30, 1999, Crescent Bank had $1.5 million of brokered deposits, and Crescent Bank was a well capitalized institution at that date. In the event Crescent Bank becomes adequately capitalized before the brokered deposits mature, it could not renew or roll over these deposits without receiving a waiver from the FDIC. An undercapitalized institution may not (a) accept, renew or roll over any brokered deposit or (b) solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited.

     Regulatory Guidance on Subprime Lending. In March 1999, the federal banking agencies issued an interagency guidance on subprime lending, which is defined in the guidance as extending credit to borrowers who have a significantly higher risk of default than traditional bank lending customers. The guidance applies to direct extensions of credit; the purchase of subprime loans from other lenders, including delinquent or credit impaired loans purchased at a discount; the purchase of subprime automobile or other financing paper from lenders or dealers; and the purchase of loan companies that originate subprime loans. The guidance provides that institutions should recognize the additional risks inherent in subprime lending and determine if these risks are acceptable and controllable given the institution's staff, financial condition, size and level of capital support. Institutions that engage in subprime lending in any significant way should have board-approved policies and procedures, as well as internal controls that identify, measure, monitor and control these additional risks. The agencies believe that the following items are essential components of a well-structured risk management program for subprime lenders:

     .    adequate planning and strategy;
     .    sufficient staff expertise;
     .    appropriate lending policy;
     .    thorough purchase evaluation;
     .    strong loan administration procedures;
     .    ongoing  loan review and monitoring;
     .    special care to comply with consumer protection laws and regulations;
     . adequate planning with respect to securitization and sale of subprime loans; and
     .    periodic evaluation of the institution's subprime lending program.

     If the risks associated with this activity are not properly controlled, the banking agencies consider subprime lending a high-risk activity that is unsafe and unsound. In light of the higher risks associated with this type of lending, the agencies may impose higher minimum capital requirements on institutions engaging in subprime lending. Due to the high-risk nature of subprime lending, banking examiners will carefully evaluate this activity during regular and special examinations. We believe that Crescent Bank is conducting its subprime lending operations in accordance with the guidance and that the guidance will have no material effect on the bank's operations.

     Consumer Protection Laws. Crescent Bank's business is subject to regulation and licensing under various federal, state and local statutes and regulations. Most states in which Crescent Bank purchases loans (a) limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the loans that Crescent Bank purchases and (b) define Crescent Bank's right to repossess and sell collateral. In addition, Crescent Bank is required to be licensed or registered to conduct its business operations in each of the five states in which Crescent Bank has contractual relationships with dealers. As Crescent Bank expands its operations into other states, it will be required to comply with the laws of such states.

     Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Such federal laws and regulations include the Truth-In-Lending Act and Regulation Z, promulgated thereunder by the Federal Reserve Board, the Equal Credit Opportunity Act and Regulation B, also promulgated thereunder by the Federal Reserve Board, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Federal Fair Debt Collection Practices Act and similar state collection acts, the Magnuson-Moss Warranty Act, and the Soldiers' and Sailors' Civil Relief Act. Crescent Bank's residential loans also need to comply with the Federal Home Mortgage Disclosure Act and the Real Estate Settlement Procedures Act.

     In addition, the Federal Trade Commission ("FTC") has adopted a limitation on the holder-in-due-course rule which may have the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses that the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a buyer's guide that explains the warranty coverage for such automobiles. The credit practices rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

     Certain states in which Crescent Bank operates have adopted automobile retail installment sale acts or variations thereof. Certain states have adopted the Uniform Consumer Credit Code, subject to certain variations. This law and similar laws in the other states in which Crescent Bank purchases loans regulate, among other things, the interest rate, fees and other charges and terms and conditions of such loans. These laws also impose restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with such laws and regulations. In addition, certain states impose plain-language restrictions and disclosure requirements on the textual provisions of automobile retail installment sales contracts and related documents in the context of consumer credit transactions. The plain-language laws impose specific liabilities on creditors who fail to comply with such requirements.

     The laws of certain states grant to the purchasers of automobiles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of automobiles may seek recoveries from, or assert defenses against, Crescent Bank if such laws have been violated.

     In the event of default by an obligor, Crescent Bank possesses all the remedies of a secured party under the respective state variation of the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. The remedies of a secured party under the UCC include the right to repossession by self-help means, unless such means would constitute a breach of the peace. In the event of default by the obligor, some jurisdictions require that the obligor be notified and be given time in which to cure the default prior to repossession. In addition, courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances.

     The UCC and other state laws require a secured party who has repossessed collateral to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale.

     The proceeds from the resale of financed automobiles generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the loan. A deficiency judgment can be sought in most states subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the automobile. Certain state laws require the secured party to remit the surplus to any holder of a subordinate lien with respect to the automobiles or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the financed automobile.

     In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of Crescent Bank to recover collateral or enforce a deficiency judgment.

     Crescent Bank believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which Crescent Bank's business is subject, or in the interpretation thereof, could have a material adverse effect on Crescent Bank's business.

     Community Reinvestment Act. Financial institutions have a responsibility under the Community Reinvestment Act ("CRA") and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. The CRA requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator must conduct regular CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The CRA rating of Crescent Bank is currently "satisfactory."

     Limitations on Dividends. We are a legal entity separate and distinct from our banking subsidiary. Our principal source of revenue consists of dividends from Crescent Bank. The payment of dividends by Crescent Bank is subject to various regulatory requirements. Under Louisiana law, the maximum dividends that can be declared and paid during any one year cannot exceed the bank's net earnings for that year and the immediately preceding year, unless prior regulatory approval is obtained to pay a higher amount. Based on its net earnings for the first half of 1999 and for 1998, and subtracting dividends previously paid during this period, Crescent Bank could pay us a dividend of up to $2.6 million without prior regulatory approval.

     Federal Home Loan Bank System. Crescent Bank is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of financial institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At June 30, 1999, Crescent Bank had $8.0 million of FHLB advances. See Note F of Notes to Consolidated Financial Statements.

     As a member, Crescent Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At June 30, 1999, Crescent Bank had $844,000 in FHLB stock, which was in compliance with this requirement.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of June 30, 1999, no reserves were required to be maintained on the first $4.9 million of transaction accounts, reserves of 3% were required to be maintained against the next $46.5 million of net transaction accounts, and a reserve of 10% against all remaining net transaction accounts. The above dollar amounts and percentages are subject to periodic adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

     Miscellaneous. Crescent Bank is subject to certain restrictions on loans to us, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on our behalf. Our banking subsidiary also is subject to certain restrictions on most types of transactions with us, with the terms of such transactions required to be substantially equivalent to the terms of similar transactions with non-affiliated firms.

     Regulatory Enforcement Authority. The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.


                                   TAXATION

Federal Taxation

     Effective January 1, 1998, we became a Subchapter S corporation for federal income tax purposes. As a result, we generally do not pay federal income taxes at the corporate level. Instead, the tax liability on our taxable income is passed through to the holders of our common stock, who pay taxes on such income on a pro rata basis.

     Our deferred tax assets were written off in 1998, which resulted in federal income expense in 1998. In addition, if we dispose of assets that were owned by us on January 1, 1998 at a gain during the first 10 years following January 1, 1998, then we will pay federal income taxes on the difference between the fair value of the asset as of January 1, 1998 and our tax basis in the asset as of that date. See Notes A and H of Notes to Consolidated Financial Statements.

     We must satisfy certain tests in order to continue to qualify as a Subchapter S corporation. A Subchapter S corporation can have no more than 75 shareholders and no more than one class of stock. In addition, all of the shareholders of a Subchapter S corporation must be individuals, estates or certain trusts and must be citizens or residents of the United States. At June 30, 1999, we had 11 shareholders, all of whom met these requirements. Because the transfer of our common stock is restricted under federal and state securities laws, and because our existing shareholders have a right of first refusal to buy any shares that a shareholder wishes to transfer to persons other than lineal descendants or certain trusts, we expect to continue to meet the requirements to be a Subchapter S corporation. In addition, our counsel has opined that the junior subordinated debentures to be issued by us to the trust will not be a separate "class of stock" for purposes of the IRS regulations governing S corporations. See "Federal Income Tax Consequences - No Impact on S Corporation Status."

     We intend to pay dividends to our shareholders in amounts that are sufficient to cover their federal income tax liability on our income. We paid dividends totalling $2.8 million with respect to our 1998 income and, through June 30, 1999, dividends totalling $1.5 million with respect to our income for the six months ended June 30, 1999. Our ability to pay dividends is limited by federal and state regulations. See "Regulation - Crescent Bank - Limitations on Dividends."

     If we were to lose our status as a Subchapter S corporation, then we would be subject to federal income taxes at the corporate level and our shareholders would be subject to federal income taxes on any cash dividends or other distributions that we paid to them.

State Taxation

     Crescent Bank is subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The formula for deriving the assessed value is to calculate 15% of the sum of

     (a)     20% of a company's capitalized earnings, plus

     (b)     80% of our taxable shareholders' equity,

and to subtract from that figure 50% of our real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings.

     In Louisiana, Georgia, Kentucky and Mississippi, we file as a Subchapter S corporation and are not subject to state income taxes at the corporate level.
In Tennessee, we are subject to an excise tax of 6% of our income apportioned to Tennessee.

                              MANAGEMENT OF CB&T

Directors of CB&T

     Our board of directors consists of seven persons. All directors are elected for one-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of CB&T or Crescent Bank by first cousin or closer, except that Gary N. Solomon and Martha
N. Solomon are husband and wife. The following table sets forth information regarding our directors, all of whom are also directors of Crescent Bank.

                                                 Position with CB&T and Crescent  Bank
                                                  and Principal Occupation During the           Director
           Name                 Age(1)                      Past Five Years                     Since (2)
--------------------------  --------------  -----------------------------------------------  ---------------
Gary N. Solomon                  42         Director; Chairman of the Board and Chief              1991
                                            Executive Officer of CB&T since 1994 and
                                            Crescent Bank since 1991

Ronald P. Briggs                 52         Director; self-employed since February 1995            1991
                                            and involved in various ventures in real
                                            estate, retail and licensed beverage outlets;
                                            prior thereto, Vice President-Development at
                                            David Briggs Enterprises  in Metairie, La.,
                                            with responsibility for real estate, legal and
                                            political action functions

Daniel B. Buckman                69         Director; business consultant with                     1992
                                            International Trade Consultants, Inc. in New
                                            Orleans, La.; consultant to Crescent Bank
                                            since 1996

John A. Meltzer                  46         President of Meltzer Properties, a real estate         1991
                                            company in Metairie, La., and
                                            Secretary/Treasurer of Dana Corporation, a
                                            construction company in Harahan, La.

Fred B. Morgan, III              52         Director; President of CB&T since 1994 and             1991
                                            Crescent Bank since 1991

Robert L. Redfearn               66         Partner in the law firm of Simon, Peragine,            1992
                                            Smith & Redfearn, L.L.P. in New Orleans, La.

Martha N. Solomon                41         Director; Secretary of CB&T since 1994 and             1991
                                            Crescent Bank since 1991

__________________
(1)  Age as of July 31, 1999.
(2)  Includes service with Crescent Bank.

Directors' Compensation

     Directors of CB&T are not currently compensated by us but rather serve as directors with and are compensated as such by Crescent Bank. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Crescent Bank. We may determine that such compensation is appropriate in the future.

     Each director of Crescent Bank receives $500 for each regular meeting of the Board of Directors attended. Directors are not paid for committee meetings or for absences from meetings.

Executive Officers Who Are Not Directors

     We have two executive officers who are not also directors, plus a lending consultant. None of these three individuals is related to any other director or executive officer of CB&T or Crescent Bank by first cousin or closer. The name, age and business experience of these officers is set forth below.

     Paul R. Trapani, Jr., age 48, has been the Executive Vice President of CB&T since October 1997 and the Executive Vice President and Chief Operating Officer of Crescent Bank since October 1997. He was Assistant Vice President of Hibernia National Bank in New Orleans, La. from March 1996 through September 1997, with responsibility for loan and deposit pricing. Prior thereto, he was a self-employed consultant to banks regarding mergers and acquisitions and asset sales and purchases.

     F. William Haacke, Jr., age 53, has been the Vice President and Chief Financial Officer of Crescent Bank since March 1998. From 1995 to February 1998, he was Manager - Portfolio Advisory Services at First National Bank of Commerce in New Orleans, La. Prior thereto, he was the Chief Financial Officer of First Bank in Slidell, La.

     Henry M. Wallis, age 58, has been a lending consultant to Crescent Bank since January 1998. Mr. Wallis consults regarding loan purchases, the review of loan packages, loan quality and marketing surveys. From 1991 through 1997, he was a Senior Vice President of Crescent Bank in charge of consumer lending.

     Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Executive Compensation

     The following table shows the compensation paid by us to our Chairman and Chief Executive Officer during the periods indicated and each other executive officer or consultant whose salary and bonus exceeded $100,000 during 1998.

                                                                  Annual Compensation
                                                  --------------------------------------------------
        Name and Principal                                                                                    All Other
              Position                   Year         Salary(1)            Bonus          Other(2)          Compensation(3)
----------------------------------   -----------  ----------------- -----------------  --------------    --------------------
   Gary N. Solomon,                         1998       $ 75,500            $1,206,493       $612,145                  $17,774
     Chairman of the Board and              1997         79,000             1,178,768             --                   17,383
     Chief Executive Officer                1996         80,000               991,966             --                   22,885

   Fred B. Morgan, III,                     1998        110,000                40,000          5,661                    4,179
     President                              1997        100,000                35,000             --                    3,697
                                            1996        100,000                35,000             --                    3,450

   Henry M. Wallis,                         1998         75,000               155,000         36,799                    1,328
     Lending Consultant,                    1997        100,000               235,000             --                    6,060
     previously Senior VP                   1996        100,000               245,000             --                    5,661

   Paul R. Trapani, Jr.,                    1998        100,000               104,000             --                    5,725
     Executive Vice President and           1997         25,000                    --             --
     Chief Operating Officer

______________________

(1) Includes directors' fees to Mr. Solomon of $500 in 1998, $4,000 in 1997 and $5,000 in 1996. Mr. Solomon no longer receives separate directors' fees.

(2) Represents the individual's pro rata share of distributions made by CB&T to its shareholders to cover their federal tax liability on CB&T's income. Annual compensation does not include amounts attributable to other miscellaneous benefits received by the individual. Our costs of providing such benefits during 1998 did not exceed the lesser of $50,000 or 10% of the total salary and bonus paid to or accrued for the benefit of each named individual.

(3)  Consists of contributions by us to our 401(k) plan.

     Mr. Solomon has a bonus arrangement with Crescent Bank pursuant to which he will be paid a bonus for 1999 equal to 20% of Crescent Bank's net earnings before taxes in excess of $500,000. The bonus is paid quarterly. The bonus will be paid only if Crescent Bank:

     . has a return on average assets in excess of 1.88% on a pre-tax, pre-bonus accrual basis,

     .    continues to be at least adequately capitalized,

     .    has no significant deterioration in asset quality, and

     . receive one of the two highest ratings from the regulators in its then most recent regulatory examination.

The bonus to Mr. Solomon under this plan will not exceed $1,175,000 in 1999.

Consulting Agreement

     In December 1997, Crescent Bank and Henry M. Wallis entered into a consulting agreement, effective January 1, 1998. Mr. Wallis agreed to review potential purchases of loan packages and to consult on lending or collection matters for a fee of $3,000 per month, plus health insurance coverage. In addition, Mr. Wallis agreed to perform due diligence on loan packages, review loan quality control and perform branch marketing surveys at a rate of $50 per hour, up to 400 hours annually. The hourly rate for additional hours is subject to negotiation between Crescent Bank and Mr. Wallis. The consulting agreement expires December 31, 2008, and Mr. Wallis agreed to not compete with respect to automobile sub-prime lending during the term of the agreement.

Certain Transactions

     The Sam M. and Gloria S. Newman Grandchildren's Irrevocable Trust (the "Newman Trust") owns 21.6% of our outstanding common stock. In 1995, the Newman Trust participated in the purchase of nonperforming loans to limit the risk to Crescent Bank. The Newman Trust's participation interest was 50% of the nonperforming loans purchased, and the participation interest amounted to approximately $96,000 at June 30, 1999, $144,000 at December 31, 1998 and $201,000 at December 31, 1997. The Newman Trust receives 50% of the revenues from these loans and bears 50% of the collection and related expenses pertaining to these loans. See Note I of Notes to Consolidated Financial Statements.

     The Newman Trust and one of our directors, John A. Meltzer, lease office space to Crescent Bank for a limited branch office. The rent paid on this lease was approximately $52,000 for 1998 and $30,000 for the first half of 1999. The lease expires September 30, 1999, and we intend to re-locate this office to smaller space within the same building pursuant to a new lease with the Newman Trust and Mr. Meltzer.

     A company controlled by Mr. Buckman, one of our directors, provides consulting services on an as needed basis to Crescent Bank regarding product development, marketing, general banking issues and specific loan approvals. Mr. Buckman's company receives a consulting fee of $500 per month for these services. The consulting agreement is reviewed annually by our board of directors.

       We believe that the above transactions were on terms at least as favorable to Crescent Bank as could be obtained from unaffiliated third parties.

     Other than loans to and deposits from our directors and executive officers and their related entities, we did not engage in any other major transactions with these persons or entities in 1998 or the first half of 1999. See Note I of Notes to Consolidated Financial Statements.

Indebtedness of Management

     In the ordinary course of business, Crescent Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At June 30, 1999, Crescent Bank had 24 loans outstanding to directors and executive officers of Crescent Bank, or members of their immediate families or related entities and trusts. These loans totalled approximately $5.6 million or 33.2% of our total shareholders' equity at June 30, 1999. See Note I of Notes to Consolidated Financial Statements.


                               CB&T SHAREHOLDERS

          At June 30, 1999, we had 204,000 shares of our common stock issued and outstanding. The following table shows the number of shares held by:

          (1) those persons or entities known by us to beneficially own more than 5% of our common stock, including the addresses of such persons or entities;

          (2)  each member of our board of directors; and

          (3) all directors and executive officers of CB&T and Crescent Bank as a group

                                               Shares Beneficially           Percent
        Name of Beneficial Owner                      Owned                  of Class
--------------------------------------     --------------------------    ---------------
 Directors of CB&T:
     Gary N. Solomon(1)                             44,115(2)                  21.6%
     Martha N. Solomon(1)                           44,115(3)                  21.6
     Ronald Briggs(1)                               44,115                     21.6
     John Meltzer                                    5,100                      2.5
     Daniel Buckman                                  2,040                      1.0
     Robert L. Redfearn                              2,040                      1.0
     Fred B. Morgan, III                               408(4)                   0.2
 All directors and executive
     officers as a group (10
     persons)                                      141,933                     69.6

 The Newman Trust(1)                                44,115                     21.6

_______________

(1) The business address of these individuals and trust is CB&T Holding Corporation, 1100 Poydras Street, Suite 100, New Orleans, Louisiana 70163.

(2) Excludes the 44,115 shares held by Mr. Solomon's spouse, 10,200 shares held by Mr. Solomon's brother, and 44,115 shares held by the Newman Trust for the benefit of his children, as to which shares Mr. Solomon disclaims beneficial ownership.

(3) Excludes the 44,115 shares held by Mrs.Solomon's spouse, 10,200 shares held by Mrs. Solomon's brother-in-law, and 44,115 shares held by the Newman Trust for the benefit of her children, as to which shares Mrs. Solomon disclaims beneficial ownership.

                                              (Footnotes continued on next page)

(4) Excludes the 44,115 shares held by the Newman Trust, of which Mr. Morgan is one of three trustees. Mr. Morgan disclaims beneficial ownership of these shares.

                           DESCRIPTION OF THE TRUST

     The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a declaration of trust (the "trust agreement") executed by us, as sponsor for the trust, and the trustees, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the capital securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

     Upon issuance of the capital securities, the holders will own all of the issued and outstanding capital securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will own, directly or indirectly, all of the issued and outstanding common securities (together with the capital securities, the "trust securities"). The trust exists for the purposes of:

     .    issuing the capital securities to the public for cash;

     . issuing its common securities to us in exchange for our capitalization of the trust;

     .    investing the proceeds in an equivalent amount of debentures; and

     . engaging in other activities that are necessary, convenient or incidental to those listed above.

     The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the incurrence by the trust of any indebtedness for borrowed money or the making of any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

     Pursuant to the trust agreement, the number of trustees of the trust will initially four. Three of the trustees will be persons who are employees or officers of or who are affiliated with us (the "administrative trustees"). The fourth trustee will be Wilmington Trust Company, a Delaware banking corporation that is unaffiliated with us, maintains its principal place of business in the State of Delaware, and will serve as institutional trustee under the trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "property trustee"). For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington will also act as guarantee trustee under the guarantee agreement. As holder of all of the common securities, we will have the right to appoint, remove or replace any trustee unless an event of default under the indenture shall have occurred and be continuing, in which case only the holders of the capital securities may remove the indenture trustee or the property trustee. The trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

     The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "property account" to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities. We will pay all fees and expenses related to the trust and the offering of the capital securities, including the fees and expenses of the trustees.


                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following is a summary of all of the material terms and provisions of the preferred securities. This summary is not complete and is subject to, and qualified in its entirety by reference to, the amended and restated trust agreement among CB&T, as depositor, Wilmington Trust Company, as property trustee, and the administrative trustees of the trust, and the Trust Indenture Act. We have filed the form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part. Unless we indicate otherwise, all references to CB&T, us or we appearing under this caption "Description of the Preferred Securities" and under the caption "Description of the Junior Subordinated Debentures" mean CB&T Holding Corporation excluding its consolidated subsidiaries.

Distributions

     The preferred securities represent preferred undivided beneficial interests in the assets of the trust. The trust will pay preferential cumulative cash distributions on the preferred securities at the annual rate of ___% of the stated liquidation amount of $10. The trust will pay the dividends quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. The record date will be the 15th day of the month in which the relevant distribution payment date occurs. Distributions will accumulate from the date of the initial issuance of the preferred securities and are cumulative. The first distribution payment date for the preferred securities will be ______ __, 1999. The trust will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve thirty-day months. If distributions on the preferred securities are payable on a date that is not a business day, the trust will pay such distributions on the next day that is a business day. The trust will not pay any additional distributions or other payment as a result of the delay. If, however, that business day is in the next calendar year, the trust will make such payment on the immediately preceding business day. That payment will have the same force and effect as if it were made on the date the payment was originally payable (each date on which distributions are payable in accordance with the foregoing, a "distribution date"). A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the cities of New York or New Orleans are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee under the indenture between us and Wilmington Trust Company, as trustee, is closed for business.

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     If we are not in default, we may, under the indenture, defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "extension period"). No extension period may extend beyond the stated maturity date of the junior subordinated debentures. As a result of any deferral of interest, the trust will defer quarterly distributions on the preferred securities during the extension period. Distributions to which holders of the preferred securities are entitled will accumulate additional distributions at the rate per annum of ___%, compounded quarterly from the relevant payment date for such distributions. The term "distributions" as used in this prospectus includes any such additional distributions.

     The terms of the indenture limit our ability to make certain payments during any extension period. During an extension period, we may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem, any debt securities that rank equal in priority with or junior in right of payment to the junior subordinated debentures. We also may not make any guarantee payments under any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the preferred securities guarantee agreement. Finally, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

     . the reclassification of any class of our capital stock into another class of capital stock;

     .    dividends or distributions payable in shares of our common stock;

     . any declaration of a stock dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;

     .    payments under the guarantee; and

     . purchases of shares of common stock related to the issuance of shares of common stock or rights under any of our benefit plans for our directors, officers or employees.

     Additionally, during any extension period, we may not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.

     During any extension period, interest would continue to accrue and holders of the preferred securities would be required to accrue interest income for United States federal income tax purposes, even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income. See "Federal Income Tax Consequences - Interest Income and Original Issue Discount."

     Before the termination of any extension period, we may further defer the payment of interest on the junior subordinated debentures if no extension period together with all previous and further extensions exceeds twenty consecutive quarters or extends beyond the stated maturity date of the junior subordinated debentures. Upon the termination of any such extension period and the payment of all

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accrued and unpaid interest (together with interest thereon at the rate of
____%, compounded quarterly, to the extent permitted by law), we may begin a new extension period. There is no limitation on the number of times that we may begin an extension period. See "Description of the Junior Subordinated Debentures - Right to Defer Interest Payment Obligation" and "Federal Income Tax Consequences - Interest Income and Original Issue Discount."

     The trust will invest the proceeds from the issuance and sale of its common securities and the preferred securities in the junior subordinated debentures. The revenue available for distribution to holders of the trust's preferred securities will be limited to payments under the junior subordinated debentures. See "Description of the Junior Subordinated Debentures." If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. We will guarantee the payment of distributions on a limited basis as described in this prospectus under "Description of the Guarantee."

     We have no current intention of deferring payments of interest on the junior subordinated debentures.

Subordination of the Trust's Common Securities

     The trust will pay distributions on, and the redemption price of, its common securities and the preferred securities, as applicable, pro rata based on their liquidation amount. However, in general, if we are in default under the indenture on any distribution date or redemption date, the trust will not make any distribution on, or pay the redemption price of, any of its common securities, or make any other payment on account of the redemption, liquidation or other acquisition of its common securities. In the event of such a default, the trust may make such payments only under limited circumstances. In the case of payment of distributions, the trust must make payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or prior to the relevant date. In the case of payment of the redemption price, the trust must pay the full amount of the redemption price on all of the outstanding preferred securities then called for redemption. In addition, the property trustee must first apply all available funds to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     If an event of default occurs under the trust agreement as a result of an event of default under the indenture, we, as holder of the trust's common securities, will be deemed to have waived any right to act with respect to any such event of default under the trust agreement until the effect of all such defaults with respect to the preferred securities are cured, waived or otherwise eliminated. Until all such events of default under the trust agreement are cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on behalf of us as holder of the trust's

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common securities, and only the holders of the preferred securities will be able to direct the property trustee to act on their behalf.

Redemption

     The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at their stated maturity date or earlier redemption as provided in the indenture. The property trustee will apply the proceeds from the repayment or redemption to redeem preferred securities and common securities with a liquidation value equal to the principal amount of the junior subordinated debentures so redeemed. The property trustee will give not less than thirty nor more than sixty days' notice before the date fixed for repayment or redemption. The property trustee will redeem the preferred securities at a redemption price equal to the aggregate liquidation amount of the preferred securities plus accumulated and unpaid distributions thereon (the "redemption price") to the date of redemption (the "redemption date"). For a description of the stated maturity and redemption provisions of the junior subordinated debentures see "Description of the Junior Subordinated Debentures - General" and "- Redemption or Exchange."

     We may redeem the junior subordinated debentures before maturity on or after _____ __, 2004, in whole at any time, or in part from time to time. As a result, we can cause a mandatory redemption of an equivalent liquidation value of the preferred securities. Any time that a tax event, an investment company event or a capital treatment event occurs and continues, we may redeem the junior subordinated debentures in whole but not in part. As a result, we can cause a mandatory redemption of the preferred securities in whole but not in part. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required, under applicable capital guidelines or regulatory policies. See "Description of the Junior Subordinated Debentures - Redemption or Exchange."

Redemption Procedures

     The trust will redeem preferred securities at the redemption price by using proceeds from the contemporaneous redemption of a liquidation value equal to the principal amount of the junior subordinated debentures. The trust will redeem the preferred securities and pay the redemption price on each redemption date only to the extent that the trust has funds on hand available for the payment of the redemption price.

     If the trust gives a notice of redemption relating to the preferred securities, then, by 10:00 a.m., New York City time, on the redemption date, the property trustee will deposit irrevocably with Depository Trust Company funds sufficient to pay the applicable redemption price. The property trustee will also give DTC irrevocable instructions and authority to pay the redemption price to holders when the holders surrender their certificates evidencing the preferred securities. Despite any redemption, the trust will make distributions payable on or before the redemption date for the preferred securities being redeemed to recordholders of the preferred securities on the relevant record dates. If the trust has given a notice of redemption and deposited funds, then, upon the date of such deposit, all rights of the holders of preferred securities being redeemed will terminate, except for their right to receive the redemption price without interest. In addition, upon the date of such deposit, such preferred securities will cease to be outstanding.

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If any date fixed for redemption of the preferred securities is not a business day, the trust will pay the redemption price on the next day which is a business day. The trust will not pay any interest or other payment as a result of such delay. If that business day falls in the next calendar year, the trust will make the payment on the immediately preceding business day. If either the trust or CB&T improperly withholds or refuses to pay the redemption price on the preferred securities being redeemed, under the guarantee, the distributions on the preferred securities will continue to accrue. These distributions will accrue at the then applicable rate, from the redemption date originally established by the trust for such preferred securities to the date such redemption price is actually paid. See "Description of the Guarantee." Under such circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by private agreement, tender offer or in the open market.

     Payment of the redemption price on the preferred securities and any distribution of the junior subordinated debentures to holders of the preferred securities will be made to the recordholders as they appear on the register for the preferred securities on the relevant record date. The relevant record date will be one business day before the relevant redemption date. However, in the event the preferred securities do not remain in book entry form, the relevant record date will be the date at least 15 days before the redemption date or liquidation date, as applicable.

     If the trust redeems less than all of its common securities and the preferred securities on a redemption date, then the aggregate liquidation amount of the trust's common securities and preferred securities to be redeemed will be allocated pro rata to its common securities and the preferred securities based upon the relative liquidation amounts of such classes. The property trustee will select, on a pro rata basis in accordance with the trust agreement, the particular preferred securities to be redeemed within 60 days of the redemption date, or, if the preferred securities are then held in the form of a global preferred security, in accordance with DTC's customary procedures. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of the preferred securities will relate, in the case of the preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of the preferred securities which has been or is to be redeemed.

     The trustee will mail notice of any redemption at least thirty but not more than sixty days before the redemption date to each holder of the preferred securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the junior subordinated debentures, interest will cease to accrue on and after the redemption date, on the junior subordinated debentures or portions of those debentures called for redemption.

Liquidation of the Trust and Distribution of the Junior Subordinated Debentures to Holders

     We may at any time dissolve the trust. After satisfaction of the liabilities of creditors of the trust as provided by law, we may cause junior subordinated debentures to be distributed to the holders of the preferred securities and the trust's common securities in exchange for those securities upon liquidation of the trust.

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     After the liquidation date for any distribution of the junior subordinated debentures for preferred securities, those preferred securities will no longer be deemed to be outstanding. DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution with respect to preferred securities held by DTC or its nominee. Any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such series of the preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

     Under United States federal income tax law and interpretations, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. However, if there is a change in law, a change in legal interpretation, a tax event or other circumstances, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences - Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."

Liquidation Distribution Upon Dissolution

     Pursuant to the trust agreement, the trust will automatically dissolve at the end of its term. The trust will also dissolve if any of the following events occurs:

     . the entry of an order for the dissolution of the trust by a court of competent jurisdiction;

     . certain events of bankruptcy, dissolution or liquidation of CB&T, subject in certain instances to certain such events remaining in effect for a period of ninety consecutive days;

     . the distribution of the junior subordinated debentures to the holders of its preferred securities, if we, as depositor, have given written direction to the property trustee to dissolve the trust (which direction is optional and wholly within our discretion, as depositor); and

     . redemption of all of the preferred securities as described under "- Redemption."

     If an early dissolution occurs as described in one of the first three clauses listed above, the trustees will liquidate the trust as quickly as possible by first satisfying the liabilities to creditors of the trust, if any, as provided by law, and then by distributing to the holders of the preferred securities an equivalent liquidation value of the junior subordinated debentures. If the administrative trustees determine this distribution is not practical, after satisfaction of liabilities to creditors of the trust, if any, as provided by law, holders of the preferred securities will receive out of the assets of the trust available for distribution to holders, an amount equal to the liquidation amount plus accrued and unpaid distributions to the date of payment (such amount being the "liquidation distribution"). If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay the liquidation distribution in full, then the trust will pay the amounts due on a pro rata basis. In no event shall the property trustee be liable for any deficit in a liquidation distribution. We, as the holder of the

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trust's common securities, will receive distributions upon any such liquidation pro rata with the holders of the preferred securities. However, if we are in default under the indenture, the preferred securities will have a priority over the trust's common securities with respect to any such distributions.

Events of Default; Notice

     Any one of the following events constitutes an "event of default" under the trust agreement with respect to the preferred securities and the trust's common securities issued under the trust agreement. Each event constitutes an event of default regardless of the reason for the event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     . the occurrence of an event of default under the indenture (see "Description of the Junior Subordinated Debentures - Debenture Events of Default"); or

     . default in the payment of any distribution when it becomes due and payable, and the continuation of the default for a period of 30 days; or

     . default in the payment of any redemption price when it becomes due and payable; or

     . default in the performance, or breach, in any material respect, of any covenant or warranty of any trustee under the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the clauses listed above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

     . the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by us to appoint a successor property trustee within 60 days of such event of bankruptcy or insolvency.

     Within 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee will send notice of the event of default to the holders of the preferred securities, the administrative trustees and us, as depositor, unless the event of default has been cured or waived. CB&T, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate stating whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

     If an event of default under the indenture has occurred and is continuing, the preferred securities will have a preference over the trust's common securities as described above. See "- Subordination of the Trust's Common Securities." The holders of the preferred securities cannot accelerate the payment of the preferred securities due to an event of default. If the event of default is due to an event of default under the indenture, a holder of preferred securities may institute a legal proceeding directly against us.

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Removal of the Trust Trustees

     Unless an event of default under the indenture has occurred and is continuing, the holder of the trust's common securities may remove any trustee under the trust agreement at any time. If an event of default under the indenture has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee at such time. The holders of the preferred securities will not have the right to vote to appoint, remove or replace the administrative trustees. No resignation or removal of any trustee under the trust agreement and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

     Unless an event of default has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction where part of the property and assets of the trust are located, we, as the holder of the trust's common securities, may appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of that trust property, or to act as separate trustee of any of that property. The co-trustee or separate trustee will have the powers described in the instrument of appointment. We may vest in the person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If an event of default under the indenture has occurred and is continuing, the property trustee alone may make the appointment.

Merger or Consolidation of the Property Trustee

     Provided such entity shall be otherwise qualified and eligible, the successor of the property trustee under the trust agreement will be:

     . Any entity into which the trustee that is not a natural person may be merged or converted,

     .    Any entity with which the trustee may be consolidated,

     . Any entity resulting from any merger, conversion or consolidation to which the trustee will be a party, or

     . Any entity succeeding to all or substantially all the corporate trust business of the trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The trust may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other person, except as described below or as otherwise described in the trust agreement. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities or the property trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or

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lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if certain conditions are met. These conditions are:

     . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities or
          (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "successor securities") so long as the successor securities rank the same as the preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

     . we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures,

     . the successor securities are registered or listed, or any successor securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then registered or listed, if any,

     . such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization,

     . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect,

     . the successor entity has a purpose substantially identical to that of the trust,

     . before the transaction, we receive an opinion from independent counsel experienced in such matters to the effect that (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect (b) following the transaction, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, and (c) following the transaction, the trust will continue to be treated as a grantor trust for United States federal income tax purposes, and

     . we or any permitted successor or assignee owns all of the common securities or its equivalent of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

     Even if these conditions are met, if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes, the trust will not enter into such transaction without the consent of holders of 100% in liquidation amount of the preferred securities.

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Voting Rights; Amendment of the Trust Agreement

     Except as provided below and under "Description of the Guarantee - Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the preferred securities:

     .    with respect to the acceptance of appointment of a successor trustee,

     . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement, or

     . to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that the preferred securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

     If we, the property trustee and the administrative trustees amend the trust agreement, except with respect to the acceptance of appointment of a successor trustee, the action may not adversely affect in any material respect the interests of any holder of the preferred securities. Any amendments of the trust agreement described above will become effective when notice of the amendment is given to the holders of the preferred securities.

     The trust agreement may be amended by the trustees and CB&T with:

     . the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding preferred securities, and

     . receipt by the trust trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trust trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

     Some of the provisions in the trust agreement may not be amended without the consent of each affected holder of the preferred securities. Consent is required to amend the trust agreement to:

     . change the amount or timing of any distribution on the preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities as of a specified date, and

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     .    restrict the right of a holder of the preferred securities to institute suit for the enforcement of any such payment on or after such date.

     If the junior subordinated debentures are held by the property trustee, the trustees will not take any of the following actions without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

     . direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures,

     .    waive any past default that is waivable under the indenture,

     . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable, or

     . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent is required.

     If a consent under the indenture would require the consent of each holder of the junior subordinated debentures affected by the actions described above, the property trustee will not give that consent without the prior consent of each holder of the preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approval of the holders of the preferred securities, before taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of the preferred securities may be given at a meeting of holders of the preferred securities called for such purpose or by written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote to be given to each holder of record of the preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of the preferred securities will be required for the trust to redeem and cancel the preferred securities in accordance with the trust agreement.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of us or the trustees will, for purposes of such vote or consent, be treated as if they were not outstanding.

Liquidation Value

     The amount payable on the preferred securities in the event of any liquidation of the trust is $10 per preferred security plus accumulated and unpaid distributions. This amount may be paid in the form of

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a distribution in junior subordinated debentures, subject to certain exceptions.
See "-Liquidation Distribution Upon Dissolution."

Expenses and Taxes

     In the indenture, we, as borrower, have agreed to pay all debts and other obligations (other than with respect to the preferred securities) and all costs and expenses of the trust including costs and expenses relating to the organization of the trust, the fees and expenses of the trustees under the trust agreement and the costs and expenses relating to the operation of the trust. We have also agreed to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the trust might become subject. These obligations of CB&T under the indenture are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "creditor") whether or not that creditor has received notice thereof. Any creditor may enforce our obligations directly against us. We have irrevocably waived any right or remedy to require that a creditor take any action against the trust or any other person before proceeding against us. We have also agreed in the indenture to execute any additional agreements necessary or desirable to give full effect to the foregoing.

Book Entry, Delivery and Form

     The trust will issue the preferred securities in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until a global security is exchangeable in whole or in part for the preferred securities in definitive form, the global security may not be transferred except as a whole by:

     .    DTC to a nominee of DTC;

     .    a nominee of DTC to DTC or another nominee of DTC; or

     . DTC or any such nominee to a successor of such depository or a nominee of such successor.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. We expect that, when a global security is issued, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of the preferred securities represented by the global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons held through participants). Beneficial owners will not receive written confirmation from DTC of their purchase. However, we expect the beneficial owner to receive written confirmations from the participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities

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represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the preferred securities in certificated form and will not be considered the owners or holders of the preferred securities under the indenture. Accordingly, to exercise any rights of a holder of preferred securities under the indenture, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest. We understand that, under DTC's existing practices, if we request any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to take such action. In turn, those participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, CB&T understands that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed.

     The trust will make distributions on the preferred securities registered in the name of DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner of the global security representing such preferred securities. None of CB&T, the trustees, any paying agent or any other agent of CB&T or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC will be responsible for the disbursements of distributions to participants. DTC's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payable date. Standing instructions and customary practices will govern payments by participants to beneficial owners, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." The participants will be responsible for such payments, not DTC, CB&T, the trustees, the paying agent or any other agent of CB&T, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to CB&T or the trustees. If DTC notifies us or the trustees that it is unwilling to continue as depository, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depository is not appointed by us within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, a global security. In addition, the trust may, at any time and in its sole discretion, determine not to have the preferred securities represented by one or more global securities. Under these and certain other circumstances, we will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.

     DTC has advised us and the trust of the following information. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its

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participants. The use of electronic book entry changes eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of the participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     The information in this section concerning DTC and book-entry systems has been obtained from sources that CB&T and the trust believe to be reliable. However, neither CB&T nor the trust take responsibility for the accuracy of this information.

Payment and Paying Agency

     DTC will credit payments in respect of the preferred securities to the relevant accounts at DTC on the applicable distribution dates. If the preferred securities are not held by DTC, the paying agent will make such payments by check mailed to the address of the holder entitled to such payments at the address appearing on the securities register for the preferred securities and the trust's common securities. The initial paying agent will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees. The paying agent may resign as paying agent upon thirty days' written notice to the trust trustees. If the property trustee is no longer the paying agent, the property trustee will appoint a successor to act as paying agent. The successor must be a bank or trust company reasonably acceptable to the administrative trustees.

Registrar and Transfer Agent

     The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Upon any redemption, the trust will not be required to issue, register the transfer of, or exchange any preferred securities during a period beginning at the opening of business fifteen days before the date of mailing of a notice of redemption of any preferred securities called for redemption and ending at the close of business on the day of such mailing. The trust will also not be required to register the transfer of or exchange any preferred securities selected for redemption, in whole or in part, except the unredeemed portion of any such preferred securities being redeemed in part.

Information Concerning the Property Trustee

     Other than upon the occurrence and during the continuance of an event of default, the property trustee undertakes to perform only such duties as are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement, or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust

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agreement to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities. The property trustee will have no liability for such action except for its own negligence or willful misconduct.

Miscellaneous

     The administrative trustees are to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of CB&T for United States federal income tax purposes. We and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the preferred securities have no preemptive or similar rights.

     The trust agreement and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.


               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     We are to issue the junior subordinated debentures under the indenture. The indenture will be qualified as an indenture under the Trust Indenture Act.
The following is a summary of all of the material terms and provisions of the junior subordinated debentures and the indenture. The summary is not complete and is subject to, and is qualified in its entirety by reference to, the indenture, and to the Trust Indenture Act. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

General

     At the same time the trust issues the preferred securities, the trust will invest the proceeds from their sale, along with the consideration paid by us for the trust's common securities, in the junior subordinated debentures. The junior subordinated debentures will bear interest at the annual rate of ____%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "interest payment date"), commencing _________ __, 1999. We will pay interest to the person in whose name each junior subordinated debenture is registered, subject to certain exceptions, at the close of business on the business day immediately prior to the interest payment date. It is anticipated that, until the liquidation, if any, of the trust, the property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred securities. We will compute the amount of interest payable for any period on the basis of a 360-day year of twelve thirty-day months. If interest on the junior subordinated debentures is payable on a date that is not a business day, we will pay that interest on next day that is a business day. We will not pay any additional interest or other payment as a result of the delay. If that business day is in the next calendar year, we will make that payment on the immediately preceding business day. This payment will have the same force and effect as if it were made on the date the payment was originally payable. Accrued interest that is not paid on the applicable

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interest payment date will bear additional interest at the rate per annum of
____% thereof, compounded quarterly from the relevant interest payment date. The term "interest" as used in this section includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

     The junior subordinated debentures have a stated maturity date of ________ __, 2029. The junior subordinated debentures will not be subject to any sinking fund.

     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our indebtedness senior in right of payment to them. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary, including Crescent Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of the junior subordinated debentures should look only to our assets for payments on the junior subordinated debentures. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of payment to the junior subordinated debentures, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

Right to Defer Interest Payment Obligation

     If we are not in default under the indenture, we may, under the indenture at any time or from time to time during the term of the junior subordinated debentures, defer the payment of interest on the junior subordinated debentures for a period not exceeding twenty consecutive quarters with respect to each extension period. No extension period may extend beyond the stated maturity date of the junior subordinated debentures. At the end of each extension period, we must pay all interest then accrued and unpaid on the junior subordinated debentures (together with interest on such unpaid interest at the annual rate of ____%, compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law, referred to herein as "compounded interest"). During an extension period, interest would continue to accrue and holders of the junior subordinated debentures would be required to accrue interest income for United States federal income tax purposes even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income. See "Federal Income Tax Consequences - Interest Income and Original Issue Discount."

     During any extension period, we may not taken certain actions. We may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal in priority with or junior in right of payment to the junior subordinated debentures. We may not make any guarantee payments with respect to any guarantee by us of the debt securities of any of our

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subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the guarantee. We may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than:

     . the reclassification of any class of our capital stock into another class of capital stock,

     .    dividends or distributions in shares of our common stock,

     . any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto,

     .    payments under the guarantee, and

     . purchases of common shares related to the issuance of common shares or rights under any of our benefit plans for our directors, officers or employees.

Additionally, during any extension period, we will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.

     Before the termination of any extension period, we may further defer the payment of interest on the junior subordinated debentures if no extension period exceeds twenty consecutive quarters or extends beyond the stated maturity date of the junior subordinated debentures. Upon the termination of any such extension period and the payment of all compounded interest, we may begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of such extension period. We must give the property trustee, the administrative trustees and the trustee under the indenture notice of its election to begin an extension period at least one business day before the earlier of:

     . the date interest on the junior subordinated debentures would have been payable except for the election to begin such extension period, or

     . the date the administrative trustees are required to give notice of the record date, or the date such distributions are payable, to the American Stock Exchange or other applicable self-regulatory organization or to holders of the preferred securities as of the record date or the date such distributions are payable, but in any event not less than one business day before such record date.

     The trustee under the indenture will give notice of our election to begin a new extension period to the holders of the preferred securities. There is no limitation on the number of times that we may begin an extension period.

Additional Interest

     If the trust or the property trustee is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay such additional amounts on the junior

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subordinated debentures as required. The trust will not reduce the distributions payable by it as a result of any such additional taxes, duties or other governmental charges.

Redemption or Exchange

     We may redeem the junior subordinated debentures before maturity on or after _____ __, 2004, in whole at any time or in part from time to time, or at any time in whole (but not in part) within ninety days following the occurrence and continuation of a tax event, an investment company event or a capital treatment event. In each case, the redemption price shall equal the accrued and unpaid interest on the redeemed junior subordinated debentures to the date fixed for redemption, plus 100% of the principal amount of such junior subordinated debentures. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required under applicable capital guidelines or regulatory policies.

     We will mail notice of any redemption at least thirty but not more than sixty days before the redemption date to each holder of the junior subordinated debentures to be redeemed. We will mail notice to such holder's registered address. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on the junior subordinated debentures or portions thereof called for redemption.

     "Additional interest" means the additional amounts necessary so that the amount of distributions then due and payable by the trust on its outstanding preferred securities and common securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a tax event.

     "Investment company event" means the receipt by the trust of an opinion of counsel to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act and that the change becomes effective on or after the date of original issuance of the preferred securities.

     "Capital treatment event" means the receipt by the trust of an opinion of counsel to the effect that as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the preferred securities would not constitute Tier 1 capital (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to us.

     "Tax event" means the receipt by the trust of an opinion of counsel to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or

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applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities under the trust agreement, there is more than an insubstantial risk that:

     . the trust is, or will be within ninety days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the junior subordinated debentures,

     . interest payable by us on the junior subordinated debentures is not, or within ninety days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes or

     . the trust is, or will be within ninety days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Opinion of counsel" means an opinion in writing of independent legal counsel experienced in matters being opined upon, that is delivered to the trust trustees.

Authentication

     A junior subordinated debenture will not be valid until authenticated manually by an authorized signatory of the trustee under the indenture, or by an authenticating agent. That signature will be conclusive evidence that the junior subordinated debenture has been duly authenticated and delivered under the indenture and that the holder is entitled to the benefits of the indenture. Each junior subordinated debenture will be dated the date of its authentication by the trustee under the indenture.

Registration, Denomination and Transfer

     The junior subordinated debentures will initially be registered in the name of the property trustee, on behalf of the trust. If the junior subordinated debentures are distributed to holders of preferred securities, we anticipate that the depository arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of the Preferred Securities - Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, DTC is under no obligation to perform or continue to perform such procedures. DTC may discontinue such procedures at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within ninety days of receipt of notice from DTC, and in other circumstances, including at our option, we will cause the junior subordinated debentures to be issued in certificated form.

     We will make payments on junior subordinated debentures represented by a global security to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, as described under "Description of the Preferred Securities - Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of Wilmington Trust Company, the trustee under

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the indenture, in Wilmington, Delaware or at the offices of any paying agent or transfer agent appointed by us. However, at our option, payment of any interest may be made:

     . by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures; or

     . by wire transfer of immediately available funds upon written request to the trustee under the indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.

     Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.

     A holder of junior subordinated debentures may present for exchange as provided above, and may present for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), that holder's junior subordinated debentures. The holder of junior subordinated debentures takes such action at the office of the securities registrar appointed under the indenture or at the office of any transfer agent designated by us without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee under the indenture as securities registrar under the indenture. We may at any time designate additional transfer agents with respect to the junior subordinated debentures.

     In the event of any redemption, neither us nor the trustee under the indenture will be required to issue, register the transfer of, or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice for redemption of the junior subordinated debentures to be redeemed (if less than all are to be redeemed) and ending at the close of business on the day of mailing of the relevant notice of redemption. In addition, neither us nor the trustee under the indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

     Any monies deposited with the trustee under the indenture or any paying agent, and any monies held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture that remains unclaimed for two years after such principal (and premium, if any) or interest has become due and payable will, at our request, be repaid to us. After that repayment, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to us for payment of principal or interest.

Restrictions on Certain Payments

     We will also covenant, as to the junior subordinated debentures, that we will not take certain actions during any extension period or if we are in default under the indenture or guarantee. We will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equal in priority with or junior in right of payment to the junior subordinated debentures. We will not make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks equal in priority with or junior in right of

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payment to the junior subordinated debentures other than payments pursuant to the guarantee. We will not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than:

     . the reclassification of any class of our capital stock into another class of capital stock;

     .    dividends or distributions payable in shares of our common stock;

     . any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;

     .    payments under the guarantee; and

     . purchases of common shares related to the issuance of common shares or rights under any of our benefit plans for our directors, officers or employees.

     Additionally, we will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities if at such time:

     .    there shall have occurred an event of default under the indenture,

     . we shall be in default with respect to its obligations under the guarantee relating to such preferred securities, or

     . we shall have given notice of its selection of an extension period as provided in the indenture with respect to the junior subordinated debentures and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

Modification of Indenture

     From time to time we and the trustee under the indenture may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes. These purposes include, among other things, curing ambiguities, defects or inconsistencies, changes that do not materially adversely affect the interest of the holders of the junior subordinated debentures and changes to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting us and the trustee under the indenture, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures affected, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected,

     . extend the stated maturity date of the junior subordinated debentures, reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or

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     .    reduce the percentage of principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture.

Debenture Events of Default

     The indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes a "debenture event of default":

     . failure for thirty days to pay interest (including additional interest or compounded interest, if any) on the junior subordinated debentures when due (subject to the deferral of certain due dates in the case of an extension period); or

     . failure to pay any principal on the junior subordinated debentures when due, whether at stated maturity, upon declaration of acceleration of maturity or otherwise; or

     . failure to observe or perform certain other covenants contained in the indenture for ninety days after written notice to us from the trustee under the indenture or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

     . certain events in bankruptcy, insolvency or reorganization of us, subject in certain instances to any such event remaining in effect for a period of sixty consecutive days.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture. The trustee under the indenture or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) and all other debenture events of default have been cured and we have deposited with the trustee under the indenture a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration.

     We are required to file annually with the trustee under the indenture a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

     If a debenture event of default has occurred and is continuing due to our failure to pay interest or principal on the junior subordinated debentures when payable, a holder of the preferred securities may institute a legal proceeding directly against us. That holder may institute such a proceeding to enforce payment to the holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder. We may not amend the indenture to remove the right to bring such a legal proceeding without the prior written consent of the holders of all of the preferred securities. We may under the indenture set-off any payment made to such holder of the preferred securities by us in connection with such a legal proceeding.

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     The holders of the preferred securities will not be able to exercise directly any remedies other than those described in the above paragraph available to the holders of the junior subordinated debentures. See "Description of the Preferred Securities - Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     The indenture provides that we will not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, and no entity will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless certain conditions prescribed in the indenture are met. In the event we consolidate with or merge into another entity or convey or transfer properties and assets substantially as an entirety to any entity, these conditions include that the successor entity is organized under the laws of the United States or any state or the District of Columbia, and that the successor entity expressly assumes our obligations on the junior subordinated debentures issued under the indenture. In addition, immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing.

     The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other change in control transaction involving us that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

     The indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture when certain events occur. These events include when all of the junior subordinated debentures not previously delivered to the trustee under the indenture for cancellation

     .    have become due and payable, or

     . will become due and payable at their stated maturity date or will be called for redemption within one year,

and we deposit or cause to be deposited with the trustee under the indenture funds, in trust. The deposited funds are for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the trustee under the indenture for cancellation, for the principal and interest to the date of the deposit or to the stated maturity date or redemption, as the case may be.

Subordination

     In the indenture, we have covenanted and agreed that the junior subordinated debentures issued under the indenture will be subordinate and junior in right of payment to all of our senior debt and subordinated debt to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings

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in connection with any insolvency or bankruptcy proceeding of ours, the holders of our indebtedness senior in right of payment to the junior subordinated debentures will first receive payment in full of principal of (and premium, if any) and interest, if any, on such senior indebtedness. The holders of our senior debt will receive such payment before the holders of the junior subordinated debentures, or the property trustee on behalf of the holders, receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

     In the event of the acceleration of the maturity of any of the junior subordinated debentures, the holders of all indebtedness senior in right of payment to them outstanding at the time of such acceleration will receive payment in full of all amounts due (including any amounts due upon acceleration) before the holders of the junior subordinated debentures receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

     No payments on account of principal or interest, if any, in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to indebtedness senior in right of payment to the junior subordinated debentures, or an event of default with respect to any such senior indebtedness resulting in the acceleration of the maturity of the senior indebtedness, and any payments so received may be required to be paid over to the holders of the senior indebtedness.

     The indenture places no limitation on the amount of indebtedness senior in right of payment to the junior subordinated debentures that may be incurred by us. We may from time to time incur indebtedness constituting such senior indebtedness.

     "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

     .    every obligation of such person for money borrowed;

     . every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     . every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

     . every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     .    every capital lease obligation of such person;

     . all indebtedness of such person whether incurred on or before the date of the indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

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

     . every obligation of the type referred to in the clauses above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on debt, whether incurred on or before the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is equal in priority with, or subordinated to, the junior subordinated debentures. However, senior debt does not include:

     . any of our debt which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

     .    any of our debt to any of our subsidiaries; and

     .    any debt to any of our employees.

     "Subordinated debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on debt, whether incurred on or before the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours (other than the junior subordinated debentures), except that subordinated debt shall not include the junior subordinated debentures.

Governing Law

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Information Concerning the Trustee Under the Indenture

     The trustee under the indenture will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee under the indenture is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee under the indenture is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Distribution of the Junior Subordinated Debentures

     Under certain circumstances involving the dissolution of the trust, after satisfaction of liabilities to creditors of the trust as provided by applicable law, junior subordinated debentures may be distributed

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to the holders of the preferred securities in exchange for their preferred securities upon liquidation of the trust. See "Description of the Preferred Securities - Liquidation of the Trust and Distribution of the Junior Subordinated Debentures to Holders." Any distribution will be subject to receipt of prior regulatory approval if then required. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of the trust, we will use our best efforts to list the junior subordinated debentures on the American Stock Exchange or such stock exchanges, if any, on which the preferred securities are then listed. We can make no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of the preferred securities.




Payment and Paying Agents

     Payment of principal of and any interest on the junior subordinated debentures will be made at the offices of Wilmington Trust Company, trustee under the indenture in the city of Wilmington, Delaware or at the offices of such paying agent or paying agents as we may designate from time to time. However, at our option, payment of any interest may be made

     . by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures, or

     . by wire transfer of immediately available funds upon written request to the trustee under the indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.

Payment of any interest on the junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for such interest, except in the case of interest due and payable, but not timely paid. We may at any time designate additional paying agents or rescind the designation of any paying agent.

     Any monies deposited with the trustee under the indenture or any paying agent, or any monies held by us in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to us upon our written request on May 31 of each year or (if then held in trust by us) will be discharged from such trust. After that repayment, the holders of the junior subordinated debentures will look, as general unsecured creditors, only to us for payment of such principal and interest.

Registrar and Transfer Agent

     The trustee under the indenture will act as the registrar and the transfer agent for the junior subordinated debentures. Junior subordinated debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. We may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts if we maintain a transfer agent in the place of payment. We may at any time designate additional transfer agents with respect to the junior subordinated debentures. In the event of any redemption, neither us nor the trustee under the indenture will be required to issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice of redemption of junior subordinated debentures (if less than all are to be redeemed) and ending at

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

the close of business on the day of mailing of the relevant notice of redemption. In addition, neither us nor the trustee under the indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.


                          DESCRIPTION OF THE GUARANTEE

     We will execute and deliver the guarantee at the same time the trust issues the preferred securities. Wilmington Trust Company will hold the guarantee as the trustee under the guarantee for the benefit of the holders of the preferred securities. The guarantee will be qualified under the Trust Indenture Act. The following is a summary of all of the material provisions of the guarantee. The summary is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. We have filed the form of the guarantee as an exhibit to the registration statement of which this prospectus forms a part.

General

     To the extent described below, we will irrevocably agree to pay in full, on a subordinated basis, the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. If not paid by or on behalf of the trust, the following payments that relate to the preferred securities (the "guarantee payments") will be subject to the guarantee:

     . any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds on hand available for such distributions at such time;

     . the redemption price, including unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption, to the extent that the trust has funds on hand available to pay such redemption price at such time; or

     . upon a voluntary or involuntary dissolution, winding-up or termination of the trust (unless the junior subordinated debentures are distributed to holders of the preferred securities or all preferred securities are redeemed), the lesser of:

          . the liquidation amount and all accrued and unpaid distributions on the preferred securities, to the extent that the trust has funds available for such a payment at such time; and

          . the amount of assets of the trust remaining available for distribution to holders of the preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

     We may satisfy our obligation to make a guarantee payment by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay such amounts to such holders.

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

     If we do not make interest payments on the junior subordinated debentures held by the trust, the trust will not be able to pay distributions on the preferred securities and will not have funds available for such distributions. See "Status of the Guarantee." Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee. The guarantee does not limit our ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of repayment to the junior subordinated debentures, whether under the indenture, any other indenture that we may enter into in the future, or otherwise. We may from time to time incur indebtedness constituting such senior indebtedness.

     We and the trust believe that, taken together, our obligations under the guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee."

Status of the Guarantee

     The guarantee will constitute an unsecured obligation of us and will rank subordinate and junior in right of payment to all of our indebtedness senior in right of repayment to the junior subordinated debentures.

     The guarantee will constitute a guarantee of payment and not of collection. As a result, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The trustee under the guarantee will hold the guarantee for the benefit of the holders of the preferred securities.

Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities - Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the preferred securities then outstanding.

Events of Default

     An event of default under the guarantee will occur upon our failure to perform any of our payments or other obligations thereunder. The holders of not less than a majority in aggregate liquidation

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

amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the guarantee in respect of such guarantee or to direct the exercise of any trust or power conferred upon the trustee under the guarantee. We will not take certain actions in the event we are in default under the guarantee. See "Description of the Junior Subordinated Debentures - Restrictions on Certain Payments."

     We, as guarantor, are required to file annually with the trustee under the guarantee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Trustee Under the Guarantee

     The trustee under the guarantee, other than during an event of default by us in the performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee. After an event of default under the guarantee, the trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee under the guarantee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The trustee under the guarantee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes repayment or adequate indemnity is not reasonably assured to it.

Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon:

     .    full payment of the redemption price of the preferred securities;

     .    full payment of the amounts payable upon liquidation of the trust; or

     . distribution of the junior subordinated debentures to the holders of the preferred securities in exchange for their preferred securities.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

     The guarantee will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

The Expense Agreement

     Pursuant to the expense agreement entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the

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trust to pay to the holders of the preferred securities the amounts due such holders pursuant to the terms of the preferred securities. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether such creditors had notice of the expense agreement.


            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT
                               AND THE GUARANTEE

Full and Unconditional Guarantee

     Payments of distributions and other amounts due on the preferred securities (to the extent the trust has funds available for the payment of such distributions) are irrevocably guaranteed by us as and to the extent set forth under "Description of the Guarantee." Taken together, our obligations under the guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. If and to the extent that we do not make payments on the junior subordinated debentures, the trust will not pay distributions or other amounts due on its preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of the preferred securities is to institute a legal proceeding against us for enforcement of payment of such distributions to such holder. Our obligations under the guarantee are subordinate and junior in right of payment to all indebtedness senior in right of payment to the junior subordinated debentures.

Sufficiency of Payments

     If payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the preferred securities. Such payments are sufficient primarily because:

     . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and the trust's common securities;

     . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

     . we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of its preferred securities; and

     . the trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

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     Notwithstanding anything to the contrary contained in the indenture, we have the right to set-off any payment we are otherwise required to make under the indenture if, and to the extent, we have made, or are concurrently making, a payment under the guarantee.

Enforcement Rights of Holders of the Preferred Securities

     A holder of a preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trustee under the guarantee, the trust or any other person or entity.

     A default or event of default under any of our indebtedness senior to the junior subordinated debentures would not constitute a default or event of default under the indenture. However, in the event of payment defaults under, or acceleration of, any such senior indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the indenture.

Limited Purpose of the Trust

     The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds of such issuance in junior subordinated debentures. A principal difference between the rights of a holder of a preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if, and to the extent, the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, after satisfaction of liabilities to creditors of the trust, if any, as provided by applicable law, the holders of the preferred securities will receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities - Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ours. As a result, the property trustee would be subordinated in right of payment to all of our indebtedness senior in right of payment to the junior subordinated debentures as set forth in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its preferred securities), the positions of a holder of such preferred securities and a holder of the junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

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                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion constitutes the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special tax counsel to us and the trust, of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities. This discussion addresses only the tax consequences to a person that acquires preferred securities on their original issue at the stated offering price. It does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, employee benefit plans, tax-exempt organizations, dealers in securities or currencies, persons that will hold preferred securities as part of a position in a "straddle" or as part of a "synthetic security," "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar, or persons that do not hold preferred securities as capital assets. This discussion also does not address tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities.

     This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the preferred securities. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the preferred securities may differ from the treatment described below. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that a challenge would not be successful.

     Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the United States federal tax consequences of the purchase, ownership and disposition of the preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Trust and the Junior Subordinated Debentures

     CB&T, the trust and the holders of the trust preferred securities (by acceptance of a beneficial interest in a trust preferred security) agree to treat the junior subordinated debentures as our indebtedness for all United States federal income tax purposes. Based in part upon factual assumptions and upon factual representations made by us, which representations Elias, Matz has relied upon and assumed to be true, correct and complete, for United States federal income tax purposes under current law, the trust will not be classified as an association taxable as a corporation, and the junior subordinated debentures will be classified as indebtedness. As a result, each beneficial owner of preferred securities (a "securityholder") will be required to include in its gross income its pro rata share of the interest (or accrued original issue discount) in addition to any interest and other income (if any) with respect to the junior subordinated debentures. See "- Interest Income and Original Issue Discount." No amount

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included in income with respect to the preferred securities will be eligible for the dividends-received deduction. If our representations are inaccurate, this opinion could be adversely affected.

Interest Income and Original Issue Discount

     Under applicable Treasury regulations, currently Section 1.1275-2(h) (the "regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). CB&T believes that the likelihood of exercising its option to defer payments of interest on the junior subordinated debentures is remote, because exercising that option would (a) prevent CB&T from making distributions on its common stock, which would adversely affect its directors who are major shareholders and who rely upon such distributions to pay their income taxes on CB&T's taxable income attributable to them, and (b) adversely impact CB&T's ability to raise additional capital or obtain additional borrowings from unaffiliated third parties. As a result, CB&T intends to take the position that the junior subordinated debentures were not issued with OID. Based on the foregoing, Elias, Matz believes that the likelihood that stated interest will not be timely paid is a "remote" contingency. Accordingly, a securityholder purchasing the preferred securities at the stated price should be required to include in gross income only such securityholder's pro rata share of stated interest on the junior subordinated debentures in accordance with such securityholder's method of tax accounting.

     Under the regulations, if CB&T were to exercise its option to defer payments of interest after treating the junior subordinated debentures as issued without OID, or if the likelihood of CB&T exercising its option to defer payments of interest on the junior subordinated debentures is determined not to be remote by the Internal Revenue Service, the junior subordinated debentures would be treated as re-issued with OID at that time. In addition, all stated interest (and de minimis OID, if any) on the junior subordinated debentures would thereafter be treated as OID if the junior subordinated debentures remained outstanding. In such event, all of a securityholder's interest income with respect to the junior subordinated debentures would be accounted for as OID on an economic accrual basis regardless of such securityholder's method of tax accounting, and actual distributions of stated interest related thereto would not be includable in gross income. Consequently, a securityholder would be required to include OID in gross income even though we would not make and the securityholder would not receive any actual cash payments during an extension period.

     The regulations have not yet been addressed in any rulings or other published interpretations by the IRS. In the event that CB&T does not make a deferral election, and based upon CB&T's representations, the IRS should treat the deferral election as a remote contingency. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the regulations.

     A securityholder that disposed of preferred securities before the record date for the payment of distributions following an extension period would include OID in gross income but would not receive any cash related thereto from the trust. Any amount of OID included in a securityholder's gross income (whether or not during an extension period) would increase such securityholder's tax basis in its preferred securities, and the amount of distributions not includable in gross income would reduce such securityholder's tax basis in its preferred securities.

Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities

     Under current United States federal income tax law and provided that the trust is not subsequently treated as an association taxable as a corporation, a distribution by the trust of the junior subordinated debentures as described under the caption "Description of the Preferred Securities - Liquidation of the Trust and Distribution of the Junior Subordinated Debentures to Holders" will be nontaxable to the securityholders. Such distribution will also result in a securityholder receiving its pro rata share of the junior subordinated debentures previously held indirectly through the trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such securityholder had in its preferred securities before such distribution. A securityholder will account for interest in respect of the junior subordinated debentures received from the trust in the manner described above under " - Interest Income and Original Issue Discount," including any accrual of OID (if any) attributed to the junior subordinated debentures upon the distribution.

Sales or Redemption of the Preferred Securities

     Gain or loss will be recognized by a securityholder on the sale of preferred securities (including a redemption for cash or other consideration) in an amount equal to the difference between the amount realized on the sale (or redemption) and the securityholder's adjusted tax basis in the preferred securities sold or so redeemed. Gain or loss recognized by a securityholder on preferred securities held for more than one year will generally be taxable as long-term capital gain or loss. Preferred securities constituting a capital asset which are acquired by an individual and held for more than one year are accorded a maximum United States federal capital gains tax rate of 20% (or a rate of 10%, if the individual taxpayer is in the 15% tax bracket). Effective in 2001, the 20% rate drops to 18% (and the 10% rate drops to 8%) for capital assets acquired after the year 2000 and held more than five years. However, the requirement that the capital asset be acquired after the year 2000 does not apply to the 8% rate.

     If CB&T were to exercise its option to defer payments of interest on the junior subordinated debentures, or if the likelihood of CB&T exercising its option to defer payments of interest on the junior subordinated debentures was determined not to be remote by the IRS, the preferred securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A securityholder that disposed of its preferred securities between record dates for payments of distributions (and consequently did not receive a distribution from the trust for the period before such disposition) would nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures through the date of disposition. In addition, such securityholder would be required to add such amount to its adjusted tax basis in its disposed of preferred securities. Such securityholder would recognize a capital loss on the disposition of its preferred securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the securityholder's adjusted tax basis in the preferred securities (which would include accrued but unpaid interest). In the case of individual taxpayers, capital losses can be applied to offset capital gains plus up to $3,000 ($1,500 for married individuals filing separate returns) of ordinary income for United States federal income tax purposes.

United States Alien Holders

     For purposes of this discussion, a "United States alien holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

     Under current United States federal income tax law, payments by the trust or any of its paying agents to any securityholder who or which is a United States alien holder will not be subject to United States federal withholding tax provided that the following three conditions are met. First, the securityholder does not actually or constructively own 10% or more of the total combined voting power of CB&T's common stock entitled to vote. Second, the securityholder is not a controlled foreign corporation that is related to CB&T through share ownership. Third, either the securityholder certifies to the trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the trust or its agent, under penalties of perjury, that such statement has been received from the securityholder by it or by a financial institution holding such security for the securityholder and furnishes the trust or its agent with a copy thereof. Under current United States federal income tax law, a United States alien holder of a preferred security generally will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a preferred security.

     In October 1997, final Treasury regulations (the "withholding tax regulations") effective for payments of interest after December 31, 1999, were issued that provide alternative methods for satisfying the certification requirements described in the third condition above. The withholding tax regulations also require, in the case of preferred securities held by a foreign partnership, that the certification described in the third condition above be provided by the partners rather than by the foreign partnership. A look-through rule would apply in the case of tiered partnerships. Prospective investors are urged to consult their tax advisors with respect to the effect of the withholding tax regulations. The trust will issue a Form 1042 or 1042-S, where appropriate.

Proposed Tax Law Changes

     Legislation has been introduced in the United States Congress in the past that, if enacted, would have denied an interest deduction to issuers of instruments such as the junior subordinated debentures that were issued after the date such legislation was proposed. No such legislation is currently pending. CB&T and its tax counsel cannot assure you, however, that similar legislation will not ultimately be enacted into law, possibly with retroactive effect, or that there will not be other developments that would adversely affect the tax treatment of the junior subordinated debentures and could result in the occurrence of tax event, possibly leading to the redemption of the junior subordinated debentures. See "Description of the Junior Subordinated Debentures
- Redemption or Exchange."

     CB&T and its tax counsel are aware of at least one case, involving Enron Corporation, where the IRS initially sought to disallow the deduction for interest expense on securities that are similar to, although different in a number of respects from, the junior subordinated debentures. Such securities were issued in 1993 and 1994 to partnerships that, in turn, issued "monthly income preferred securities." In a recently filed stipulation in the United States Tax Court, the IRS decided not to challenge Enron's deduction of its interest expense on the securities. Although the IRS has apparently conceded the interest deductibility issue in the Enron case, there can be no assurance that the IRS will not challenge the interest deductions of other taxpayers (such as CB&T) which issue similar types of preferred securities.

No Impact on S Corporation Status

     As a Subchapter S corporation, CB&T cannot have more than one class of stock. The junior subordinated debentures to be issued by CB&T to the trust will be classified as indebtedness for federal income tax purposes and not as stock. As a result, CB&T will continue to only have one class of stock for federal income tax purposes after it issues the junior subordinated debentures, and the issuance of the debentures will not affect CB&T's status as a Subchapter S corporation.

Information Reporting to Securityholders

     Generally, income on the preferred securities will be reported to securityholders on Forms 1099-INT (Forms 1099-OID if interest is accounted for under the OID rules), which will be mailed to securityholders by January 31 following each calendar year.

Backup Withholding

     Payments made on, and proceeds from the sale of, preferred securities may be subject to a "backup" withholding tax of 31% unless the securityholder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the securityholder's United States federal income tax, provided the required information is provided to the IRS on a timely basis.


                              ERISA CONSIDERATIONS

     The purchase of the preferred securities by an employee benefit plan that is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or the prohibited transaction provisions of Section 4975(e)(1) of the Internal Revenue Code may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any preferred securities should consult with its counsel. These restrictions need to be considered with respect to employee benefit plans for which we, any of our affiliates, or the property trustee are a service provider (or otherwise is a party in interest or a disqualified person). We, certain of our affiliates and the property trustee may each be considered a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA and/or certain employee benefit-related provisions of the Internal Revenue Code.

                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated __________ __, 1999, among us, the trust and Ryan, Beck & Co., the trust has agreed to sell to Ryan, Beck, and Ryan, Beck has agreed to purchase from the trust, 1,000,000 of preferred securities at the public offering price subject to the underwriting commissions set forth on the cover page of this prospectus. The underwriting commission is expected to be approximately 4.0% of the public offering price. The dollar amount of the underwriting commission equals the commission percentage multiplied by the public offering price for the preferred securities. The underwriting agreement provides that Ryan, Beck will purchase all of the preferred securities offered hereby if any of such preferred securities are purchased.

     We have been advised by Ryan, Beck that it proposes to offer the preferred securities to the public and other dealers at the public offering price set forth on the cover page of this prospectus and will share with certain dealers from its commission a concession not in excess of $_______ per preferred security. Ryan, Beck may allow, and such dealers may reallow, a concession not in excess of $______ per preferred security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by Ryan, Beck.

     We have granted to Ryan, Beck an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 150,000 preferred securities at the public offering price. To the extent that Ryan, Beck exercises such option, we will be obligated, pursuant to the option, to sell such preferred securities to Ryan, Beck. Ryan, Beck may exercise such option only to cover over-allotments made in connection with the sale of the preferred securities offered hereby. If purchased, the underwriter will offer such additional preferred securities on the same terms as those of the other preferred securities offered hereby.

     In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures issued by us, the underwriting agreement provides that we will pay as compensation for Ryan, Beck's arranging the investment therein of such proceeds an amount of $________ per preferred security (or $_________ ($_______ if the over-allotment option is exercised in full) in the aggregate). We have also agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, including legal fees (not to exceed $75,000 in legal fees and $20,000 in other expenses (excluding "blue sky" work) without our prior written consent) relating to the offering of the preferred securities.

     Ryan, Beck has advised us that they do not intend to confirm any sales of preferred securities to any discretionary accounts. Because the National Association of Securities Dealers, Inc. is expected to view the preferred securities as interests in a direct participation program, the offering of the preferred securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     Although the trust has applied to list the preferred securities on the American Stock Exchange, we can make no assurances as to the liquidity of the preferred securities. See "Risk Factors - Risk Factors Relating to the Preferred Securities - You may have difficulty selling your preferred securities if an active trading market does not develop." The offering price and distribution rate of the preferred securities have been determined by negotiations among representatives of us, the trust and Ryan, Beck & Co. Such offering prices may not be indicative of the market price of the preferred securities following the offering.

     In connection with the offering, Ryan, Beck & Co. and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. Such transactions may include over-allotment transactions in which Ryan, Beck & Co. creates a short position for its own account by selling more preferred securities than it is committed to purchase. In such a case, to cover all or part of the short position, Ryan, Beck & Co. may exercise the over-allotment option described above to purchase additional preferred securities or may purchase preferred securities in the open market following completion of the initial offering. Ryan, Beck & Co. also may engage in stabilizing transactions in which it bids for, and purchases, preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or slowing a decline in the market price of the preferred securities. Ryan, Beck & Co. also may reclaim any selling concessions allowed to an underwriter or dealer if Ryan, Beck & Co. repurchases shares distributed by Ryan, Beck & Co. or such dealer. Any of the foregoing transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. Neither us nor Ryan, Beck & Co. makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. Ryan, Beck & Co. is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     We and the trust have agreed to indemnify Ryan, Beck & Co. against certain liabilities, including liabilities under the Securities Act of 1933.


                             VALIDITY OF SECURITIES

     Richards, Layton & Finger, P.A., special Delaware counsel to CB&T and the trust, will pass upon the following legal matters:

     . the due authorization and valid issuance of the preferred securities by the trust;

     . the validity of the trust agreement and its binding obligation on and enforceability against CB&T and the trustees;

     . the due creation and valid existence of the trust, and its trust power and authority to own its property and conduct its business; and

     .    the due authorization of the underwriting agreement by the trust.

     Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to CB&T, will pass upon the following legal matters for CB&T:

     . the due authorization, execution and delivery of the Guarantee by, and its binding obligation on, CB&T; and

     . the due authorization, execution and delivery of the junior subordinated debentures and the underwriting agreement by CB&T.

     Silver, Freedman & Taff, L.L.P., Washington, D.C., will pass upon the following legal matters for Ryan, Beck:

     .    the due creation and valid existence of the trust;

     . the due authorization, execution and delivery of the underwriting agreement, the trust agreement, the guarantee and the indenture; and

     . the due authorization and valid issuance of the preferred securities by the trust, and the junior subordinated debentures by CB&T.

     Elias, Matz, Tiernan & Herrick L.L.P. will also pass upon issues relating to United States federal income tax considerations for us as set forth in "Federal Income Tax Consequences."


                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and for the year then ended, included in this prospectus, have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. Our consolidated financial statements as of December 31, 1997 and for the years ended December 31, 1997 and 1996, included in the prospectus, have been included in reliance upon the report of Roth Murphy Sanford LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Our auditors for 1997 and 1996 were Roth Murphy Sanford LLP, who were dismissed on May 20, 1999. In the spring of 1999, in contemplation of this public offering, our management interviewed several accounting firms. The firm of Grant Thornton LLP was selected by the Board of Directors on May 20, 1999, based on the recommendation of our Audit Committee and management's recommendation. The decision to dismiss Roth Murphy was not due to any disagreements with Roth Murphy as to any matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure. Roth Murphy's reports on the financial statements for 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

       During 1998 and 1997 and the interim period in 1999 preceding the dismissal of Roth Murphy, there were no disagreements with Roth Murphy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Roth Murphy, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

       During 1998 and 1997 and the interim period in 1999 preceding Roth Murphy's dismissal, Roth Murphy did not advise us of any of the following:

       (A) that the internal controls necessary for us to develop reliable financial statements did not exist;

       (B) that information had come to Roth Murphy's attention that made it unwilling to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management; or

       (C) of the need to expand significantly the scope of our audit, or that information had come to Roth Murphy's attention during such time period that caused it to conclude would, or if further investigated might, (1) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the then most recent financial statements covered by an audit report (including information that might preclude it from issuing an unqualified audit report on those financial statements), or (2) cause it to be unwilling to rely on management's representations or be associated with our financial statements. There was no such issue unresolved to Roth Murphy's satisfaction prior to its dismissal.

       During 1998 and 1997 and the interim period in 1999 preceding the dismissal of Roth Murphy, neither CB&T nor anyone acting on our behalf consulted Grant Thornton LLP regarding (a) either the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements (and neither written nor oral advice was provided to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue); or (b) any matter that was the subject of a disagreement or a reportable event of a nature set forth above.


                                REPORTS OF CB&T

     We intend to file with the Securities and Exchange Commission annual reports containing our audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. We will make copies of these reports available to any holder of the preferred securities who makes an oral or written request for such reports to the Secretary of CB&T at our executive office. Prior to this offering, we have not been a reporting company with the Securities and Exchange Commission.


                      WHERE YOU CAN FIND MORE INFORMATION

     CB&T and the trust have filed with the Commission a registration statement on Form S-1 that relates to the preferred securities, the junior subordinated debentures and the guarantee. This prospectus is only part of the registration statement. It does not contain all of the information in the registration statement. The rules and regulations of the Commission permit us to omit certain portions of the registration statement from the prospectus. For more information regarding CB&T, the trust, the preferred securities, the junior subordinated debentures and the guarantee, you should refer to the registration statement, including the exhibits.

     This prospectus contains a description of all of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. The descriptions of such documents are brief and are not necessarily complete. As a result, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement for a more complete description of such document. Each such statement in this prospectus is qualified in its entirety by reference to the complete document. You may read the registration statement without charge at the principal office of the Commission in Washington, D.C., and you may obtain copies of all or part of it from the Commission by paying the prescribed fees. The Commission also maintains an Internet world wide web site that contains registration statements and other information about issuers like us who file electronically with the Commission. The address of that site is http://www.sec.gov.

     No separate financial statements of the trust have been included herein. We do not believe that such financial statements would be material to holders of preferred securities because

     (1)  all of the voting securities of the trust will be owned by us,

     (2) the trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the trust and investing the proceeds thereof in junior subordinated debentures issued by us, and

     (3) taken together, our obligations under the guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the trust's obligations under the preferred securities.

See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee." We expect that the trust will not file separate reports, proxy statements and other information under the Securities Act with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Reports............................................  F-1

Consolidated Balance Sheets as of June 30, 1999 (unaudited) and
    December 31, 1998 and 1997 (audited).................................  F-3

Consolidated Statements of Earnings for the six months ended June 30,
    1999 and 1998 (unaudited) and the years ended December 31,
    1998, 1997 and 1996 (audited)........................................  F-4

Consolidated Statements of Changes in Shareholders' Equity for the
    six months ended June 30, 1999 (unaudited) and the years
    ended December 31, 1998, 1997 and 1996 (audited).....................  F-5

Consolidated Statements of Cash Flows for the six months ended June 30,
    1999 and 1998 (unaudited) and the years ended December 31, 1998,
    1997 and 1996 (audited)..............................................  F-6

Notes to Consolidated Financial Statements...............................  F-8

    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

              Report of Independent Certified Public Accountants


Board of Directors
CB&T Holding Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of CB&T Holding Corporation and Subsidiaries as of December 31, 1998, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CB&T Holding Corporation and Subsidiaries as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/GRANT THORNTON LLP

Dallas, Texas
June 4, 1999

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

To the Board of Directors and Shareholders
CB&T Holding Corporation and Subsidiaries

We have audited the accompanying consolidated statement of condition of CB&T Holding Corporation and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CB&T Holding Corporation and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.


/s/ Roth Murphy Sanford L.L.P.

New Orleans, Louisiana
January 30, 1998
(except for Note H, as to
which the date is March 11, 1998)

                   CB&T Holding Corporation and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                         June 30,       December 31,
                                                                     ------------------
               ASSETS                                      1999        1998      1997
                                                        -----------  --------  --------
                                                        (unaudited)
Cash and due from banks                                   $  2,122   $  3,637  $  2,504
Federal funds sold                                          29,030     23,280    17,345
Securities available for sale                               18,661     15,890    25,838
Federal Home Loan Bank stock                                   867        844       796
Mortgage loans held for sale                                   453      1,577     2,517
Loans, net                                                 221,285    233,718   191,776
Accrued interest receivable                                  1,611      2,266     1,298
Bank premises and equipment, net                             1,084        984       637
Deferred income taxes                                            -          -     1,009
Other assets                                                 1,078        330       939
                                                          --------   --------  --------

                                                          $276,191   $282,526  $244,659
                                                          ========   ========  ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
 Noninterest bearing                                      $ 10,524   $ 10,662  $  8,793
 Interest bearing                                          235,252    242,066   207,904
                                                          --------   --------  --------
                                                           245,776    252,728   216,697

Borrowings                                                  11,324     11,624    12,224
Accrued interest payable                                       412        454       391
Other liabilities                                            1,282      1,058     1,222
                                                          --------   --------  --------

          Total liabilities                                258,794    265,864   230,534

Commitments and contingencies                                    -          -         -

Shareholders' equity
 Common stock - $2.50 par value; 5,000,000 shares
   authorized; 204,000 shares issued and outstanding           510        510       510
 Additional paid-in capital                                  3,490      3,490     3,490
 Retained earnings                                          13,455     12,462    10,030
 Accumulated other comprehensive income (loss)                 (58)       200        95
                                                          --------   --------  --------

          Total stockholders' equity                        17,397     16,662    14,125
                                                          --------   --------  --------

                                                          $276,191   $282,526  $244,659
                                                          ========   ========  ========

      The accompanying notes are an integral part of these statements.

                   CB&T Holding Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF EARNINGS
                            (dollars in thousands)

                                            Six months ended
                                                June 30,         Year ended December 31,
                                          --------------------  -------------------------
                                            1999        1998     1998     1997     1996
                                          -------     --------  -------  -------  -------
                                               (unaudited)
Interest income
   Loans                                  $19,637     $17,010   $34,535  $27,337  $20,617
   Securities
      Taxable                                 552         665     1,205    1,344      878
      Non-taxable                              57          60       119       98       89
   Federal funds sold                         582         571     1,527      777      536
                                          -------     -------   -------  -------  -------
                                           20,828      18,306    37,386   29,556   22,120

Interest expense
   Deposits                                 6,632       6,166    12,911   10,253    7,696
   Borrowed funds                             367         412       811      228      173
                                          -------     -------   -------  -------  -------
                                            6,999       6,578    13,722   10,481    7,869
                                          -------     -------   -------  -------  -------

         Net interest income               13,829      11,728    23,664   19,075   14,251

Provision for credit losses                 3,291       2,565     5,336    4,883    2,933
                                          -------     -------   -------  -------  -------

         Net interest income after
           provision for credit losses     10,538       9,163    18,328   14,192   11,318

Other income
   Loan fees                                  591         361       820      598      515
   Credit life insurance fees                 230         322       598      709      710
   Gain on sale of mortgage loans             283         391       751      197       71
   Service charges on deposit accounts         46          45        93       78       90
   Other                                       25           2         7       11       29
                                          -------     -------   -------  -------  -------
                                            1,175       1,121     2,269    1,593    1,415

Other expenses
   Salaries and employee benefits           5,054       3,730     8,001    6,312    4,769
   Occupancy                                1,001         724     1,551    1,129      789
   Collection                                 774         510     1,069      688      556
   Insurance                                  266         291       642      508      342
   Telephone                                  386         254       565      376      268
   Printing and postage                       296         262       528      344      221
   Business development                       227         204       516      472      332
   Professional fees                          236         182       382      242      266
   Other                                      432         411       783      887      729
                                          -------     -------   -------  -------  -------
                                            8,672       6,568    14,037   10,958    8,272
                                          -------     -------   -------  -------  -------

         Earnings before income taxes       3,041       3,716     6,560    4,827    4,461

Income tax expense                             12       1,826     1,838    1,804    1,564
                                          -------     -------   -------  -------  -------

         Net earnings                     $ 3,029     $ 1,890   $ 4,722  $ 3,023  $ 2,897
                                          =======     =======   =======  =======  =======

Basic earnings per share                  $ 14.85     $  9.26   $ 23.15  $ 14.82  $ 14.20
                                          =======     =======   =======  =======  =======

       The accompanying notes are an integral part of these statements.

                   CB&T Holding Corporation and Subsidiaries

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                            (dollars in thousands)

                                                                                      Accumulated
                                                         Additional                     other
                                            Common        paid-in      Retained     comprehensive
                                             stock        capital      earnings     income  (loss)      Total
                                            ------       --------      --------     --------------     ---------
Balances at January 1, 1996                  $ 510        $ 2,490       $ 5,110      $    101           $  8,211

Transfer from retained earnings                 -           1,000        (1,000)           -                  -

Comprehensive income
 Net earnings                                   -              -          2,897            -               2,897
 Net change in unrealized gain (loss)
   on securities available for sale,
   net of tax                                   -              -             -           (114)              (114)
                                                                                                       ---------
Total comprehensive income                                                                                 2,783
                                            ------       --------      --------     ---------          ---------

Balances at December 31, 1996                  510          3,490         7,007           (13)            10,994

Comprehensive income
 Net earnings                                   -              -          3,023            -               3,023
 Net change in unrealized gain (loss)
   on securities available for sale,
   net of tax                                   -              -             -            108                108
                                                                                                       ---------
Total comprehensive income                                                                                 3,131
                                            ------       --------      --------     ---------          ---------

Balances at December 31, 1997                  510          3,490        10,030            95             14,125

Comprehensive income
 Net earnings                                   -              -          4,722            -               4,722
 Net change in unrealized gains (loss)
   on securities available for sale,
   net of tax                                   -              -             -            105                105
                                                                                                       ---------
Total comprehensive income                                                                                 4,827
                                                                                                       ---------

Cash dividends                                  -              -         (2,290)           -              (2,290)
                                            ------       --------      --------     ---------          ---------

Balances at December 31, 1998                  510          3,490        12,462           200             16,662

Comprehensive income
 Net earnings (unaudited)                       -              -          3,029            -               3,029
 Net change in unrealized gain (loss) on
   securities available for sale, net of
   tax (unaudited)                              -              -             -           (258)              (258)
                                                                                                       ---------
Total comprehensive income                                                                                 2,771

Cash dividends (unaudited)                      -              -         (2,036)           -              (2,036)
                                            ------       --------      --------     ---------          ---------

Balances at June 30, 1999 (unaudited)        $ 510        $ 3,490       $13,455      $    (58)          $ 17,397
                                            ======       ========      ========     =========          =========

        The accompanying notes are an integral part of this statement.

                   CB&T HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                   Six months ended
                                                       June 30,            Year ended December 31,
                                                 -------------------   ------------------------------
                                                   1999       1998       1998       1997       1996
                                                 --------   --------   --------   --------   --------
                                                      (unaudited)
Cash flows from operating activities
  Net earnings                                   $  3,029   $  1,890   $  4,722   $  3,023   $  2,897
  Adjustments to reconcile net earnings
    to net cash provided by operating
    activities
       Depreciation and amortization                  235        133        290        258        185
       Net accretion of securities
          and purchased loans                      (1,195)      (962)    (1,001)      (119)      (241)
       Provision for credit losses                  3,291      2,565      5,336      4,883      2,933
       Federal Home Loan Bank stock
          dividend                                    (23)       (23)       (48)        (4)         -
       Gain on sale of equipment                        -          -         (7)       (11)         -
       Gain on sale of mortgage loans                (283)      (392)      (751)      (197)       (71)
       Proceeds from sales of loans held
          for sale                                 11,145     15,108     32,244      6,769      7,025
       Originations of loans held for sale         (9,738)   (15,893)   (30,553)    (9,088)    (6,469)
       Deferred income taxes                            -      1,009      1,079         94       (382)
       Changes in operating assets
          and liabilities
             Accrued interest and other
               assets                                 (93)       586       (409)    (1,141)      (649)
             Accrued interest and other
               liabilities                            182        295       (121)        48         90
                                                 --------   --------   --------   --------   --------

               Net cash provided by
                operating activities                6,550      4,316     10,781      4,515      5,318

Cash flows from investing activities
  Net increase in Federal funds sold               (5,750)   (10,350)    (5,935)    (9,930)    (1,990)
  Purchases of securities                         (10,041)    (4,000)    (3,998)   (15,277)    (9,944)
  Proceeds from sale of securities                      -          -          -        866      1,715
  Proceeds from maturities and calls of
    securities                                      7,097      7,716     13,904      6,348      6,716
  Purchase of Federal Home Loan Bank
    Stock                                               -          -          -       (791)         -
  Purchase of loans                                (4,557)         -    (62,509)   (34,610)    (1,845)
  Net decrease (increase) in loans                 14,809     (9,070)    16,376    (20,067)   (39,805)
  Proceeds from sale of equipment                       -          -          9         80          5
  Purchase of bank premises and equipment            (335)      (293)      (636)      (392)      (273)
                                                 --------   --------   --------   --------   --------

               Net cash provided by (used in)
                investing activities                1,223    (15,997)   (42,789)   (73,773)   (45,421)

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)

                                                 Six months ended
                                                     June 30,          Year ended December 31,
                                                ------------------   ----------------------------
                                                  1999      1998       1998       1997      1996
                                                -------   --------   --------   -------   -------
                                                     (unaudited)
Cash flows from financing activities
   Cash dividends                               $(2,036)   $  (793)   $(2,290)  $     -   $     -
   Proceeds from borrowings                           -          -          -    10,423     1,000
   Payments on borrowings                          (300)      (150)      (600)   (1,200)        -
   Net (decrease) increase in deposits           (6,952)    12,973     36,031    59,897    40,194
                                                -------    -------    -------   -------   -------

                Net cash provided by
                   (used in) financing
                   activities                    (9,288)    12,030     33,141    69,120    41,194
                                                -------    -------    -------   -------   -------

Net increase (decrease) in cash and due
   from banks                                    (1,515)       349      1,133      (138)    1,091

Cash and due from banks, beginning of period      3,637      2,504      2,504     2,642     1,551
                                                -------    -------    -------   -------   -------

Cash and due from banks, end of period          $ 2,122    $ 2,853    $ 3,637   $ 2,504   $ 2,642
                                                =======    =======    =======   =======   =======

Supplemental disclosures
   Cash paid for
     Interest                                   $ 7,041    $ 6,505    $12,848   $10,389   $ 8,118
     Income taxes                                     -          -        474     1,789     1,861

Noncash investing transactions
 Real estate received in settlement of loans    $     -    $     -    $     5   $   321   $     -

       The accompanying notes are an integral part of these statements.

                   CB&T Holding Corporation and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (dollars in thousands)



NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 CB&T Holding Corporation (the Company), a Louisiana corporation, provides financial services to individuals and small businesses through its wholly-owned bank subsidiary, Crescent Bank & Trust (the Bank). The Bank operates two full service branches in New Orleans, nine limited service branches in Louisiana and seven loan production offices in Mississippi, Georgia, Tennessee, and Kentucky. Its primary lending products are personal automobile loans, and residential and commercial real estate loans. The Bank's primary deposit products are certificates of deposit and demand deposit accounts.

 CUC, Inc. (CUC), a used auto dealership, was organized to dispose of the Bank's repossessed vehicles and operated on the gulf coast of Mississippi. In 1997, CUC ceased operations.

 A summary of the significant accounting policies of the Company consistently applied in the preparation of the accompanying consolidated financial statements follows. The accounting principles followed by the Company and the methods of applying them are in conformity with both generally accepted accounting principles and prevailing practices of the banking industry.

 The consolidated financial statements include the accounts of CB&T Holding Corporation and its wholly-owned subsidiaries Crescent Bank & Trust and CUC, Inc. All material intercompany transactions and balances have been eliminated.

 The accompanying consolidated financial statements and information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited and include all adjustments (consisting of only normal recurring adjustments) that are necessary, in the opinion of management, for a fair presentation.

 Estimates
 ---------

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents
 -------------------------

 For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

 Restrictions on Cash and Due From Banks
 ---------------------------------------

 The Bank is required to maintain cash on hand or on deposit with the Federal Reserve Bank to meet regulatory requirements. The reserve requirement amounted to approximately $220 at June 30, 1999.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)



NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 Advertising
 -----------

 The Company expenses the costs of advertising as incurred. Advertising expense was approximately $107, $154 and $187 for the years ended December 31, 1998, 1997 and 1996, and $45 and $51 for the six months ended June 30, 1999 and 1998, respectively.

 Investment Securities
 ---------------------

 The Company classifies investments as available for sale. Unrealized holding gains and losses, net of tax, are reported as a net amount in other comprehensive income.

 Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Amortization of premium and accretion of discount is recognized using the interest method.

 Fair Value of Financial Instruments
 -----------------------------------

 In estimating the fair values of financial instruments, the Bank used the following method and assumptions:

 Cash and due from banks: The balance sheet carrying amounts approximate the estimated fair values of such assets.

 Federal funds sold: The balance sheet carrying amounts approximate the estimated fair values of such assets.

 Securities available for sale: Fair values for securities available for sale are based upon quoted market prices. The carrying amount of accrued interest receivable on securities approximates its fair value.

 Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values of other loans are estimated using projected cash flow analyses, discounted at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Mortgage loans held for sale are valued using fair values attributable to similar mortgage loans. Fair values for impaired loans are estimated using underlying collateral values. The carrying amount of accrued interest approximates its fair value.

 Federal Home Loan Bank (FHLB) stock: No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB. The recorded value, therefore, is the fair value.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)




NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 Deposit liabilities: The fair values of demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest approximates its fair value.

 Borrowings: Fair values of borrowings are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

 Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

 Mortgage Loans Held for Sale
 ----------------------------

 Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings.

 Loans
 -----

 Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay off, are reported at their outstanding principal adjusted for any charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Consumer automobile loans are collateralized by vehicle titles, and the Company has the right to repossess the vehicle in the event that the consumer defaults on the payment terms of the contract. Repossessed collateral is sold at auction on or about the date repossessed.

 Periodically the Bank purchases individual loans and loan pools from third parties at a discount. The Bank determines the purchase discount by estimating the expected future cash flows. Subsequently, if management determines that the estimate of the expected future cash flows is greater than their original estimate, then the excess discount is accreted into income. Management reviews the performance of each loan pool on a quarterly basis to determine the amount, if any, of excess discount related to specific pools. Such excess discount is recognized into income over the remaining expected life of the related loan pool, using the interest method. Premiums are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)




NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 The Company considers a loan impaired when it is probable, in the opinion of management, that interest and principal may not be collected according to the contractual terms of the loan agreement. Consistent with this definition, the Company considers all non-accrual loans (with the exception of consumer automobile loans, purchased loans and consumer real estate) to be impaired. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral.

 The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

 Management's policy is to discontinue the accrual of interest income when a loan becomes 90 days past due as to principal or interest, unless the loan is both well secured with readily marketable collateral and in the process of collection. When an automobile loan becomes 90 days past due or when the borrower files for bankruptcy, the loan is written down to the wholesale value of the underlying collateral. Loans that become 120 days past due are generally charged-off.

 Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

 Allowance for Credit Losses
 ---------------------------

 The allowance for credit losses is increased by charges to earnings and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

 Bank Premises and Equipment
 ---------------------------

 Bank premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of the leasehold improvements.

 Expenditures for repairs and maintenance are charged to operations while expenditures for major replacements and betterments are capitalized. When property and equipment are retired or sold, their cost and accumulated depreciation and amortization are removed from the property accounts and the resulting gain or loss is recorded in current operations at the date of disposal.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 Off-Balance Sheet Financial Instruments
 ---------------------------------------

 In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

 Income Taxes
 ------------

 Beginning January 1, 1998, the Company elected to be taxed as an S Corporation. At that date, payment of income taxes became the responsibility of the shareholders. The Company may incur income taxes within the first ten years as it relates to any "built in gain." If the Company disposes of assets that were owned on the date of election to be taxed as an S Corporation and there is a gain, the Company would pay income taxes on the difference in the tax basis and the fair value (built in gain) at the date of election to be taxed as an S Corporation.

 Prior to 1998, provisions for income taxes were based on amounts reported in the Consolidated Statements of Earnings (after exclusion of non-taxable income) and included deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes were computed by the liability method at currently enacted income tax rates as applicable to the period in which the deferred tax assets and liabilities were expected to be realized or settled.

 Earnings Per Share
 ------------------

 Basic earnings per share is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding, which was 204,000 shares for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. There are no potentially dilutive securities.

 Reclassifications
 -----------------

 Certain reclassifications have been made to the consolidated financial statements in order to conform to the 1998 presentation.

 New Accounting Standard
 -----------------------

 In June 1997, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective January 1, 2001 for the Company and management believes it will not have a material effect on the consolidated financial statements of the Company.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE B - SECURITIES AVAILABLE FOR SALE

 The carrying amounts of investment securities and their approximate fair values follows:

                                                      June  30, 1999
                                        -------------------------------------------
                                                     Gross        Gross
                                        Amortized  unrealized  unrealized    Fair
                                          cost       gains       losses      value
                                        ---------  ----------  ----------   -------
   U.S. Government securities             $10,881        $  -        $ 72   $10,809
   U.S. Government agency securities           92           -           1        91
   Mortgage-backed securities               5,220           -           5     5,215
   Municipal bonds                          2,528          18           -     2,546
                                          -------        ----  ----------   -------

                                          $18,721        $ 18        $ 78   $18,661
                                          =======        ====  ==========   =======

                                                                           December 31, 1998
                                                        ------------------------------------------------------
                                                                         Gross           Gross
                                                        Amortized     unrealized      unrealized        Fair
                                                           cost          gains          losses         value
                                                        ---------     ----------      ----------       -------
   U.S. Government securities                             $ 2,498           $ 34            $  -       $ 2,532
   U.S. Government agency securities                        2,127              2               -         2,129
   Mortgage-backed securities                               8,392             97               -         8,489
   Municipal bonds                                          2,675             65               -         2,740
                                                          -------           ----      ----------       -------

                                                          $15,692           $198            $  -       $15,890
                                                          =======           ====      ==========       =======

                                                                             December 31, 1997
                                                        ------------------------------------------------------
                                                                        Gross           Gross
                                                        Amortized     unrealized      unrealized        Fair
                                                          cost          gains           losses          value
                                                        ---------     ----------      ----------       -------
   U.S. Government securities                             $ 4,196           $ 31            $  -       $ 4,227
   U.S. Government agency securities                        3,943             13               -         3,956
   Mortgage-backed securities                              14,867             85             (17)       14,935
   Municipal bonds                                          2,687             33               -         2,720
                                                          -------           ----      ----------       -------

                                                          $25,693           $162            $(17)      $25,838
                                                          =======           ====      ==========       =======

At June 30, 1999 and December 31, 1998 and 1997, securities carried at approximately $500,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE B - SECURITIES AVAILABLE FOR SALE - CONTINUED

The scheduled maturities of U.S. Government securities, agency securities and municipal bonds at June 30, 1999, were as follows:


                                                Amortized         Fair
                                                  cost            value
                                                ---------        -------
Due in one year or less                           $ 7,464        $ 7,425
Due from one to five years                         10,562         10,543
Due from five to ten years                            695            693
                                                  -------        -------

                                                  $18,721        $18,661
                                                  =======        =======

Expected maturities of mortgage-backed securities may differ from contractual maturities bacause borrowers have the right to calll or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities are not included in the schedule maturities.

There were no gross realized gains and gross realized losses on sales of securities available for sale for the six months ended June 30, 1999 and 1998 and for the year ended December 31, 1998.

Gross realized gains and gross realized losses in 1997 were $-0- and $9, respectively, and in 1996 were $30 and $1, respectively.

NOTE C - LOANS

The components of loans were as follows:

                                                                      December 31,
                                                               --------------------------
                                            June 30, 1999         1998            1997
                                            -------------      ----------      ----------
Consumer automobile                             $202,902        $214,186        $189,636
Consumer real estate                              33,647          36,778          25,245
Other consumer                                    11,051          13,022             342
Commercial                                        26,792          25,322          25,731
                                                ---------      ----------      ----------
                                                 274,392         289,309         240,954

Unearned discount on consumer automobile         (30,340)        (29,507)        (29,399)
Purchase discounts                               (17,360)        (21,600)        (14,682)
Allowance for credit losses                       (5,407)         (4,484)         (5,097)
                                                ---------      ----------      ----------
                                                $221,285        $233,718        $191,776
                                                =========      ==========      ==========

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE C - LOANS - CONTINUED

 The Bank purchases individual loans and loan pools from the FDIC (Federal Deposit Insurance Corporation) and other entities at a discount. Loans purchased during the six months ended June 30, 1999 and in 1998, 1997 and 1996, net of discount, totaled approximately $4,557, $62,509, $34,610 and $1,845, respectively. Included in purchase discounts are excess discounts amounting to $600, $0, and $0 at June 30, 1999 and December 31, 1998 and 1997, respectively. Purchased nonperforming loans, net of discount, of approximately $1,134, $1,168 and $523 are on nonaccrual status at June 30, 1999 and December 31, 1998 and 1997, respectively.

 An analysis of the change in the allowance for credit losses follows:


                                        Six months ended
                                            June 30,         Year ended December 31,
                                       ------------------  ----------------------------
                                         1999      1998      1998      1997      1996
                                       --------  --------  --------  --------  --------
       Balance at beginning of year    $ 4,484   $ 5,097   $ 5,097   $ 3,737   $ 2,141
       Charge-offs                      (2,683)   (2,528)   (6,205)   (3,716)   (1,434)
       Recoveries                          315       101       256       193        97
       Provision for credit losses       3,291     2,565     5,336     4,883     2,933
                                       --------  --------  --------  --------  --------

       Balance at end of year          $ 5,407   $ 5,235   $ 4,484   $ 5,097   $ 3,737
                                       ========  ========  ========  ========  ========


 Loans originated or purchased as performing which have subsequently been placed on non-accrual status totaled approximately $2,958, $4,398 and $2,465 at June 30, 1999 and December 31, 1998 and 1997, respectively. Impaired loans were not significant at June 30, 1999 and December 31, 1998 and 1997.


NOTE D - BANK PREMISES AND EQUIPMENT

 Components of bank premises and equipment were as follows:


                                                           December 31,
                                                         --------------
                                          June 30, 1999   1998    1997
                                          -------------  ------  ------
     Furniture and equipment                     $1,745  $1,485  $  923
     Vehicles                                       115     118     123
     Leasehold improvements                         126      73      48
     Other                                          247     238     214
                                                 ------  ------  ------
                                                  2,233   1,914   1,308
     Less accumulated depreciation and
       amortization                               1,149     930     671
                                                 ------  ------  ------

                                                 $1,084  $  984  $  637
                                                 ======  ======  ======

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE E - DEPOSITS

 The components of deposits were as follows:

                                          December 31,
                                ---------------------------------
                                June 30, 1999    1998      1997
                                -------------  --------  --------
     Demand accounts                 $ 10,524  $ 10,662  $  8,793
     NOW accounts                       3,328     3,587     2,510
     Savings accounts                   1,410     1,359     1,359
     Money market accounts              3,411     3,421     3,929
     Certificates of deposit          227,103   233,699   200,106
                                     --------  --------  --------

                                     $245,776  $252,728  $216,697
                                     ========  ========  ========

 Included in interest bearing deposits are certificates of deposit in amounts of $100 or more totaling $43,817, $44,548 and $38,926 at June 30, 1999 and
 December 31, 1998 and 1997, respectively.

 The scheduled maturities of certificates of deposit at December 31, 1998 are as follows:

     1999                                              $113,304
     2000                                                95,172
     2001                                                20,542
     2002                                                 1,674
     2003 and thereafter                                  3,007
                                                       --------

                                                       $233,699
                                                       ========

NOTE F - BORROWINGS

 Borrowings consisted of the following:

                                                                                                 December 31,
                                                                                              ------------------
                                                                             June 30,  1999      1998      1997
                                                                             ---------------  --------  --------

Note payable to a commercial bank; maturing annually (June 30, 1999 and
 1998); interest at 8.5% at December 31, 1998 and 1997;
 collateralized by 204,000 shares of the Bank's common stock and
 personal guarantees of the Company's shareholders.                                  $ 2,424   $ 2,424    $2,424

Advance from Federal Home Loan Bank of Dallas; maturing December 3, 2001;
 interest at 6.03%, payable monthly.                                                   2,000     2,000     2,000

Advance from Federal Home Loan Bank of Dallas; maturing June 1, 2000;
 interest at 6.067%, payable monthly.                                                  1,800     1,800     1,800

Advance from Federal Home Loan Bank of Dallas; maturing December 2, 2002;
 interest at 6.05%, payable monthly.                                                   1,500     1,500     1,500

Advance from Federal Home Loan Bank of Dallas; maturing December 1, 2003;
 interest at 6.07%, payable monthly.                                                   1,500     1,500     1,500

Note payable to a commercial bank; maturing September 30, 2000; interest at
 8.05% at December 31, 1998 and 1997; collateralized by 204,000 shares of the
 Bank's common stock and personal guarantees of the Company's shareholders;
 principal payments of $150 due quarterly.                                               900     1,200     1,800

Advance from Federal Home Loan Bank of Dallas; maturing December 1, 2000;
 interest at 5.99%, payable monthly.                                                   1,200     1,200     1,200
                                                                                     -------   -------    ------

                                                                                     $11,324   $11,624   $12,224
                                                                                     =======   =======   =======

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE F - BORROWINGS- CONTINUED

 Scheduled maturities of borrowings at December 31, 1998, were as follows:

     1999                                           $ 2,424
     2000                                             4,200
     2001                                             2,000
     2002                                             1,500
     2003                                             1,500
                                                     ------
                                                    $11,624
                                                     ======

 All Federal Home Loan Bank of Dallas (FHLB) advances are collateralized by the FHLB capital stock and mortgage loans.


NOTE G - COMMITMENTS

 The Bank has noncancellable operating lease agreements related to its branch operations, loan production offices, and administrative offices. The leases expire at various times between 1999 and 2007. The leases typically may be renewed for similar terms.

 Following is a schedule by year of future minimum rental payments required under the operating leases for office space that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998:

     1999                                           $  633
     2000                                              651
     2001                                              569
     2002                                              444
     2003 and later                                  1,972
                                                     -----

     Total minimum lease payments                   $4,269
                                                     =====

 Rent expense was $339 and $254 for the six months ended June 30, 1999 and 1998 and $569, $390 and $303 for the years ended December 31, 1998, 1997 and 1996, respectively.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE H - INCOME TAXES

 Effective January 1, 1998, the shareholders elected to be taxed as an S Corporation. The election permits the earnings of the Company to be taxed to the shareholders. There is no impact on the financial statements prior to January 1, 1998, but in 1998 the deferred tax assets were written off as a result of this election. Subsequent to the date of the election, retained earnings of the Company include undistributed previously taxed income.

 The consolidated provision for income taxes for the periods indicated consisted of the following:

                                 Six months ended
                                    June 30,         Year ended December 31,
                                 -----------------  ------------------------
                                  1999       1998    1998     1997     1996
                                 ------     ------  -------  ------  -------

  Currently payable              $   12     $  817   $  829  $1,653   $2,170
  Deferred taxes                      -      1,009    1,009     151     (606)
                                 ------     ------   ------  ------   ------

                                 $   12     $1,826   $1,838  $1,804   $1,564
                                 ======     ======   ======  ======   ======

 A reconciliation between taxes computed at the federal statutory rate and the consolidated effective tax rate follows:

                                               Six months ended
                                                  June 30,              Year ended December 31,
                                             --------------------    ---------------------------
                                               1999        1998         1998    1997      1996
                                             --------  ----------    -------- -------- ---------
  Federal statutory tax rate at 34%          $ 1,034     $1,263      $ 2,230   $1,738    $1,449
  State taxes                                     12         25           43       53       103
  Income not taxable corporately due
      to election of S Corporation            (1,034)      (570)      (1,543)       -         -
  Write-off of deferred tax assets                 -      1,009        1,009        -         -
  Other                                            -         99           99       13        12
                                             -------     ------      -------   ------    ------

                                             $    12     $1,826      $ 1,838   $1,804    $1,564
                                             =======     ======      =======   ======    ======

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE H - INCOME TAXES - CONTINUED

 The Company had net deferred tax assets and liabilities resulting from cumulative temporary differences at December 31:

                                                               1997     1996
                                                             -------  -------
Deferred tax assets
  Allowance for credit losses                                $  901   $  935
  Deferral of incentive bonuses                                 113      105
  Deferral of loan pool income                                   46      128
  Other                                                          16       17
                                                             ------    -----
                                                              1,076    1,185
Deferred tax liabilities
  Depreciation                                                  (18)     (25)
  Unrealized gain on securities available for sale              (49)       -
                                                             ------    -----
                                                                (67)     (25)
                                                             -------  -------

         Net deferred tax asset                              $1,009   $1,160
                                                             ======    =====

NOTE I - RELATED PARTY TRANSACTIONS

 The Company enters into transactions with its directors, significant shareholders and their affiliates and immediate family members (related parties). The aggregate amount of loans to such related parties at June 30, 1999 and December 31, 1998 and 1997 was $5,013, $2,576 and $745, respectively.
 During 1999, new loans to such related parties amounted to $2,772 and repayments amounted to $335.

 In addition to the above term loans, there is a $750 line of credit with an outstanding balance of $591, at June 30, 1999 and a $650 line of credit with an outstanding balance of $545 and $434 at December 31, 1998 and 1997, respectively.

 In 1995, a shareholder participated in the purchase of nonperforming loans to minimize risk to the Bank. The amount of the participation was approximately $96, $144 and $201 at June 30, 1999 and December 31, 1998 and 1997,
 respectively. The shareholder bears 50% of the collection and related expenses pertaining to these loans.

 The Bank also held approximately $3,220, $3,075 and $3,300 in deposits for directors, officers, employees and their related entities at June 30, 1999 and December 31, 1998 and 1997.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE I - RELATED PARTY TRANSACTIONS - CONTINUED

 The Chairman of the Board of the Company has a bonus arrangement with the Bank, under which he receives an amount based on a percentage of the Bank's net earnings in excess of $500. The bonus is payable only if the Bank meets certain criteria concerning the Bank's financial condition and regulatory ratings. In any event, the bonus will not exceed $1,175 in 1999. The Chairman's bonus in 1998, 1997 and 1996 amounted to $1,165, $1,208, and $1,065, respectively, and $583 for each of the six months ended June 30, 1999 and 1998.

 In 1997, the Bank entered into a lease for office space that is partially owned by a major shareholder. The lease expires September 30, 1999 and provides for monthly rent of approximately $4.


NOTE J - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

 The Company's consolidated financial statements do not reflect various outstanding commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

 A summary of the Bank's commitments and contingent liabilities follows:


                                                   December 31,
                                                 ---------------
                                   June 30, 1999   1998    1997
                                   -------------  ------  ------

   Commitments to extend credit        $7,786     $6,143  $5,226
   Standby letters of credit              251        251     247

 Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitment and financial guarantees are the same as those for extension of credit that are recorded in the consolidated balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank was not required to perform on any financial guarantees nor did it incur any losses on its commitments for the periods ended June 30, 1999 and December 31, 1998 and 1997.


NOTE K - CONCENTRATION OF CREDIT RISK

 At December 31, 1998, approximately 41% of the Bank's loans are to customers in the metropolitan New Orleans area, approximately 33% are to customers outside of New Orleans but in the state of Louisiana, and the balance are to customers in other states. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of 30% and 20% of the Bank's regulatory capital for secured and unsecured lending, respectively.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE L - FINANCIAL INSTRUMENTS

 The estimated fair values of the Company's financial instruments were as follows:

                                                                                      December 31,
                                                                      -----------------------------------------
                                                   June 30, 1999              1998                 1997
                                                   -------------      -------------------  -------------------
                                               Carrying       Fair     Carrying    Fair     Carrying    Fair
                                                 value        value     value      value     value      value
                                             -------------  ---------  --------  ---------  --------  ---------
   Financial assets
     Cash and due from banks                      $  2,122  $  2,122   $  3,637  $  3,637   $  2,504  $  2,504
     Federal funds sold                             29,030    29,030     23,280    23,280     17,345    17,345
     Securities available for sale                  18,661    18,661     15,890    15,890     25,838    25,838
     FHLB stock                                        867       867        844       844        796       796
     Mortgage loans held for sale                      453       453      1,577     1,577      2,517     2,517
     Loans, net                                    221,285   228,104    233,718   240,920    191,776   197,088

   Financial liabilities
     Deposits                                      245,776   249,490    252,728   257,543    216,697   218,018
     Notes payable                                  11,324    11,324     11,624    12,292     12,224    12,297

   Off-balance sheet assets (liabilities)
     Commitments to extend credit                        -       (55)         -       (45)         -       (49)
     Commercial letters of credit                        -       (22)         -       (17)         -        (4)
     Standby letters of credit                           -        (2)         -        (2)         -        (2)

 When quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgment. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize in a current settlement of the financial instruments and all nonfinancial instruments are excluded from fair value disclosure requirements. The aggregate fair value amounts presented do not represent the underlying value of the Company.


NOTE M - REGULATORY MATTERS

 The Bank, as a state chartered bank, is subject to the dividend restrictions set forth by the Federal Deposit Insurance Corporation (FDIC) and the Louisiana Office of Financial Institutions (OFI). Under such restrictions, the Bank may not, without the prior approval of the regulators, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior year. At June 30, 1999, approximately $2,600 of retained earnings were available for dividend declaration without prior regulatory approval.

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE M - REGULATORY MATTERS - CONTINUED

 The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all terms as defined in the regulations).
 Management believes, as of June 30, 1999, that the Bank met all capital adequacy requirements to which it is subject.

 As of June 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

 The Bank's actual capital amounts and ratios are presented in the following tables:

                                                                                                        To be well
                                                                       For capital                    capitalized under
                                                                        adequacy                      prompt corrective
                                                    Actual              purposes                      action provisions
                                              -----------------  -------------------------         -----------------------
                                               Amount    Ratio    Amount            Ratio           Amount          Ratio
                                              --------  -------  --------          -------         --------        -------
   June 30, 1999
   -------------

   Total capital (to risk weighted assets)
     Company                                   $20,341    8.9%   $18,266    greater than or
                                                                            equal to          8.0        N/A
     Bank                                       23,628   10.4     18,233    greater than or                    greater than or
                                                                            equal to          8.0    $22,791   equal to        10.0%
   Tier I capital (to risk weighted assets)
     Company                                    17,455    7.6      9,133    greater than or
                                                                            equal to          4.0        N/A
     Bank                                       20,747    9.1      9,117    greater than or                    greater than or
                                                                            equal to          4.0     13,675   equal to         6.0
   Tier I capital (to average assets)
     Company                                    17,455    6.2     11,198    greater than or
                                                                            equal to          4.0        N/A
     Bank                                       20,747    7.4     11,197    greater than or                    greater than or
                                                                            equal to          4.0     13,996   equal to         5.0

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE M - REGULATORY MATTERS - Continued

                                                                                 To be adequately
                                                               For capital       capitalized under
                                                                adequacy         prompt corrective
                                                Actual          purposes         action provisions
                                            ----------------  -----------------  -----------------
                                            Amount    Ratio   Amount    Ratio     Amount    Ratio
                                            -------  -------  -------  --------  --------  -------
December 31, 1998
-----------------

Total capital (to risk weighted assets)
 Company                                    $19,514     8.0%  $19,417    * 8.0%       N/A
 Bank                                        23,012     9.5    19,410    * 8.0    $19,410   * 8.0%
Tier I capital (to risk weighted assets)
 Company                                     16,462     6.8     9,708    * 4.0        N/A
 Bank                                        19,961     8.2     9,705    * 4.0      9,705   * 4.0
Tier I capital (to average assets)
 Company                                     16,462     6.0    11,043    * 4.0        N/A
 Bank                                        19,961     7.2    11,043    * 4.0     11,043   * 4.0

                                                                                   To be well
                                                               For capital       capitalized under
                                                                 adequacy        prompt corrective
                                                Actual           purposes        action provisions
                                            ---------------   ----------------   -----------------
                                            Amount    Ratio   Amount    Ratio     Amount    Ratio
                                            -------  ------   -------  -------   --------  -------
 December 31, 1997
------------------
Total capital (to risk weighted assets)
 Company                                    $16,547     8.3%  $16,116    * 8.0%       N/A
 Bank                                        20,707    10.4    15,937    * 8.0    $19,921  * 10.0%
Tier I capital (to risk weighted assets)
 Company                                     14,029     7.0     8,058    * 4.0        N/A
 Bank                                        18,189     9.1     7,969    * 4.0     11,953  *  6.0
Tier I capital (to average assets)
 Company                                     14,029     6.3     8,894    * 4.0        N/A
 Bank                                        18,189     8.2     8,894    * 4.0     11,116  *  5.0

* Denotes greater than or equal to

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)




NOTE N - EMPLOYEE RETIREMENT PLAN

 The Bank has a contributory 401(k) retirement plan. All employees who have attained the age of 21 and have completed three months of service are eligible to participate. The Bank matches 50% of the employee's contribution (limited to 4% of their annual compensation) and has the discretion to contribute an additional amount based upon the Bank's profitability. For the periods ended June 30, 1999 and 1998 and in 1998 and 1997, this discretionary contribution was 1% of each employee's annual compensation. The employees vest in the employer's contributions 20% a year for five years. Employer contributions were $72 and $65 for the six months ended June 30, 1999 and 1998 and $135, $100 and $81 for 1998, 1997 and 1996, respectively.


NOTE O - COMPREHENSIVE INCOME

 The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net earnings or shareholders' equity.


                                                                    Year ended December 31,
                                                Six months ended   -------------------------
                                                  June 30, 1999     1998    1997      1996
                                                -----------------  ------  -------  --------
   Unrealized holding gains (losses) arising
     during the period on available for sale
     securities                                            $(258)   $ 105   $ 173     $(202)
   Reclassification adjustments for gains
     (losses) realized in net earnings                         -        -      (9)       29
                                                           -----    -----   -----     -----

   Net unrealized gains                                     (258)     105     164      (173)

   Tax effect                                                  -        -     (56)       59
                                                           -----    -----   -----     -----

   Net of tax                                              $(258)   $ 105   $ 108     $(114)
                                                           =====    =====   =====     =====

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)



NOTE P - CB&T HOLDING CORPORATION

 The following condensed balance sheets, statements of earnings and statements of cash flows reflect the financial position, results of operations and cash flows for the parent company only:

                           CONDENSED BALANCE SHEETS

                                                             December 31,
                                                          ----------------
                                           June 30, 1999    1998     1997
                                           -------------  -------  -------
Assets
 Cash and due from banks                      $    14     $   107  $    61
 Investment in bank subsidiary                 20,689      20,161   18,285
 Refundable income taxes                            -           -      131
 Other assets                                      28          28       10
                                              -------     -------  -------

                                              $20,731     $20,296  $18,487
                                              =======     =======  =======

Liabilities and shareholders' equity
 Accrued interest payable                     $    10     $    10  $     1
 Notes payable                                  3,324       3,624    4,224
 Due to subsidiaries                                -           -      137
                                              -------     -------  -------

        Total liabilities                       3,334       3,634    4,362

Shareholders' equity                           17,397      16,662   14,125
                                              -------     -------  -------

                                              $20,731     $20,296  $18,487
                                              =======     =======  =======

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE P - CB&T HOLDING CORPORATION - CONTINUED


                       CONDENSED STATEMENTS OF EARNINGS

                                       Six months ended
                                           June 30,       Year ended December 31,
                                       ---------------   -------------------------
                                        1999    1998      1998      1997    1996
                                       ------  -------   -------  -------  -------
Income
  Equity in undistributed earnings
   of subsidiaries, net                $  786  $  785      $1,771  $3,043   $2,778
  Dividends from Bank subsidiary        2,371   1,325       3,325     131      247
                                       ------  ------      ------  ------   ------
                                        3,157   2,110       5,096   3,174    3,025

 Expenses
  Interest expense on notes payable       127     172         323     186      168
  Other expenses                            1      25          28      32       26
                                       ------  ------      ------  ------   ------
                                          128     197         351     218      194
                                       ------  ------      ------  ------   ------

    Earnings before income taxes        3,029   1,913       4,745   2,956    2,831

 Income tax expense (benefit)               -      23          23     (67)     (66)
                                       ------  ------      ------  ------   ------

    Net earnings                       $3,029  $1,890      $4,722  $3,023   $2,897
                                       ======  ======      ======  ======   ======

                   CB&T Holding Corporation and Subsidiaries

                            (dollars in thousands)


NOTE P - CB&T HOLDING CORPORATION - CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                            Six months ended
                                               June 30,         Year ended December 31,
                                           -----------------  ----------------------------
                                             1999     1998      1998      1997      1996
                                           --------  -------  --------  --------  --------
                                              (unaudited)
   Cash flows from operating activities
     Net earnings                          $ 3,029   $1,890   $ 4,722   $ 3,023   $ 2,897
     Adjustment for equity in
       subsidiaries' undistributed
       net earnings                           (786)    (785)   (1,771)   (3,043)   (2,778)
     Other adjustments                           -       92       (15)       83       (71)
                                           -------   ------   -------   -------   -------

         Net cash provided by
           operating activities              2,243    1,197     2,936        63        48

   Cash used in investing activities
     Additional investment in
       subsidiaries                              -        -         -    (2,210)        -

   Cash flows from financing activities
     Repayment of bank subsidiary
       advances                                  -        -         -      (293)        -
     Advances from bank subsidiary               -        -         -       229         -
     Proceeds from note payable                  -        -         -     2,224         -
     Dividends paid                         (2,036)    (793)   (2,290)        -         -
     Payments on notes payable                (300)    (150)     (600)        -         -
                                           -------   ------   -------   -------   -------

         Net cash (used in) provided
           by financing activities          (2,336)    (943)   (2,890)    2,160         -
                                           -------   ------   -------   -------   -------

   Net (decrease) increase in cash and
     due from banks                            (93)     254        46        13        48

   Cash and due from banks,
     beginning of period                       107       61        61        48         -
                                           -------   ------   -------   -------   -------

   Cash and due from banks,
     end of period                         $    14   $  315   $   107   $    61   $    48
                                           =======   ======   =======   =======   =======


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus nor any sale made under this prospectus shall imply, under any circumstances, that there has been no change in the affairs of CB&T or the trust since any of the dates as of which information is furnished herein or since the date of this prospectus. We are not offering to sell or soliciting an offer to buy any securities other than the registered securities to which this prospectus relates. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any circumstances in which such offer or solicitation is not permitted.
                                ---------------
                               Table of contents

                                                                            page
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................   10
Our Forward-Looking Statements Are Subject to Change......................   18
Market for the Preferred Securities.......................................   18
How Our Net Proceeds Will Be Used.........................................   18
Accounting and Regulatory Treatment.......................................   19
Our Capitalization........................................................   20
Our Dividend Policy.......................................................   21
Selected Consolidated Financial and Other Data............................   22
Developments Through September 30, 1999...................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business of CB&T..........................................................   47
Regulation................................................................   75
Taxation..................................................................   82
Management of CB&T........................................................   84
CB&T Shareholders.........................................................   88
Description of the Trust..................................................   89
Description of the Preferred Securities...................................   90
Description of the Junior Subordinated Debentures.........................  104
Description of the Guarantee..............................................  116
Relationship Among the Preferred Securities, the Junior Subordinated
 Debentures, the Expense Agreement and the Guarantee......................  119
Federal Income Tax Consequences...........................................  121
ERISA Considerations......................................................  125
Underwriting..............................................................  125
Validity of Securities....................................................  127
Experts...................................................................  128
Reports of CB&T...........................................................  129
Where You Can Find More Information.......................................  129
Index to Consolidated Financial Statements................................  131

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        1,000,000 Preferred Securities

                           Crescent Capital Trust I

                    % Cumulative Trust Preferred Securities

             Guaranteed fully, irrevocably and unconditionally by


                                ---------------

                                  PROSPECTUS

                                ---------------



                                        , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     SEC registration fee.....................................   $   3,197
     NASD fee.................................................       1,650
     American Stock Exchange listing fees.....................      15,000
     Trustees' fees and expenses..............................      18,500*
     Legal fees...............................................     110,000*
     Accounting fees and expenses.............................     100,000*
     Printing expenses........................................      35,000*
     Underwriter's expenses(1):
          Legal fees and expenses.............................      75,000*
          Other out-of-pocket expenses........................      20,000*
     Miscellaneous expenses...................................      21,653*
                                                                 ---------
          Total...............................................   $ 400,000*
                                                                 =========
______________

*    Estimated.

(1) Does not include the underwriting fee to be paid, which is currently estimated to be approximately 4% of the offering, or $400,000 if the over-allotment option is not exercised and $460,000 if the over-allotment option is exercised in full. The exact amount will be determined by negotiation when the underwriting agreement is executed.


Item 14. Indemnification of Directors and Officers.

     In accordance with the the Business Corporation Law of Louisiana, Article XII of the CB&T Holding Corporation (the "Corporation") Articles of Incorporation provides as follows:

                                  ARTICLE XII
                                  -----------

                                INDEMNIFICATION

     SECTION 1. The corporation shall indemnify its directors and officers, whether serving the corporation or, at its request, any other entity, in any capacity, to the full extent required or permitted by Louisiana law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law.

     SECTION 2. The corporation may indemnify other employees and agents to such extent as shall be authorized by the Board of Directors and be permitted by law.

     SECTION 3. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be an officer, director, agent or employee, and shall inure to the benefit of the heirs, executors and administrators of such person.

     SECTION 4. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

     SECTION 5. No amendment or repeal of this Article of the Corporation's Articles of Incorporation shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Section 40 of the Corporation's Bylaws provides as follows:

         INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS
         ------------------------------------------------------------

     Section 40. This corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses (including attorney's fees, and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled indemnify for such expenses which the court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. This corporation may procure insurance, and may pay premium therefor, in order to insure against the liabilities herein undertaken.

Item 15. Recent Sales of Unregistered Securities.

         Not applicable.

Item 16. Exhibits and Financial Statement Schedules

(a)      Exhibits

Exhibit No.               Description
-----------               -----------
    1.1*     Form of Underwriting Agreement
    3.1*     Articles of Incorporation of the Corporation
    3.2*     By-Laws of the Corporation
    4.1*     Indenture of the Corporation relating to the Junior Subordinated
             Debentures
    4.2*     Form of Certificate of Junior Subordinated Debenture (included as
             Exhibit A to Exhibit 4.1)
    4.3*     Certificate of Trust of Crescent Capital Trust I
    4.4*     Form of Amended and Restated Trust Agreement of Crescent Capital
             Trust I
    4.5*     Form of Trust Preferred Security Certificate for Crescent Capital
             Trust I
    4.6*     Form of Guarantee of the Corporation relating to the Trust
             Preferred Securities
    5.1      Opinion and consent of Elias, Matz, Tiernan & Herrick L.L.P. as to legality of the Junior Subordinated Debentures and the Guarantee to
             be issued by the Corporation
    5.2*     Opinion and consent of Richards, Layton & Finger, P.A. as to legality of the Trust Preferred Securities to be issued by Crescent
             Capital Trust I
    8.1      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to certain federal income tax matters
   10.1*     1999 Supplemental Executive Compensation Plan
   10.2*     Consulting Agreement between Crescent Bank and Henry M. Wallis dated December 28, 1997
   10.3*     Consulting Agreement between Crescent Bank and Daniel Buckman dated December 16, 1998
   12.1*     Computation of ratio of earnings to fixed charges
   16.1*     Letter from Roth Murphy Sanford L.L.P.
   21.1*     Subsidiaries of the Corporation
   23.1      Consent of Grant Thornton LLP
   23.2      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
             Exhibit 5.1)
   23.3*     Consent of Richards, Layton & Finger, P.A. (included in Exhibit
             5.2)
   23.4      Consent of Roth Murphy Sanford L.L.P.
   24.1*     Power of Attorney of certain officers and directors of the
             Corporation (located on the signature page to the initial filing of the Form S-1)
   25.1*     Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee under the Indenture
   25.2*     Form T-1 Statement of Eligibility of Wilmington Trust Company to
             act as trustee under the Declaration of Trust of Crescent Capital
             Trust I
   25.3*     Form T-1 Statement of Eligibility of Wilmington Trust Company
             under the Guarantee for the benefit of the holders of the Trust
             Preferred Securities
   27.1*     Financial Data Schedules

_____________

*  Previously filed.

(b)  Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     Each of the undersigned Registrants hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, trustees, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, trustee, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, trustee, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, State of Louisiana on the 27th day of October 1999.

                              CB&T HOLDING CORPORATION

                              By: /s/ Gary N. Solomon
                                  ---------------------------------------------
                                  Gary N. Solomon
                                  Chairman of the Board and Chief
                                   Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Name                           Title                            Date
--------------------------     --------------------------         --------------------------
                               Chairman of the Board and          October 27, 1999
/s/ Gary N. Solomon            Chief Executive Officer
--------------------------     (principal executive officer)
Gary N. Solomon

                               Vice President and Chief           October 27, 1999
/s/ F. William Haacke, Jr.     Financial Officer
--------------------------     (principal financial and
F. William Haacke, Jr.         accounting officer)


/s/ Ronald P. Briggs           Director                           October 27, 1999
--------------------------
Ronald P. Briggs

/s/ Daniel B. Buckman*         Director                           October 27, 1999
--------------------------
Daniel B. Buckman

/s/ John A. Meltzer*           Director                           October 27, 1999
--------------------------
John A. Meltzer

/s/ Fred B. Morgan, III       Director and President            October 27, 1999
---------------------------
Fred B. Morgan, III

/s/ Robert L. Redfearn         Director                         October 27, 1999
-----------------------------
Robert L. Redfearn

/s/ Martha N. Solomon          Director                         October 27, 1999
-----------------------------
Martha N. Solomon


*Pursuant to power of attorney.
 ------------------------------

     Pursuant to the requirements of the Securities Act of 1933, Crescent Capital Trust I has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, State of Louisiana on the 27th day of October 1999.

                           CRESCENT CAPITAL TRUST I


                           By: /s/ Gary N. Solomon
                               -------------------------------------------------
                               Gary N. Solomon
                               Administrative Trustee

                           By: /s/ Paul R. Trapani, Jr.
                               -------------------------------------------------
                               Paul R. Trapani, Jr.
                               Administrative Trustee

                           By: /s/ F. William Haacke, Jr.
                               -------------------------------------------------
                               F. William Haacke, Jr.
                               Administrative Trustee